   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1998


                                                      REGISTRATION NO. 333-42331
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               SINGAPORE                           0-23354                        NOT APPLICABLE
    (STATE OR OTHER JURISDICTION OF       (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER IDENTIFICATION NO.)
             INCORPORATION)

                            ------------------------

                           514 CHAI CHEE LANE #04-13
                            BEDOK INDUSTRIAL ESTATE
                                SINGAPORE 469029
                                 (65) 449-5255
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MICHAEL E. MARKS
                            CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.
                           514 CHAI CHEE LANE #04-13
                            BEDOK INDUSTRIAL ESTATE
                                SINGAPORE 469029
                                 (65) 449-5255
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            GORDON K. DAVIDSON, ESQ.
                            DAVID K. MICHAELS, ESQ.
                               TRAM T. PHI, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration
Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-42331


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                3,288,459 SHARES

                                      LOGO

                                ORDINARY SHARES
                          (S$.01 PAR VALUE PER SHARE)
                            ------------------------

     This Prospectus relates to the public offering, which is not being underwritten, of 3,288,459 Ordinary Shares, S$.01 par value per share, of Flextronics International Ltd. ("Flextronics," the "Company" or the "Registrant"). All 3,288,459 shares (the "Shares") may be offered by certain shareholders of the Company or by pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") who received such shares in connection with the acquisitions of Neutronics Electronics Industries Holding AG ("Neutronics"), DTM Products, Inc. ("DTM"), and Energipilot AB ("Energipilot"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.


     The Selling Shareholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. See "Plan of Distribution."


     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.


     The Ordinary Shares are quoted on the Nasdaq National Market under the symbol FLEXF. On February 25, 1998 the average of the high and low price for the Ordinary Shares was $44.625 per share.


     See "Risk Factors" commencing on page 4 for a discussion of certain factors that should be considered by prospective purchasers.
                            ------------------------


     The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution" herein for a description of indemnification agreements.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 1998

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

     Flextronics International Ltd. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Ordinary Shares are quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, 9513 Key West Avenue, Rockville, Maryland 20850. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION THE STATEMENTS UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," ARE, OR MAY BE DEEMED TO BE, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). VARIOUS ECONOMIC AND COMPETITIVE FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING FACTORS WHICH ARE OUTSIDE THE CONTROL OF THE COMPANY, SUCH AS SIGNIFICANT LEVERAGE; MANAGEMENT OF EXPANSION AND CONSOLIDATION; REPLACEMENT OF MANAGEMENT INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE; ACQUISITIONS; RISKS OF KARLSKRONA PURCHASE AGREEMENT; CUSTOMER CONCENTRATION AND DEPENDENCE ON ELECTRONICS IN-

DUSTRY; VARIABILITY OF CUSTOMER REQUIREMENTS AND OPERATING RESULTS; RAPID TECHNOLOGICAL CHANGE; COMPETITION; RISKS OF INCREASED TAXES; RISKS OF INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS; LIMITED AVAILABILITY OF COMPONENTS; DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES; ENVIRONMENTAL COMPLIANCE RISKS; PROTECTION OF INTELLECTUAL PROPERTY; AND THE OTHER FACTORS NOTED IN THIS PROSPECTUS WITH RESPECT TO THE COMPANY'S BUSINESSES ("CAUTIONARY STATEMENTS"). ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON BEHALF OF THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH CAUTIONARY STATEMENTS.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. In this Prospectus, references to "U.S. dollars" and "$" are to United States currency and references to "Singapore dollars" and "S$" are to Singapore currency.

                                  THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is a provider of advanced contract manufacturing services to original equipment manufacturers ("OEMs") in the communications, computer, consumer electronics and medical device industries. Flextronics offers a full range of services including product design, printed circuit board ("PCB") fabrication and assembly, materials procurement, inventory management, final system assembly and testing, packaging and distribution. The components, subassemblies and finished products manufactured by Flextronics incorporate advanced interconnect, miniaturization and packaging technologies, such as surface mount ("SMT"), chip-on-board ("COB"), ball grid array ("BGA") and miniaturized gold-plated PCB technology. The Company's strategy is to use its global manufacturing capabilities and advanced technological expertise to provide its customers with a complete manufacturing solution, highly responsive and flexible service, accelerated time to market and reduced production costs. The Company targets leading OEMs, in growing vertical markets, with which it believes it can establish long-term relationships, and serves its customers on a global basis from its strategically located facilities in Asia, the United States, Mexico and Europe. The Company's customers include Advanced Fibre Communications, Braun/ThermoScan, Cisco Systems, Ericsson, Harris DTS, Lifescan (a Johnson & Johnson company), Microsoft, Philips Electronics and 3Com/US Robotics.

     On March 27, 1997, the Company acquired from Ericsson Business Networks AB ("Ericsson") two manufacturing facilities (the "Karlskrona Facilities") located in Karlskrona, Sweden and related inventory, equipment and other assets for approximately $82.4 million in cash. The Karlskrona Facilities include a 220,000 square foot facility and a 110,000 square foot facility, each of which is ISO 9002 certified. The Company is currently utilizing the Karlskrona Facilities to assemble and test PCBs, network switches, cordless base stations and other components for business communications systems sold by Ericsson pursuant to a multi-year purchase agreement (the "Purchase Agreement"). The Company intends to also use the Karlskrona Facilities to offer advanced contract manufacturing services to other European OEMs in the telecommunications and other industries, which the Company believes are beginning to outsource the manufacture of significant product lines. See "Business -- Recent Acquisitions."

     On October 30, 1997 the Company acquired 92% of the outstanding ordinary shares of Neutronics Electronics Industries Holding AG ("Neutronics"), an Austrian PCB assembly company with operations in Austria and Hungary, in exchange for 2,806,000 Ordinary Shares of the Company. Neutronics' subsidiaries have three manufacturing facilities in Hungary (including a campus in Sarvar) and one manufacturing facility in Austria. These facilities, which total 718,000 square feet and have a total of approximately 3,500 employees, are engaged primarily in PCB assembly, as well as related activities such as engineering and design, and injection molded plastics.

     Since 1994, the Company has substantially expanded its manufacturing capacity, technological capabilities and service offerings, both through acquisitions and internal growth. In fiscal 1997, in addition to the acquisition of the Karlstrona Facilities, the Company expanded its advanced PCB design capabilities by acquiring Fine Line Printed Circuit Design, Inc. ("Fine Line") for 223,321 Ordinary Shares; expanded its presence in China by investing in FICO Investment Holding Limited ("FICO"), a producer of injection molded plastics for Asian electronics companies; opened an additional manufacturing facility in San Jose, California; closed manufacturing operations at its Richardson, Texas facility; and downsized manufacturing operations in Singapore. The Company has recently substantially expanded its manufacturing operations by expanding its integrated campus in Doumen, China, constructing a new manufacturing campus in Guadalajara, Mexico and adding facilities in San Jose, California. In fiscal 1998, in addition to the Neutronics acquisition, the Company acquired DTM Products, Inc., a Colorado-based producer of injection molded plastics for North American OEMs, in exchange for 252,469 Ordinary Shares, and Energipilot AB, a Swedish company principally engaged in providing cables and engineering services for Northern European OEMs, in exchange for 229,990 Ordinary Shares, and the Company signed a definitive agreement to acquire Conexao Informatica Ltda., a Brazil-based contract manufacturer. See "Risk Factors -- Acquisitions."

                                  RISK FACTORS

SIGNIFICANT LEVERAGE

     The Company has significant amounts of outstanding indebtedness and interest cost. The Company's level of indebtedness presents risks to investors, including the possibility that the Company may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due. The Company's indebtedness at December 31, 1997 included $150.0 million principal amount of 8.75% senior subordinated notes due 2007, $14.5 million in bank borrowings, $27.0 in capital lease obligations and $14.7 million of other debt instruments compared to $72.0 million at December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Credit Facility."

     Additionally, the Company's level of indebtedness could have a material adverse effect on the Company's future operating performance, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's leverage may place the Company at a competitive disadvantage; (iii) the Company's operating flexibility is limited by covenants that, among other things, limit its ability to incur additional indebtedness, grant liens, make capital expenditures and enter into sale and leaseback transactions; and (iv) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions.

     The Company may seek growth through selective acquisitions, including significant acquisitions. The Company could incur substantial additional indebtedness in connection with a significant acquisition, in which event the Company's leverage would increase.

MANAGEMENT OF EXPANSION AND CONSOLIDATION

     The Company is currently experiencing a period of rapid expansion through both internal growth and acquisitions, with net sales increasing from $81.0 million in fiscal 1992 to $640.0 million in fiscal 1997 and $782.0 million in the first nine months of fiscal 1998. There can be no assurance that the Company's historical growth will continue or that the Company will successfully manage the integration of acquired operations. Expansion has caused, and is expected to continue to cause, strain on the Company's infrastructure, including its managerial, technical, financial and other resources. To manage further growth, the Company must continue to enhance financial controls and hire additional engineering and sales personnel. The Company's ability to manage any future growth effectively will require it to attract, train, motivate and manage new employees successfully, to integrate new employees into its overall operations and to continue to improve its operational systems. The Company may experience certain inefficiencies as it integrates new operations and manages geographically dispersed operations. There can be no assurance that the Company will be able to manage its expansion effectively, and a failure to do so could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. In addition, the Company's results of operations, prospects or debt service ability would be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with expansion.

     Expansion through acquisitions and internal growth has contributed to the Company's incurring significant accounting charges and experiencing volatility in its operating results. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with its expansion efforts. See "-- Acquisitions." In addition, the Company has recently completed the construction of significant new facilities in Guadalajara, Mexico, Doumen, China, and San Jose, California, resulting in new fixed costs and other operating expenses, including substantial increases in depreciation expense that will increase the Company's cost of sales. There can be no assurance that the Company will utilize a sufficient portion of the capacity of these new and expanded facilities to offset the impact of these expenses on its gross margins and operating income. If revenue levels do not increase sufficiently to offset these new expenses, the Company's results of operations, prospects or debt service ability could be materially adversely affected.

     The Company is in the process of substantially expanding its manufacturing capacity at many of its facilities, and plans to significantly expand its manufacturing campuses in Shenzhen, China, Sarvar, Hungary, Guadalajara, Mexico and San Jose, California by adding new facilities and equipment. The Company expects substantial new capital expenditures and operating lease commitments in connection with this expansion. The Company intends to finance the capital expenditures with net cash from operations, existing cash balances and borrowings under the Credit Facility. No assurance can be given as to the availability of such net cash from operations or borrowings, or as to the availability or terms of any operating leases, and if such funds and leases are not available, the Company could be required to curtail the construction of the new facilities. There can be no assurance that the Company will not encounter unforeseen difficulties, costs or delays in developing, constructing and equipping the new manufacturing facilities, and there can be no assurance as to when it will complete construction. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. The development and construction of the new facilities are subject to significant risks and uncertainties, including cost estimation errors and overruns, construction delays, weather problems, equipment delays or shortages, labor shortages and disputes, production start-up problems and other factors. As many of such factors are beyond the Company's control, the Company cannot predict the length of any such delays, which could be substantial and could result in substantial cost overruns. Such delays would adversely affect the Company's sales growth and the Company's ability to timely meet delivery schedules. Furthermore, the Company's development and construction of the new facilities will result in new fixed and operating expenses, including substantial increases in depreciation expense and rental expense that will increase the Company's cost of sales. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results could be materially adversely affected.

REPLACEMENT OF MANAGEMENT INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE

     The Company is beginning the process of replacing its management information systems. The new systems will significantly affect many aspects of the Company's business, including its manufacturing, sales and marketing, and accounting functions, and the Company's ability to integrate the Karlskrona Facilities, which must be converted to the new system. In addition, the successful implementation of these systems will be important to facilitate future growth. The Company currently anticipates that the complete installation of its new management information systems will take at least eighteen months, and implementation of the new systems could cause significant disruption in operations. If the Company is not successful in implementing its new systems or if the Company experiences difficulties in such implementation, the Company could experience problems with the delivery of its products or an adverse impact on its ability to access timely and accurate financial and operating information.


     The Company is in the process of identifying operating issues related to the ability of its information systems to process dates beginning with the year 2000 ("Year 2000 compliance"). The new management information systems are designed to be Year 2000 compliant. However, there can be no assurance that the management information systems will be Year 2000 compliant or that such systems will be implemented by Year 2000, and any failure to be Year 2000 compliant or to effectively implement the new management information systems by Year 2000 could have a material adverse effect on the Company's business and results of operations. There can be no assurance that the Company's customers and suppliers have, or will have, management information systems that are Year 2000 compliant. However, the Company does not anticipate that any Year 2000 compliance problems facing its customers or suppliers would have a material adverse effect on the Company's business and results of operations.


ACQUISITIONS

     Acquisitions have represented a significant portion of the Company's growth strategy, and the Company intends to continue to pursue attractive acquisition opportunities. Acquisitions involve a number of risks in addition to those described under "-- Management of Expansion and Consolidation" that could adversely affect the Company, including the diversion of management's attention, the integration and assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. The Company may not have had any experience with technologies, processes and markets involved with the acquired business and accordingly may lack the management and marketing experience that will be necessary to successfully operate and integrate the business. The successful operation of an acquired business will require communication and cooperation in product development and marketing among senior executives and key technical personnel. Given the inherent difficulties involved in completing a major business combination, there can be no assurance that such cooperation will occur or that integration of the respective businesses will be successful and will not result in disruption in one or more sectors of the Company's business. In addition, there can be no assurance that the Company will retain key technical, management, sales and other personnel, that the market will favorably view the Company's entry into a new industry or market or that the Company will realize any of the other anticipated benefits of the acquisition. Furthermore, additional acquisitions would require investment of financial resources, and may require debt or equity financing. No assurance can be given that the Company will consummate any acquisitions in the future, that any past or future acquisition by the Company will not materially adversely affect the Company, its results of operations, prospects or debt service ability, or that any such acquisition will enhance the Company's business.

     The March 27, 1997 acquisition of the Karlskrona Facilities and the execution of a multi-year purchase agreement (the "Purchase Agreement") between the Company and Ericsson (together the "Karlskrona Acquisition") and the October 30, 1997 acquisition of Neutronics each represent a significant expansion of the Company's operations and entail a number of risks. The acquired operations are now being integrated into the Company's ongoing manufacturing operations. This requires optimizing production lines, implementing new management information systems, implementing the Company's operating systems, and assimilating and managing existing personnel. The difficulties of this integration may be further complicated by the geographical distance of the Karlskrona Facilities and Neutronics' operations from the Company's current operations in Asia and North America. In addition, these acquisitions have increased and will continue to increase the Company's expenses and working capital requirements, and place burdens on the Company's management resources. In the event the Company is unsuccessful in integrating these operations, the Company would be materially adversely affected. In addition, prior to the acquisitions of the Karlskrona Facilities and Neutronics, the Company had no experience operating in Sweden or in Central Europe, and there can be no assurance that the Company will achieve acceptable levels of profitability at the acquired operations, or that the acquisitions will not adversely affect its gross margins.

     The Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement.

     The Company intends to use the Karlskrona Facilities to manufacture products for OEMs other than Ericsson. The Company has no commitments by any third party to purchase manufacturing services to be provided at the Karlskrona Facilities, and no assurance can be given that the Company will be successful in marketing and providing manufacturing services to third parties from the Karlskrona Facilities. Further, no assurances can be given as to the Company's ability to expand manufacturing capacity at the Karlskrona Facilities.

     Since the Company's acquisition of Astron, the net sales generated by Astron's then-existing products and services, and by its products and services then under development, have grown at rates significantly lower than those anticipated by the Company at the time of the acquisition and significantly lower than those assumed in the independent valuation used by the Company in allocating the purchase price of Astron to the assets acquired. The Company has not yet completed development of other technologies that were material to its valuation of Astron and which it initially anticipated completing in fiscal 1996 and 1997. The completion of such development is subject to a number of uncertainties, including potential difficulties in optimizing manufacturing processes and the potential development of alternative technologies by competitors that could render Astron's technologies uncompetitive or obsolete. Accordingly, no assurances can be given as to whether or when the Company will be able to complete the development of such technologies, as to the cost of such development, or as to potential sales of products based on such technologies. The capabilities provided by the technologies under development may not otherwise be available to the Company. Accordingly, the failure by the Company to successfully develop such technologies would limit the Company's ability to compete effectively for business requiring certain advanced capabilities, and would prevent it from achieving the anticipated benefits of the Astron acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     In the second quarter of fiscal 1998, the Company reduced its estimate of the useful lives of the goodwill and intangible assets (consisting of goodwill, customer lists and trademarks and tradenames) arising from the Astron acquisition from approximately twenty years to ten years. This reduction will increase the Company's amortization assets per quarter by approximately $279,000.

RISKS OF KARLSKRONA PURCHASE AGREEMENT

     As a result of the Karlskrona Acquisition, sales to Ericsson represent, and the Company expects will continue to represent, a large portion of its net sales. The Company currently anticipates that sales to Ericsson will represent from 25% to 40% of its net sales in fiscal 1998. Prior to the Karlskrona Acquisition, Ericsson was not a substantial customer of the Company. There can be no assurance that the Company can reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, there can be no assurance that the Company will not encounter difficulties in meeting Ericsson's expectations as to product quality and timeliness. If Ericsson's requirements exceed the volume anticipated by the Company, the Company may be unable to meet these requirements on a timely basis. The Company's inability to meet Ericsson's volume, quality, timeliness and cost requirements, and to quickly resolve any other issues with Ericsson, could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. There can also be no assurance that Ericsson will purchase a sufficient quantity of products from the Company to meet the Company's expectations or that the Company will utilize a sufficient portion of the capacity of the Karlskrona Facilities to achieve profitable operations.

     The Company intends to use the Karlskrona Facilities to manufacture products for OEMs other than Ericsson. Ericsson has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors, or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities.

     The Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, the Purchase Agreement requires that the Company maintain a ratio of equity to total liabilities, debt and equity of at least 25%, and a current ratio of at least 120%. Further, the Purchase Agreement prohibits the Company from selling or relocating the equipment acquired in the transaction without Ericsson's consent. A material breach by the Company of any of the terms of the Purchase Agreement could allow Ericsson to repurchase the assets conveyed to the Company at the Company's book value or to obtain other relief, including the cancellation of outstanding purchase orders or termination of the Purchase Agreement. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. In addition, without Ericsson's consent, the Company may not enter into any transactions that could adversely affect its ability to continue to supply products and services to Ericsson under the Purchase Agreement or its ability to reduce costs and prices to Ericsson. As a result of these rights, Ericsson may, under certain circumstances, retain a significant degree of control over the Karlskrona Facilities and their management. See "Business -- Karlskrona Acquisition."

CUSTOMER CONCENTRATION; DEPENDENCE ON ELECTRONICS INDUSTRY

     A small number of customers are currently responsible for a significant portion of the Company's net sales. The Company's largest customer in the three and nine months ended December 31, 1997 was Ericsson, with net sales to Ericsson accounting for approximately 30% and 28% of its total net sales, respectively. See "-- Risks of Karlskrona Purchase Agreement." Net sales to Philips Electronics was approximately 11% for the nine months ended December 31, 1997. Net sales to the Company's top five customers during the nine months ended December 31, 1997 accounted for approximately 59% of consolidated sales compared to 49% during the nine months ended December 31, 1997. In fiscal 1997, the Company's five largest customers accounted for approximately 46% of net sales. Approximately 19% and 10% of the Company's net sales for fiscal 1997 were derived from sales to Philips Electronics and Lifescan, respectively, and approximately 28% and 11% of the Company's net sales for the first nine months of fiscal 1998 were derived from sales to Ericsson and Philips Electronics, respectively. The Company anticipates that a small number of customers will continue to account for a large portion of its net sales as it focuses on strengthening and broadening relationships with leading OEMs. See
"Business -- Customers" and "-- Karlskrona Acquisition."

     The composition of the group comprising the Company's largest customers has varied from year to year, and there can be no assurance that the Company's principal customers will continue to purchase products and services from the Company at current levels, if at all. For example, the Company expects that its sales to Global Village Communications in fiscal 1998 will be significantly lower than in recent periods. Significant reductions in sales to any of these customers, or the loss of one or more major customers, would have a material adverse effect on the Company. The Company generally does not obtain firm long-term volume purchase commitments from its customers, and over the past few years has experienced reduced lead-times in customer orders. In addition, customer contracts can be canceled and volume levels can be changed or delayed and such cancellations and delays could affect the ability of the Company to forecast purchase commitments accurately. The timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured. These risks are exacerbated because a majority of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change and product obsolescence.

     The factors affecting the electronics industry in general, or any of the Company's major customers in particular, could have a material adverse effect on the Company. The markets in which the Company's customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. The Company's success will depend to a significant extent on the success achieved by its customers in developing and marketing their products, some of which are new and untested. If technologies or standards supported by customers' products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     Credit terms are extended to customers after performing credit evaluations, which continue throughout a customer's contract period. Credit losses have occurred in the past, and no assurances can be given that credit losses, which could be material, will not occur in the future. The Company's concentration of customers increases the risk that any credit loss would have a material adverse effect on the Company, its results of operations, prospects or debt service ability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VARIABILITY OF CUSTOMER REQUIREMENTS AND OPERATING RESULTS

     Contract manufacturers must provide increasingly rapid product turnaround and respond to ever-shorter lead times. The Company generally does not obtain long-term purchase orders but instead works with its customers to anticipate the volume of future orders. In certain cases, the Company will procure components without a customer commitment to pay for them, and the Company must continually make other significant decisions for which it is responsible, including the levels of business that it will seek and accept, production schedules, personnel needs and other resource requirements, based on estimates of future customer requirements that are subject to significant change. A variety of conditions, both specific to the individual customer and generally affecting the industry, may cause customers to cancel, reduce or delay orders. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect the Company, its results of operations, prospects or debt service ability. On occasion, customers may require rapid increases in production, which can stress the Company's resources and reduce margins. Although the Company has increased its manufacturing capacity, there can be no assurance that the Company will have sufficient capacity at any given time to meet its customers' demands if such demands exceed anticipated levels.

     In addition to the variability resulting from the short-term nature of its customers' commitments, other factors have contributed, and may contribute in the future, to significant periodic and quarterly fluctuations in the Company's results of operations. These factors include, among other things: timing of orders; volume of orders relative to the Company's capacity; customers' announcements, introductions and market acceptance of new products or new generations of products; evolution in the life cycles of customers' products; timing of expenditures in anticipation of future orders; effectiveness in managing manufacturing processes; changes in cost and availability of labor and components; product mix; and changes or anticipated changes in economic conditions. In addition, the Company's net sales are adversely affected by the observance of local holidays during the fourth fiscal quarter in Malaysia and China, reduced production levels in Sweden in July, and the reduction in orders by certain customers in the fourth fiscal quarter reflecting a seasonal slowdown following the Christmas holiday.

     Expansion through acquisition and internal growth has contributed to the Company's incurring significant accounting charges and to volatility in its operating results. In the fourth quarter of fiscal 1996, the Company reported a substantial loss as a result of the write off of in-process research and development charges related to the Astron acquisition and the closing of facilities in Malaysia and China. In fiscal 1997, the Company reported charges associated with closing of its manufacturing facility in Texas, downsizing manufacturing operations in Singapore and writing-off of obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. In the third quarter of fiscal 1998, the Company reported a merger-related expenses of approximately $4.0 million as a result of its acquisitions of Neutronics, DTM and Energipilot and Neutronics' cancellation of its planned initial public offering. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with expansion, acquisitions and consolidation.

     The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

RAPID TECHNOLOGICAL CHANGE

     The markets in which the Company's customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. The Company's success will depend to a significant extent on the success achieved by its customers in developing and marketing their products, some of which are new and untested. If technologies or standards supported by customers' products become obsolete or fail to gain widespread commercial acceptance, the Company's business, results of operations, prospects or debt service ability may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations."

     The Company has made substantial investments in developing advanced interconnect technological capabilities. See "Business -- Services." These capabilities, primarily MCMs, miniature gold-finished PCBs and epoxy molding conductive compounds, currently account for a relatively small portion of the overall market for electronic interconnect products. The ability of the Company to achieve desired operating results will depend upon the extent to which customers design, manufacture and adopt systems based on these advanced technologies. There can be no assurance that the Company will be able to develop and exploit these technologies successfully. In addition, there can be no assurance that the Company will be able to exploit new technologies as they are developed or to adapt its manufacturing processes, technologies and facilities to address emerging customer requirements.

COMPETITION

     The electronics contract manufacturing industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. The Company competes against numerous domestic and foreign contract manufacturers, and current and prospective customers also evaluate the Company's capabilities against the merits of internal production. In addition, in recent years the electronics contract manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including the Company, have substantially expanded their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for contract manufacturing services, this increased capacity could result in substantial pricing pressures, which could adversely affect the Company's operating results. Certain of the Company's competitors, including Solectron Corporation and SCI Systems, have substantially greater manufacturing, financial, research and development and marketing resources than the Company. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could materially adversely affect the Company's competitive position, its results of operations, prospects or debt service ability. See "Business -- Competition."

RISK OF INCREASED TAXES

     The Company has structured its operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. If these tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among the Company's subsidiaries, the Company's taxes would increase and its results of operations, cash flow and debt service ability would be adversely affected. Substantially all of the products manufactured by the Company's Asian subsidiaries are sold to U.S.-based customers. While the Company believes that profits from its Asian operations are not sufficiently connected to the U.S. to give rise to U.S. federal or state income taxation, there can be no assurance that U.S. tax authorities will not challenge the Company's position or, if such challenge is made, that the Company would prevail in any such dispute. If the Company's Asian profits became subject to U.S. income taxes, the Company's worldwide effective tax rate would increase and its results of operations, cash flow and debt service ability would be adversely affected. The expansion by the Company of its operations in North America and Northern Europe may increase its worldwide effective tax rate. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Provision for Income Taxes."

RISKS OF INTERNATIONAL OPERATIONS

     The Company has substantial manufacturing operations located in Austria, China, Hungary, Malaysia, Sweden and the United States. In addition, the Company has recently constructed a manufacturing campus in Mexico, where the Company has never manufactured products. The Company's net sales derived from operations outside of the United States was $476.0 million in fiscal 1997, $161.8 million of which was derived from operations in Hong Kong, Mauritius and China, and was $610.0 million in the nine months ended December 31, 1997, $156.0 million of which was derived from operations in Hong Kong and China. The geographical distances between Asia, the United States, Mexico and Europe create a number of logistical and communications challenges. Because of the location of manufacturing facilities in a number of countries, the Company is affected by economic and political conditions in those countries, including fluctuations in the value of currency, duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, the burdens and costs of compliance with a variety of foreign laws and, in certain parts of the world, political instability. Changes in policies by the U.S. or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could also have a material adverse effect on the Company, its results of operations, prospects or debt service ability. The Company could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed. In addition, the attractiveness of the Company's services to its U.S. customers is affected by U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997.

     In particular, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China, Hungary and Mexico, where the Company is substantially expanding its operations, as well as in Hong Kong, where the Company maintains certain administrative and procurement operations. Changes in policies by the U.S. or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could also have a material adverse effect on the Company.

     Risks Relating to China. The Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China, where the Company is substantially expanding its operations. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. No assurance can be given, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.

     The Company could also be adversely affected by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in China.

     In addition, China currently enjoys Most Favored Nation ("MFN") status granted by the United States, pursuant to which the United States imposes the lowest applicable tariffs on Chinese exports to the United States. The United States annually reconsiders the renewal of MFN trading status for China. No assurance can be given that China's MFN status will be renewed in the future years. China's loss of MFN status could adversely affect the Company by increasing the cost to the U.S. customers of products manufactured by the Company in China.

     The Company maintains certain administrative, procurement and manufacturing operations in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China, and Hong Kong became a Special Administrative Region ("SAR"). Based on current political conditions and the Company's understanding of the Basic Law of the Hong Kong SAR of China, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company, its results of operations, prospects or debt service ability. There can be no assurance, however, that changes in political, legal or other conditions will not result in any such adverse effect.

     Risks Relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy. Accordingly, the actions of the Mexican government concerning the economy could have a significant effect on private sector entities in general and the Company in particular. In addition, during the 1980s, Mexico experienced periods of slow or negative growth, high inflation, significant devaluations of the peso and limited availability of foreign exchange. As a result of the Company's recent expansion in Mexico, economic conditions in Mexico will affect the Company.

     Risks Relating to Hungary. A majority of Neutronics' manufacturing operations are located in Hungary. Hungary has undergone significant political and economic change in recent years. Political, economic, social and other developments in Hungary may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by change in the Hungarian government or otherwise, could materially adversely affect the Company's operations and business. Annual inflation and interest rates in Hungary have been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Fluctuations of inflation and exchange rates could have an adverse effect on the Neutronics operations business and the market value of the Shares.

     Corporate contract, property, insolvency, competition and securities and other laws and regulations in Hungary have been, and continue to be, substantially revised during its transition to a market economy. Therefore, the interpretation and procedural safeguards of the new legal and regulatory system are in the process of being developed and defined and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all.

CURRENCY FLUCTUATIONS

     While Flextronics transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a portion of Flextronics' costs such as payroll, rent and indirect operation costs, are denominated in other currencies such as Singapore dollars, Swedish kronor, Hong Kong dollars, Malaysian ringgit, British pounds sterling, Austrian schillings, Hungarian forints and Chinese renminbi. Historically, fluctuations in foreign currency exchange rates have not resulted in significant exchange losses to the Company. As a result of the Karlskrona Acquisition, a significant portion of the Company's business has been, and is expected to continue to be, conducted in Swedish kronor. As a result of the acquisition of Neutronics, a portion of the Company's business has been, and is expected to continue to be, conducted in Hungarian forints. In recent years, the Hungarian forint has continued to depreciate, principally by way of devaluation, against the major currencies of Europe. Changes in the relation of these and other currencies to the U.S. dollar will affect the Company's cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

     The Company has not actively engaged in substantial exchange rate hedging activities. However, in August 1997 the Company entered into forward exchange contracts with respect to the kronor to reduce foreign exchange risks arising from a kronor-denominated intercompany loan. These contracts were settled in September 1997 and did not have a material effect on the Company's results of operations or cash flow. The Company's Austrian and Hungarian subsidiaries have limited involvement in the normal course of business with derivative financial instruments with off-balance sheet risks as a means of hedging its fixed Japanese yen and U.S. dollar currency exposure in relation to trade accounts payable and fixed purchase obligations. The Company had $6.8 million and $6.5 million of aggregate foreign currency forward exchange contracts outstanding at the end of fiscal 1997 and 1996, respectively. Because the Company only hedges fixed obligations, the Company does not expect that these hedging activities will have a material effect on its results of operations or cash flows. However, there can be no assurance that the Company will engage in any hedging activities in the future or that any of its hedging activities will be successful.

     Over the last five years, the Chinese renminbi has experienced significant devaluation against most major currencies. The establishment of the current exchange rate system as of January 1, 1994 produced a significant devaluation of the renminbi from $1.00 to Rmb 5.7 to approximately $1.00 to Rmb 8.7. The rates at which exchanges of renminbi into U.S. dollars may take place in the future may vary, and any material increase in the value of the renminbi relative to the U.S. dollar would increase the Company's costs and expenses and therefore would have a material adverse effect on the Company.

LIMITED AVAILABILITY OF COMPONENTS

     A substantial majority of the Company's net sales are derived from turnkey manufacturing in which the Company is responsible for procuring materials, which typically results in the Company bearing the risk of component price increases. At various times there have been shortages of certain electronics components, including DRAMs, memory modules, logic devices, ASICs, laminates, specialized capacitors and integrated circuits in bare-die form. Component shortages could result in manufacturing and shipping delays or higher prices which could have a material adverse effect on the Company, its results of operations, prospects or debt service ability.

DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES

     The Company's success depends to a large extent upon the continued services of key executives and skilled personnel. Generally, the Company's employees are not bound by employment or noncompetition agreements. The Company has entered into service agreements with certain officers, including Ronny Nilsson and Tsui Sung Lam, some of which contain non-competition provisions and provides its officers and key employees with stock options that are structured to incentivize such employees to remain with the Company. However, there can be no assurance as to the ability of the Company to retain its officers and key employees. The loss of such personnel could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. The Company's business also depends upon its ability to continue to recruit, train and retain skilled and semi-skilled employees, particularly administrative, engineering and sales personnel. There is intense competition for skilled and semi-skilled employees, particularly in the San Jose, California market, and the Company's failure to recruit, train and retain such employees could adversely affect the Company, its results of operations, prospects or debt service ability.

ENVIRONMENTAL COMPLIANCE RISKS

     The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. Substrates for its MCMs are manufactured on a semiconductor-type fabrication line in California owned by the Company. The Company is also expanding its printed circuit board fabrication operations in China. Proper handling, storage and disposal of the metals and chemicals used in these manufacturing processes are important considerations in avoiding environmental contamination. Although the Company believes that its facilities are currently in material compliance with applicable environmental laws, and it monitors its operations to avoid violations arising from human error or equipment failures, there can be no assurances that violations will not occur. In the event of a violation of environmental laws, the Company could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its effluent discharge permits. Any such revocations could require the Company to cease or limit production at one or more of its facilities, thereby having a material adverse effect on the Company's operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on the Company, its results of operations, prospects or debt service ability.

PROTECTION OF INTELLECTUAL PROPERTY

     The Company relies on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company seeks to protect certain of its technology under trade secret laws, which afford only limited protection. There can be no assurance that any of the Company's pending patent applications will be issued or that intellectual property laws will protect the Company's intellectual property rights. In addition, there can be no assurance that any patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop similar technology or design around any patents issued to the Company. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which the Company operates. In particular, the Company may be afforded only limited protection of its intellectual property rights in China.

     The Company may in the future be notified that it is infringing certain patent or other intellectual property rights of others, although there are no such pending lawsuits against the Company or unresolved notices that it is infringing intellectual property rights of others. No assurance can be given that in the event of such infringement, licenses could be obtained on commercially reasonable terms, if at all, or that litigation will not occur. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of such claims could materially adversely affect the Company, its results of operations, prospects or debt service ability.

VOLATILITY OF MARKET PRICE OF ORDINARY SHARES

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies and that have often been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Ordinary Shares will not be subject to similar fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market prices of the Company's securities, including the Ordinary Shares.

                        ENFORCEMENT OF CIVIL LIABILITIES

     The Company is incorporated in Singapore under the Companies Act. Certain of its directors and executive officers (and certain experts named in this Prospectus) reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of the assets of the Company (other than its U.S. subsidiaries), are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or the Company or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                   DIVIDENDS

     Since inception, the Company has not declared or paid any cash dividends on its Ordinary Shares, and the Credit Facility prohibits the payment of cash dividends without the lenders' prior consent. The terms of the Company's senior subordinated notes also restrict the Company's ability to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Credit Facility." The Company anticipates that all earnings in the foreseeable future will be retained to finance the continuing development of its business.

                         PRICE RANGE OF ORDINARY SHARES

     The Company's Ordinary Shares are traded on the Nasdaq National Market under the symbol "FLEXF". The following table shows the high and low closing sale prices of the Company's Ordinary Shares since the beginning of the Company's 1996 fiscal year.


                                                                        HIGH      LOW
                                                                        -----    -----
        Fiscal 1996
          First Quarter.............................................    $21 7/8  $13 1/2
          Second Quarter............................................    $26 3/4  $21 3/4
          Third Quarter.............................................    $30      $21
          Fourth Quarter............................................    $35 3/4  $25 3/4
        Fiscal 1997
          First Quarter.............................................    $39      $25
          Second Quarter............................................    $28 1/4  $17
          Third Quarter.............................................    $37 1/4  $21
          Fourth Quarter............................................    $29 3/4  $19 5/8
        Fiscal 1998
          First Quarter.............................................    $27      $17 1/2
          Second Quarter............................................    $47 3/8  $26 3/8
          Third Quarter.............................................    $49 1/2  $29
          Fourth Quarter (through February 25, 1998)................    $45      $32



     On February 25, 1998, the closing sale price of the Ordinary Shares was $44.625 per share.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company as of and for each of the nine months ended December 31, 1996 and 1997 and as of and for the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997. The selected financial data for the fiscal years ended March 31, 1995, 1996 and 1997 and as of March 31, 1996 and 1997 has been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is included elsewhere herein. The selected financial data as of December 31, 1997 and 1996 and for the nine months ended December 31, 1996 and 1997 has been derived from the unaudited financial statements of the Company for such periods. The selected financial data as of March 31, 1993, 1994 and 1995 and for the years ended March 31, 1993 and 1994 has been derived from the consolidated financial statements of the Company which were audited by other auditors. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation have been made. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere herein.

                                                                                                             NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED MARCH 31,                      DECEMBER 31,
                                                 ------------------------------------------------------     -------------------
                                                   1993       1994       1995     1996(1)        1997         1996       1997
                                                 --------   --------   --------   --------     --------     --------   --------
                                                                                                                (UNAUDITED)
Net sales......................................  $100,759   $131,345   $292,149   $572,045     $640,007     $467,787   $782,013
Cost of sales..................................    91,794    117,392    265,426    517,732      575,142      421,931    705,496
                                                 --------   --------   --------   --------     --------     --------   --------
Gross margin...................................     8,965     13,953     26,723     54,313       64,865       45,856     76,517
Selling, general and administrative............     7,131      8,667     15,771     28,138       36,277       26,101     38,143
Goodwill and intangible amortization...........       388        419        762      1,296        2,648        2,152      2,704
Provision for plant closings...................        --        830         --      1,254(1)     5,868(2)     2,321         --
Acquired in-process research and development...        81        202         91     29,000(1)        --           --         --
                                                 --------   --------   --------   --------     --------     --------   --------
Income (loss) from operations..................     1,365      3,835     10,099     (5,375)      20,072       15,282     35,670
Merger-related expenses........................        --         --       (816)        --           --           --     (4,000)
Other, net.....................................    (2,329)    (1,446)    (1,814)    (4,924)      (6,425)      (2,434)    (9,705)
                                                 --------   --------   --------   --------     --------     --------   --------
Income (loss) before income taxes..............      (964)     2,389      7,469    (10,299)      13,647       12,848     21,965
Provision for income taxes.....................       264        654      1,588      3,847        2,027        2,029      2,856
Extraordinary gain.............................        --        416         --         --           --           --         --
                                                 --------   --------   --------   --------     --------     --------   --------
Net income (loss)..............................  $ (1,228)  $  2,151   $  5,881   $(14,146)    $ 11,620     $ 10,819   $ 19,109
                                                 ========   ========   ========   ========     ========     ========   ========
Diluted net income (loss) per share............  $  (0.17)  $   0.28   $   0.40   $  (0.92)    $   0.67     $   0.62   $   1.03
                                                 ========   ========   ========   ========     ========     ========   ========
Weighted average Ordinary Shares and
  equivalents outstanding -- diluted...........     7,382      7,730     14,882     15,436       17,363       17,358     18,631

                                                                                                             NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED MARCH 31,                      DECEMBER 31,
                                                 ------------------------------------------------------     -------------------
                                                   1993       1994       1995       1996         1997         1996       1997
                                                 --------   --------   --------   --------     --------     --------   --------
                                                                                                                (UNAUDITED)
Balance Sheet Data:
Working capital................................    (1,201)    30,669     36,737     25,527      (30,245)      24,841    150,624
Total assets...................................    52,430    103,129    185,186    309,267      446,292      316,160    633,998
Long-term debt and capital lease obligations
  including current portion....................    17,243      4,755     23,055     75,566      165,916       71,705    206,242
Shareholders' equity...........................    (2,256)    46,703     68,433     85,571       99,345       97,665    207,407

---------------

(1) In fiscal 1996, the Company wrote off $29.0 million of in-process research and development associated with the acquisition of Astron and also recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysian plants and its Shekou, China operations.

(2) In fiscal 1997, the Company incurred plant closing expenses aggregating $5.9 million in connection with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, the write-off of excess equipment and severance obligations at the nCHIP semiconductor fabrication operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained herein, the matters discussed below and elsewhere herein are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "expects," "anticipates," "believes," "intends," "plans" and similar expressions identify forward-looking statements, which speak only as of the date hereof. These forward-looking statements are subject to certain risks and uncertainties, including, without limitation, those discussed in "Risk Factors," that could cause future results to differ materially from historical results or those anticipated.

OVERVIEW

     The Company was organized in Singapore in 1990 to acquire the Asian contract manufacturing operations and certain U.S. design, sales and support operations of Flextronics, Inc. (the "Predecessor"), which had been in the contract manufacturing business since 1982. The acquisition of the selected operations of the Predecessor for approximately $39.0 million was completed in June 1990 and was financed with approximately $20.0 million of secured long-term bank debt, $4.0 million of subordinated debt and $15.0 million of equity. After such acquisition, the equity investors held approximately 55% of the outstanding share capital of the Company. The Company's results of operations for periods following the 1990 acquisition and through March 1994 reflect the interest expense associated with the indebtedness incurred in connection with this transaction.

     In July 1993, a group of new investors acquired a controlling interest in the Company through the acquisition of substantially all of the interest in the Company that had been retained by the Predecessor, a direct equity investment of $3.2 million in the Company and the purchase of a portion of the shares acquired by the investors in the 1990 acquisition. In December 1993, the Company raised an additional $7.0 million of equity capital from investors ($3.7 million of which represented the conversion of its outstanding subordinated debt into equity). In March 1994, the Company raised $32.5 million in an initial public offering of Ordinary Shares. In August 1995, the Company raised an additional $22.3 million in a public offering of Ordinary Shares.

     In recent years, the Company has substantially expanded its manufacturing capacity, technological capabilities and service offerings, through both acquisitions and internal growth. See "Risk Factors -- Management of Expansion and Consolidation," "Risk Factors -- Acquisitions" and Note 11 of Notes to Consolidated Financial Statements.

     In January 1995, the Company acquired nCHIP, Inc. ("nCHIP") in exchange for an aggregate of approximately 2,450,000 Ordinary Shares in a transaction accounted for as a pooling-of-interests. The Company sold nCHIP's semiconductor wafer fabrication facilities to a third party in February 1998.

     In February 1996, the Company acquired Astron Group Limited ("Astron") in exchange for (i) $13.4 million in cash, (ii) $15.0 million in 8% promissory notes ($10.0 million of which was paid in February 1997 and $5.0 million of which was paid in February 1998), (iii) 238,684 Ordinary Shares issued at closing and (iv) Ordinary Shares with a value of $10.0 million to be issued on June 30, 1998. The Company also paid an earnout of an additional $6.25 million in cash in April 1997, based on the pre-tax profit of Astron for the calendar year ended December 31, 1996. In addition, the Company agreed to pay a $15.0 million consulting fee in June 1998 to an entity affiliated with Stephen Rees, a former shareholder and the Chairman of Astron, pursuant to a services agreement among the Company, one of its subsidiaries and the affiliate of Mr. Rees (the "Services Agreement"). Payment of the fee was conditioned upon, among other things, Mr. Rees' continuing as Chairman of Astron through June 1998. Mr. Rees currently also serves as a director and executive officer of the Company.

     In March 1997, the Company and Mr. Rees' affiliate agreed to remove the remaining conditions to payment of the fee and to reduce the amount of the fee, which remains payable in June 1998, to $14.0 million. This reduction was negotiated in view of (i) a settlement in March 1997 of the amount of the earnout payable by the Company to the former shareholders of Astron in which the Company agreed to certain matters, previously in dispute, affecting the amount of the earn-out payment, and (ii) the elimination of the conditions to payment and of Mr. Rees' ongoing obligations under the Services Agreement. Accordingly, the only remaining obligation of either party is the Company's unconditional obligation to pay the $14.0 million fee in June 1998. Of the $14.0 million, $5.0 million must be paid in cash. The remainder may be paid in either cash or Ordinary Shares at the option of the Company, and the Company intends to pay such amount in Ordinary Shares.

     Since the Company's acquisition of Astron, the net sales generated by Astron's then-existing products and services, and by its products and services then under development, have grown at rates significantly lower than those anticipated by the Company at the time of the acquisition and significantly lower than those assumed in the independent valuation used by the Company in allocating the purchase price of Astron to the assets acquired. The Company believes that this is attributable primarily to (i) delays in developing certain new technologies as a result of several factors, including the unanticipated complexity of many of the new technologies, difficulties in achieving expected production yields, changes in the Company's development priorities and unavailability of certain materials; (ii) interruptions in production and diversions of resources, resulting from a fire in Astron's facilities in Doumen, China in April 1996 (although the Company does not currently expect that such event will have a significant long-term effect on Astron's business, customer base or intangible assets); (iii) reduced sales of certain products to end-users by certain of Astron's customers; and (iv) changes in product mix that adversely affected production efficiency. The Company estimates that, at the time of the acquisition, the average remaining economic life of Astron's developed process technologies was seven years. While the Company has completed the development of certain of the technologies that were under development at the time of the acquisition, the Company has not yet completed development of other technologies that were material to its valuation of Astron and which it initially anticipated completing in fiscal 1996 and 1997. The Company currently anticipates that completion of these technologies will require the expenditure of approximately $5.0 million through fiscal 1999, consisting primarily of the cost of internal engineering staff and related overhead, materials costs and other expenses. The completion of such development is subject to a number of uncertainties, including potential difficulties in optimizing manufacturing processes and the potential development of alternative technologies by competitors that could render Astron's technologies uncompetitive or obsolete. Accordingly, no assurances can be given as to whether, or when, the Company will be able to complete the development of such technologies, as to the cost of such development, or as to potential sales of products based on such technologies. The capabilities provided by the technologies under development may not otherwise be available to the Company. Accordingly, the failure by the Company to successfully develop such technologies would limit the Company's ability to compete effectively for business requiring certain advanced capabilities, and would prevent it from achieving the anticipated benefits of the Astron acquisition. See "Risk Factors -- Acquisitions" and "-- Results of
Operations -- Acquired In-Process Research and Development."

     In the fourth quarter of fiscal 1996, the Company recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysian plants and its Shekou, China operations in addition to the write-off of $29.0 million of in-process research and development associated with the acquisition of Astron. Without taking into account these write-offs and charges, the Company's net income and earnings per share in fiscal 1996 would have been $16.1 million and $1.05, respectively.

     On November 25, 1996, the Company acquired Fine Line for an aggregate of 223,321 Ordinary Shares in a transaction accounted for as pooling of interests. The Company's prior financial statements were not restated because the financial results of Fine Line did not have a material impact on the consolidated results.

     On December 20, 1996, the Company acquired 40% of FICO for $5.2 million. Of this, the Company paid $3.0 million in December 1996 and paid the $2.2 million balance in the third quarter of fiscal 1998. The Company also has an option to purchase the remaining 60% interest of FICO in 1998 for a price that is dependent on the financial performance of FICO for the year ending December 31, 1997.

     On March 27, 1997, the Company acquired the Karlskrona Facilities for approximately $82.4 million. The acquisition was financed by borrowings from banks, which the Company repaid in October 1997 with the net proceeds from the Company's debt and equity offerings. The transaction has been accounted for under the purchase method. As a result, the purchase price was allocated to the assets based on their estimated fair market values at the date of acquisition. The Karlskrona Facilities include a 220,000 square foot facility and a 110,000 square foot facility, each of which is ISO 9002 certified. At the same time, the Company and Ericsson entered into a multi-year purchase agreement under which the Company manufactures and Ericsson purchases certain products used in the business communications systems sold by Ericsson. The Company is currently utilizing the Karlskrona Facilities to assemble and test printed circuit boards, network switches, cordless base stations and other components for these systems. The Company also intends to use the Karlskrona Facilities to offer advanced contract manufacturing services to other European OEMs. Approximately 965 employees are currently based at the Karlskrona Facilities. See "Risk Factors -- Acquisitions" and "Business -- Recent Acquisitions."

     On October 30, 1997 the Company acquired 92% of the outstanding ordinary shares of Neutronics, an Austrian PCB assembly company with operations in Austria and Hungary, in exchange for 2,806,000 Ordinary Shares of the Company. Shing Leong Hui, Neutronics' majority shareholder prior to the acquisition, has been appointed to the Company's board of directors. Neutronics' subsidiaries have three manufacturing facilities in Hungary (including a campus in Sarvar) and one manufacturing facility in Austria. These facilities, which total 718,000 square feet and have a total of approximately 3,500 employees, are engaged primarily in PCB assembly, as well as related activities such as engineering and design and injection molded plastics. Neutronics' net sales in the twelve months ended June 30, 1997 were approximately $142.6 million. Neutronics' largest customer is Philips Electronics, which accounted for approximately 57% of its net sales for the nine month period ended September 30, 1997.

     The acquisition of Neutronics will be accounted for as a pooling-of-interests and, accordingly, the Company has restated its prior period financial statements to give effect to this acquisition. The combined company incurred expenses of approximately $4.0 million during the quarter ending December 31, 1997 associated with this transaction and the cancellation of Neutronics' planned initial public offering. The ability of the Company to obtain the benefits of the Neutronics acquisition is subject to a number of risks and uncertainties, including the Company's ability to successfully integrate the operations of Neutronics and its ability to maintain and increase sales to Neutronics customers. See "Risk Factors -- Acquisitions" and
"Business -- Recent Acquisitions."

     On December 1, 1997 the Company acquired DTM Products, Inc., a Colorado-based producer of injection molded plastics for North American OEMs, in exchange for 252,469 Ordinary Shares, and Energipilot AB, a Swedish company principally engaged in providing cables and engineering services for Northern European OEMs, in exchange for 229,990 Ordinary Shares. The acquisitions of DTM and Energipilot have been accounted for as poolings-of-interests. The Company did not restate its prior period financial statements with respect to these acquisitions because they did not have a material impact on its consolidated results. In January 1998, the Company signed a definitive agreement to acquire Conexao Informatica Ltda., a Brazil-based contract manufacturer. The acquisition will be accounted for as a pooling-of-interests and is scheduled to close on April 1, 1998, subject to various conditions.

     The Company incurred expenses of approximately $4.0 million during the quarter ended December 31, 1997 associated with the acquisitions of Neutronics, DTM and Energipilot. The ability of the Company to obtain the benefits of these acquisitions is subject to a number of risks and uncertainties, including the Company's ability to successfully integrate the acquired operations and its ability to maintain, and increase, sales to customers of the acquired companies. There can be no assurance that any mergers or acquisitions will not materially affect the Company. See "Risk Factors -- Acquisitions."

     In addition to acquisitions, the Company has also substantially increased overall capacity by expanding operations in North America, Asia and Europe in the nine months ended December 31, 1997. In North America, the Company has recently leased a new 71,000 square foot facility from which the Company offers a wide range of engineering services, and in July 1997 the Company completed construction of a new 73,000 square foot facility dedicated to high volume PCB assembly. These new facilities are located adjacent to the Company's other San Jose operations. Also in July 1997, the Company completed construction of a 101,000 square foot manufacturing facility on a 32-acre campus site in Guadalajara, Mexico. In Asia, the Company has expanded its Doumen facilities by developing an additional 224,000 square feet for miniaturized gold-finished PCB fabrication and for PCB and full system assembly. The Company completed the construction of this expanded facility in June 1997 and has commenced production at the new and expanded facilities. The Company plans to significantly expand its manufacturing campuses in Shenzhen, China, Sarvar, Hungary, Guadalajara, Mexico and San Jose, California by adding new facilities and equipment.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of net sales.

                                                                                      NINE MONTHS
                                                            FISCAL YEAR ENDED            ENDED
                                                                MARCH 31,             DECEMBER 31,
                                                         ------------------------   ----------------
                                                         1995      1996     1997      1996     1997
                                                         -----   --------   -----   --------   -----
Net sales..............................................  100.0     100.0    100.0     100.0    100.0
Cost of sales..........................................   90.9      90.5     89.9      90.2     90.2
                                                         -----     -----    -----     -----    -----
Gross margin...........................................    9.1       9.5     10.1       9.8      9.8
Selling, general and administrative....................    5.4       4.9      5.7       5.6      4.9
Goodwill and intangible amortization...................    0.3       0.2      0.4       0.4      0.4
Provision for plant closings...........................     --       0.2      0.9       0.5       --
Acquired in-process research and development...........     --       5.1       --        --       --
                                                         -----     -----    -----     -----    -----
Income(loss) from operations...........................    3.4      (0.9)     3.1       3.3      4.5
Merger-related expenses................................   (0.3)       --       --        --     (0.5)
Other, net.............................................   (0.6)     (0.9)    (1.0)     (0.6)    (1.2)
                                                         -----     -----    -----     -----    -----
Income (loss) before income taxes......................    2.5      (1.8)     2.1       2.7      2.8
Provision for income taxes.............................    0.5       0.7      0.3       0.4      0.4
                                                         -----     -----    -----     -----    -----
Net income (loss)......................................    2.0      (2.5)     1.8       2.3      2.4
                                                         =====     =====    =====     =====    =====

     Net Sales

     Substantially all of the Company's net sales have been derived from the manufacture and assembly of products for OEM customers. Net sales for the nine months ended December 31, 1997 increased 67.2% to $782.0 million from $467.8 million for the nine months ended December 31, 1996. The increase in sales for the nine months was primarily due to (i) sales to Ericsson following the March 27, 1997 acquisition of the Karlskrona Facilities, (ii) an increase in sales to certain existing customers, including Advanced Fibre Communications, Microsoft and Braun/Thermoscan. This increase was partially offset by reduced sales to certain customers, including Minebea, Visioneer, 3Com/US Robotics and Global Village. See "Risk Factors -- Customer Concentration; Dependence on Electronics Industry" and "Risk Factors -- Risks of Karlskrona Acquisition."

     The Company's largest customers during the nine month period ending December 31, 1997 were Ericsson and Philips Electronics. Net sales to Ericsson for the nine month period accounted for approximately 28% of net consolidated sales while net sales to Phillips Electronics for the nine month period accounted for approximately 11% of net consolidated sales for the period. No other customer accounted for more than 10% of consolidated net sales for the nine month period ending December 31, 1997.

     Net sales in fiscal 1997 increased 11.9% to $640.0 million from $572.0 million in fiscal 1996. This increase was primarily due to higher sales to existing customers, including US Robotics, Microsoft, Phillips Electronics, Advanced Fibre Communications and Braun/Thermoscan, sales to new customers such as Cisco and Auspex, and the inclusion of Astron's sales following its acquisition in February 1996. This increase was partially offset by reduced sales to certain existing customers, including Visioneer, Apple Computer, Houston Tracker Systems, Logitech, Voice Powered Technology and Fast Multimedia. The Company believes that the reduction in sales to these customers was due in part to reductions in these customers' sales to end-users. See "Risk Factors -- Rapid Technological Change."

     Net sales in fiscal 1996 increased 95.8% to $572.0 million from $292.1 million in fiscal 1995. This increase was primarily the result of higher sales to existing customers, including Phillips Electronics, Lifescan (a Johnson & Johnson Company), Visioneer, Microcom and Global Village Communications, sales to new customers in the computer and medical industries such as Apple Computer and Thermoscan and the inclusion of A&A's and Astron's sales after their acquisitions in April 1995 and February 1996, respectively. This was partially offset by a significant decline in sales to IBM due to IBM's efforts to consolidate more of its manufacturing business internally.

     Gross Profit

     Gross profit varies from period to period and is affected by, among other things, product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions. Gross profit margin remained at 9.8% for the nine months ended December 31, 1997 and for the nine months ended December 31, 1996. The gross profit margin for the nine months ended December 31, 1997 was unfavorably impacted by increased depreciation, rent and other fixed expenses as the Company commenced volume production in the new facilities in Doumen, China and Guadalajara, Mexico. These expenses are expected to continue to increase in fiscal 1999. See "Risk Factors --Management of Consolidation and Expansion." The effect of these expenses on the Company's gross profit margin was partially offset by the Company's manufacturing several products on a consignment basis, which typically has higher gross profit margins than turnkey projects. The Company anticipates that consignment activities will decline as a percentage of its net sales in future periods. Prices paid to the Company by its significant customers can vary significantly based on the customer's order level, with per unit prices typically declining as volumes increase. These changes in price and volume can materially affect the Company's gross profit margin.

     Gross margin increased to 10.1% in fiscal 1997 compared to 9.5% in fiscal 1996. The increase was mainly attributable to (i) the inclusion of Astron's printed circuit board business, which has historically had a relatively higher gross profit margin than the Company, (ii) the concentration of more sales in the Company's facility in China which has a lower manufacturing cost than the Company's facilities in other locations, and (iii) increased sales, resulting in increased labor and overhead absorption. This benefit was partially offset by the closing of manufacturing operations at the Company's Richardson, Texas facility and the closure of the Company's nCHIP fabrication facility, and the related inventory write-offs. See "Risk Factors -- Management of Expansion and Consolidation."

     Gross profit margin increased slightly to 9.5% in fiscal 1996 as compared to 9.1% in fiscal 1995 mainly due to the lower gross profits from the Neutronics facilities in Hungary and Austria in fiscal 1995. The increase in gross profit margin was partially offset by additional costs associated with new manufacturing facilities in Texas and China that were opened in the fourth quarter of fiscal 1995 and the expansion of nCHIP's semiconductor fabrication facility.

     Cost of sales included research and development costs of approximately $860,000 and $687,000 for the nine months ended December 31, 1997 and 1996, respectively and $913,000 and $153,000 in fiscal 1997 and 1996, respectively. These costs are associated with research and development expenditures in the Company's Astron facility in Doumen, China.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the nine months ended December 31, 1997 increased to $38.1 million from $26.1 million for the nine months ended December 31, 1996 but decreased as a percentage of net sales to 4.9% for the nine months ended December 31, 1997 from 5.6% for the nine months ended December 31, 1996. The increase in selling expenses was primarily due to the addition of new sales personnel in the United States and Europe and the inclusion of Fine Line's selling expenses; the increase in general and administrative expenses was primarily due to the inclusion of the operations of the Karlskrona Facilities; and the increase in corporate expenses is primarily due to growth in infrastructure including the hiring of additional internal support personnel.

     Selling, general and administrative expenses in fiscal 1997 increased to $36.3 million from $28.1 million in fiscal 1996 and increased as percentage of net sales to 5.7% in fiscal 1997 from 4.9% in fiscal 1996. The increase was mainly due to: (i) the inclusion of Astron's selling and general administrative expenses for all of fiscal 1997; (ii) increased consulting fees; and (iii) increased sales and marketing expenses. The increased consulting fees resulted from financial consulting services provided by two banks for a total of $719,000 in fiscal 1997. The Company also recorded $362,000 in March 1997 for compensation for management services paid to a new executive officer who was formerly a key employee of Ericsson in Sweden and who joined the Company upon the acquisition of the Karlskrona Facilities.

     Selling, general and administrative expenses in fiscal 1996 increased to $28.1 million from $15.8 million in fiscal 1995, but decreased as percentage of net sales to 4.9% in fiscal 1996 from 5.4% in fiscal 1995. The increase in absolute dollars was principally due to costs associated with the expanded facilities in China and Texas, increased sales personnel and market research activities in the U.S. and the inclusion of A&A's and Astron's selling and general administrative expenses after their acquisitions in April 1995 and February 1996, respectively.

     In addition, Neutronics was incorporated in the second half of fiscal 1995, and thus only half a year of expenses were incurred compared to a full year for fiscal 1996.

     Goodwill and Intangible Assets Amortization

     Goodwill (which represents the excess of the purchase price of an acquired company over the fair market value of its net assets) and intangible assets are amortized on a straight line basis over the estimated life of the benefits received, which ranges from three to twenty-five years. Goodwill and intangible assets amortization for the nine months ended December 31, 1997 increased to $2.7 million from $2.2 million for the nine months ended December 31, 1996. Goodwill and intangible assets amortization increased to $2.6 million in fiscal 1997 from $1.3 million in fiscal 1996. These increases were primarily due to the amortization of additional goodwill and intangible assets which arose from the Astron acquisition in 1996. In fiscal 1997, the Company recognized approximately $8.5 million of additional goodwill, as a result of the acquisition of the 40% interest in FICO and the Astron earnout payment of $6.25 million (which was accrued to goodwill in March 1997 when the conditions to payment were resolved), partially offset by the effect of the $1.0 million reduction in the payment due in June 1998 to an affiliate of Stephen Rees. See "-- Overview".

     Goodwill and intangible asset amortization increased to $1.3 million in fiscal 1996 from $762,000 in fiscal 1995 primarily due to the goodwill from the Company's acquisition of A&A and Astron.

     In the second quarter of fiscal 1998, the Company reduced its estimate of the useful lives of the goodwill and intangible assets (consisting of goodwill, customer lists, trademarks and tradenames) arising from the Astron acquisition, from approximately twenty years to ten years. This reduction increased the goodwill and intangible amortization assets per quarter by approximately $279,000.

     Provision for Plant Closings

     The provision for plant closings of $5.9 million in fiscal 1997 consists of the costs incurred in closing the Texas facility, downsizing the Singapore manufacturing operations and writing off obsolete equipment and incurring certain severance obligations at the nCHIP semiconductor fabrication facility. The $5.9 million provision includes $2.8 million for the write-off of obsolete equipment, and $560,000 for severance payments to former employees at the nCHIP and Texas facilities. The Texas facility had been primarily dedicated to production for Global Village Communications and Apple Computer, to whom the Company does not anticipate making substantial sales in future periods. The nCHIP semiconductor fabrication facility was primarily dedicated to producing PCBs for nCHIP's MCMs, and the Company has transferred these operations to a third party. The provision also includes $2.0 million for severance payments and $500,000 for the write-off of fixed assets in the Singapore manufacturing facilities in connection with the shift of manufacturing operations to lower cost manufacturing locations. See Note 9 of Notes to Consolidated Financial Statements.

     The provision for plant closings of $1.3 million in fiscal 1996 was associated with the write-off of certain obsolete equipment at one of the Company's facilities in Malaysia and in Shekou, China. The provision for plant closings were related to the Company ceasing its satellite receiver product line in Malaysia and the closing of its manufacturing operations in Shekou, China. Production from the Shekou facility has been moved to the Company's plant in Xixiang, China.

     Acquired In-Process Research and Development

     In June 1997, the Company obtained an independent valuation of certain of the assets of Astron and the In-Process R&D as of the date of Astron's acquisition. This valuation determined that the fair value of the In-Process R&D was $29.0 million. Accordingly, the Company adjusted the amount of In-Process R&D written off in fiscal 1996 to $29.0 million. See "-- Overview" and "-- Recent Changes in Accounting for Astron Acquisition."

     Merger Expenses

     In the quarter ended December 31, 1997, the Company recorded a one-time charge of approximately $4.0 million related to the merger expenses associated with the acquisitions of Neutronics, EnergiPilot, and DTM Products. Until it was acquired by the Company, Neutonics had planned an initial public offering and approximately $1.9 million of these merger expenses represented the costs paid to the underwriters upon the cancellation of this offering.

     The Company recorded a one-time charge of approximately $816,000 as a result of the nCHIP acquisition in January 1995, which was accounted for as a pooling of interest.

     Other Income and Expense

     Other expense, net for the nine months ending December 31, 1997 increased to $9.7 million from $2.4 million for the nine months ended December 31, 1996. The following table sets forth information concerning the components of other income and expense.

                                               FISCAL YEAR ENDED               NINE MONTHS ENDED
                                                   MARCH 31,                      DECEMBER 31,
                                        -------------------------------       --------------------
                                         1995        1996        1997          1996         1997
                                        -------     -------     -------       -------     --------
Interest expense......................  $(1,166)    $(4,286)    $(6,426)      $(4,513)    $(13,183)
Interest income.......................      407         756         706           437        2,040
Foreign exchange gain(loss)...........     (708)       (638)      1,665           (17)       1,201
Income(loss) from associated
  company.............................     (729)         --         133          (137)       1,162
Permanent impairment in investment....       --          --      (3,200)           --           --
Bank commitment fees..................       --          --        (750)           --           --
Gain on sale of subsidiary............       --          --       1,027         1,027           --
Other, net............................      408        (653)        814           950         (645)
Minority interest.....................      (26)       (103)       (394)         (181)        (280)
                                        -------     -------     -------       -------     --------
                                        $(1,814)    $(4,924)    $(6,425)      $(2,434)    $ (9,705)
                                        =======     =======     =======       =======     ========

     Net interest expense increased to $11.1 million for the nine months ended December 31, 1997 from $4.1 million for the nine months ended December 31, 1996. The increase was primarily due to increased bank borrowings to finance the acquisition of the Karlskrona Facilities, capital expenditures and the issuance of $150.0 million principal amount of 8.75% senior subordinated notes in October 1997. The Company anticipates that its interest expense will increase in future periods as a result of borrowings under its credit facility. Interest income for the nine months ended December 31, 1997 and December 31, 1996 was $2.0 million and $0.4 million, respectively. See "-- Liquidity and Capital Resources."

     Net interest expense increased to $5.7 million in fiscal 1997 from $3.5 million in fiscal 1996 mainly due to increases in interest expense in connection with additional indebtedness used to finance working capital requirements, to finance acquisitions and to purchase machinery and equipment for capacity expansion. The Company also recorded approximately $363,000 of interest expense in fiscal 1997 related to the cash portion of the Company's obligations to an affiliate of Stephen Rees, a former shareholder and the Chairman of Astron, pursuant to the Services Agreement. See "-- Overview."

     Net interest expense increased to $3.5 million in fiscal 1996 from $759,000 in fiscal 1995. The increase reflects interest incurred in connection with additional indebtedness used to finance the cash portion of the A&A and Astron acquisitions, to purchase machinery and equipment for capacity expansion and to finance the Company's working capital requirements.

     Foreign exchange gain increased to $1.2 million in the nine months ended December 31, 1997 from $17,000 foreign exchange loss in the nine months ended December 31, 1996. The increase in the exchange gains for the nine months ended December 31, 1997 was mainly due to the strengthening of the U.S. dollar against Asian currencies and the Swedish kronor. Foreign exchange gain increased to $1.7 million in fiscal 1997 from $638,000 loss in fiscal 1996. The foreign exchange loss in fiscal 1996 was primarily due to the devaluation of the Hungarian Forint. Before the establishment in late 1995 of customs-free zones at the Company's sites in Hungary, the Company was obliged to prepay (and later reclaim) customs duties to the Hungarian authorities on all imported materials. As a result of the devaluation of the Hungarian Forint in 1995, the Company incurred a loss of approximately $1.3 million on these receivables in calendar 1995. Since the Company no longer has to prepay such duties, depreciation of the Hungarian Forint generally benefits the Company's results of operations as it reduces the Company's personnel expenses. The foreign exchange loss was reduced in fiscal 1996 to a loss of $638,000 from a loss of $708,000 in fiscal 1995. In each case, the changes resulted from changes in the rates of exchange between the U.S. dollar and local currencies of the Company's international operations such as the Malaysia ringgit, Singapore dollar, and the Hungarian Forint. See
Note 2 of Notes to Consolidated Financial Statements.

     The Company has not actively engaged in substantial exchange rate hedging activities. However, in August 1997 the Company entered into forward exchange contracts with respect to the kronor to reduce foreign exchange risks arising from a kronor-denominated intercompany loan. These contracts were settled in September 1997 and did not have a material effect on the Company's results of operations or cash flow. The Company's Austrian and Hungarian subsidiaries have limited involvement in the normal course of business with derivative financial instruments with off-balance sheet risks as a means of hedging its fixed Japanese yen and U.S. dollar currency exposure in relation to trade accounts payable and fixed purchase obligations. The Company had $6.8 million and $6.5 million of aggregate foreign currency forward exchange contracts outstanding at the end of fiscal 1997 and 1996, respectively. Because the Company only hedges fixed obligations, the Company does not expect that these hedging activities will have a material effect on its results of operations or cash flows. However, there can be no assurance that the Company will engage in any hedging activities in the future or that any of its hedging activities will be successful.

     Income from associated companies for the nine months ended December 31, 1997 was $1.2 million compared to a loss of $137,000 for the nine month period ended December 31, 1996. The income from associated companies resulted primarily from the Company's investment in FICO and, to a lesser extent, certain minority investments of Neutronics. The Company acquired a 40% interest in FICO in December 1996. According to the equity method of accounting, the Company did not recognize revenue from sales by FICO, but based on its ownership interest recognized 40% of the net income or loss of the associated company. The Company has recorded its 40% share of FICO's post-acquisition net income. Income from associated companies was $133,000 in fiscal 1997.

     Flextracker, the joint venture with HTS in which the Company previously owned a 49% interest, commenced operations in June 1993. According to the equity method of accounting, the Company previously did not recognize revenue from sales by Flextracker, but based on its ownership interest recognized 49% of the net income or loss of the joint venture. Due to start-up costs and manufacturing inefficiencies, the Company recognized a loss of $729,000 associated with its interest in Flextracker in fiscal 1995. The Company initially contributed $2.5 million for a 49% interest in Flextracker and HTS contributed $2.6 million for the remaining 51% interest. In April 1994 the Company and HTS each loaned $1.0 million to Flextracker. In December 1994, the Company acquired all of the net assets of Flextracker (except the $1.0 million loan made by HTS to Flextracker) for approximately $3.3 million.

     Other income (expense) increased to an expense of $1.8 million in fiscal 1997 from income of $653,000 in fiscal 1996, mainly due to permanent impairment investments in fiscal 1997 represented by a write-off of publicly traded common stock received from a customer in fiscal 1997 as payment of $3.2 million in accounts receivable. As a result of a significant decline in the market value of this common stock following its receipt by the Company, this common stock subsequently was deemed to be permanently impaired in fiscal 1997, resulting in a $3.2 million expense. Bank commitment fees represented $750,000 of commitment fees written off in March 1997 when the bank's commitment expired unused. See '-- Liquidity and Capital Resources."

     Gain on sale of subsidiary of $1.0 million in the nine months ending December 31, 1996 and fiscal 1997 was due to a gain from the sale of a Hungarian subsidiary.

     Other, net in fiscal 1997 included $898,000 received under the Company's business interruption insurance policy as a result of an April 1996 fire at its facilities in Doumen, China.

     The minority interest in the nine months ended December 1997 and fiscal 1997 comprised of the 8% minority interest in Neutronics not acquired by the Company in October 1997 and 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party. The minority interest expense in the nine months ended December 1997 and fiscal 1997 was $280,000 and $394,000, respectively.

     Provision for Income Taxes

     The Company is structured as a holding company, conducting its operations through manufacturing and marketing subsidiaries in Austria, China, Hungary, Malaysia, Mauritius, Mexico, The Netherlands, Singapore, Sweden, the United Kingdom, and the United States. Each of these subsidiaries is subject to taxation in the country in which it has been formed. The Company's Asian manufacturing subsidiaries have at various times been granted certain tax relief in each of these countries, resulting in lower taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Consolidated Financial Statements.

     The Company's consolidated effective tax rate for any given period is calculated by dividing the aggregate taxes incurred by each of the operating subsidiaries and the holding company by the Company's consolidated pre-tax income. Losses incurred by any subsidiary or by the holding company are not deductible by the entities incorporated in other countries in the calculation of their respective local taxes. For example, the charge for the closing of manufacturing operations at the Company's facility in Richardson, Texas in fiscal 1997 was incurred by a United States subsidiary that did not have income against which this charge could be offset. The ordinary corporate tax rates for calendar 1997 were 34%, 26%, 18.0%, 16.5% and 15% in Austria, Singapore, Hungary, Hong Kong and China, respectively, and 30% on manufacturing operations in Malaysia. In addition, the tax rate is de minimis in Labuan, Malaysia and Mauritius where the Company's offshore marketing and distribution subsidiaries are located. The Company's Hungarian subsidiaries have been on a tax holiday that expired on December 31, 1997. Effective January 1, 1998, the Company's Hungarian subsidiaries will be subject to corporate income taxes at a flat rate of 18%, which will effectively be reduced to 7.2% in the years 1998 through 2002 because a 60% exemption will apply. As a result of this change in tax status, the Company expects to be subject to current income taxes in Hungary in future years. The Company's U.S. and U.K. subsidiaries are subject to ordinary corporate tax rates of 35% and 33% respectively. However, these tax rates did not have any material impact on the Company's taxes in fiscal 1997 due to the operating losses of these two subsidiaries in this period. The Company's Swedish subsidiary, which began operation on March 27, 1997 with the acquisition of the Karlskrona Facilities, will be subject to an ordinary corporate tax rate of 28%.

     The Company's consolidated effective tax rate was 13% for the nine months ended December 31, 1997 compared to 15.8% in the nine months ended December 31, 1996 and 14.9% in fiscal 1997. The Company reduced the effective tax rate on certain of its subsidiaries that had certain profitable operations by applying net loss carry forwards. In addition, the Company has reduced its effective tax rate by shifting some of its manufacturing operations from Singapore, which has an ordinary corporate tax rate of 26%, to low cost manufacturing operations located in countries with lower corporate tax rates. The provision for plant closings of $1.3 million and the $29.0 million write-off of In-Process R&D in fiscal 1996 resulted in aggregate net losses for that year, but the Company incurred taxes on the profitable operations of certain of its subsidiaries. If the provision for plant closings and In-Process R&D written off are excluded from such calculation, the Company's fiscal 1996 effective tax rate would have been approximately 19%.

     The Company has structured its operations in Asia in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. The Company's Singapore subsidiary was granted an investment allowance incentive with respect to approved fixed capital expenditures subject to certain conditions. These allowances have been utilized to reduce its taxable income since fiscal 1991, and were fully utilized at the end of fiscal 1996. The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" which entitles the Company to apply for a five year tax incentive. The Company obtained the tax incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. In fiscal 1993, the Company transferred its offshore marketing and distribution functions to a newly formed marketing subsidiary located in Labuan, Malaysia, where the tax rate is de minimis. In February 1996, the Company transferred Astron's sales and marketing business to a newly formed subsidiary in Mauritius, where the tax rate is 0%. The Company's Malaysian manufacturing subsidiary has obtained a five year pioneer certificate from the relevant authority that provides a tax exemption on manufacturing income from certain products in Johore, Malaysia. To date, this incentive has had a limited impact on the Company due to the relatively short history of its Malaysian operations and its tax allowances and loss carry forwards. The Company's facility in Shekou, China, which was closed in fiscal 1996, was located in a "Special Economic Zone" and was an approved "Product Export Enterprise" that qualified for a special corporate income tax rate of 10%.

     If tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities were to challenge successfully the manner in which profits are recognized among the Company's subsidiaries, the Company's worldwide effective tax rate would increase and its results of operations and cash flow would be adversely affected. Substantially all of the products manufactured by the Company's Asian subsidiaries are sold to U.S. based customers. While the Company believes that profits from its Asian operations are not sufficiently connected to the U.S. to give rise to U.S. federal or state income taxation, there can be no assurance that U.S. tax authorities will not challenge the Company's position or, if such challenge is made, that the Company will prevail in any such disagreement. If the Company's Asian profits became subject to U.S. income taxes, the Company's taxes would increase and its results of operations and cash flows would be adversely affected. In addition, the expansion by the Company of its operations in North America and Northern Europe may increase its worldwide effective tax rate. See "Risk Factors -- Risk of Increased Taxes."

     At March 31, 1997, the Company had net operating loss carryforwards of approximately $30.7 million for U.S. federal income tax purposes which will expire between 2003 and 2011 if not previously utilized. Utilization of the U.S. net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code of 1986. This limitation and other restrictions provided by the Internal Revenue Code of 1986 may reduce the net operating loss carryforward such that it would not be available to offset future taxable income of the U.S. subsidiary. At March 31, 1997, the Company had net operating loss carryforwards of approximately $10.0 million and $632,000 in the U.K. and Malaysia, respectively. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. These losses carryforward indefinitely. See Note 7 of Notes to Consolidated Financial Statements.

     Variability of Results

     The Company has experienced, and expects to continue to experience, significant periodic and quarterly fluctuations in results of operations due to a variety of factors. These factors include, among other things, timing of orders, the short-term nature of most customers' purchase commitments, volume of orders relative to the Company's capacity, customers' announcement, introduction and market acceptance of new products or new generations of products, evolution in the life cycles of customers' products, timing of expenditures in anticipation of future orders, effectiveness in managing manufacturing processes, changes in cost and availability of labor and components, mix of orders filled, timing of acquisitions and related expenses and changes or anticipated changes in economic conditions. In addition, the Company's revenues are adversely affected by the observance of local holidays during the fourth fiscal quarter in Malaysia and China, reduced production levels in Sweden in July, and the reduction in orders by certain customers in the fourth quarter reflecting a seasonal slowdown following the Christmas holiday. The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of the Company's Ordinary Shares. In future periods, the Company's revenues or results of operations may be below the expectations of public market analysts and investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected. See "Risk
Factors -- Variability of Customer Requirements and Operating Results."

     The Company's recently acquired Neutronics subsidiary has experienced fluctuations in its results of operations during the prior fiscal years, principally due to the seasonality of its operations. Most of Neutronics sales generally occurred in the quarter ending September and December of each year as most of the Company's customers are concentrated in the consumer electronics industry where new products tend to be introduced to the market in the autumn and where sales of existing products are higher in the period preceding Christmas. Neutronics operating expenses are relatively fixed resulting in operations for the March and June quarters being significantly lower than the operating results for the September and December quarters. The sales mix for Neutronics has changed reducing the impact of seasonality. The Company does not anticipate the historical seasonality of Neutronics sales to have a material impact on consolidated sales and gross margins.

BACKLOG

     The Company's backlog was approximately $196.0 million at December 31, 1997 and $114.9 million at December 31, 1996. Backlog consists of contracts or purchase orders with delivery dates scheduled within the next 60 days as customers have the right to typically change their orders beyond 60 days. Even within this 60-day period, contracts and purchase orders are often subject to rescheduling or cancellation. Because of the timing of orders, overall decreasing lead times and delivery intervals, customer and product mix and the possibility of customer changes in delivery schedules, the Company's backlog as of any particular date is not indicative of actual sales for any succeeding period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations from the proceeds of public offerings of equity securities, cash and cash equivalents generated from operations, bank debt and lease financing of capital equipment. In March 1997, the Company terminated its $48.0 million line of credit from several banks and obtained a new $175.0 million credit facility. At December 31, 1997 the Company had cash and cash equivalents balances totaling $73.3 million, outstanding bank borrowings of $14.5 million and an aggregate of $105.0 million available for borrowing under the Credit Facility subject to compliance with certain financial ratios. The Company also completed the issuance of $150.0 million principal amount senior subordinated notes due in 2007.

     Net cash and cash equivalents provided by operating activities for the nine months ended December 31, 1997 decreased to $4.4 million from $42.1 million for the nine month period ending December 31, 1996. The decrease in cash and cash equivalents from operating activities was primarily due to increases in accounts receivables and inventories of $73.7 million partially offset by a $40.4 million increase in accounts payable.

Depreciation and amortization expense was $22.0 million and $13.4 million for the nine months ended December 31, 1997 and December 31, 1996, respectively.

     Net cash and cash equivalents provided by operating activities in fiscal 1997 was $54.4 million, consisting primarily of net income of $11.6 million, depreciation and amortization of $18.1 million, provision for plant closing of $5.3 million and increases in accounts payable, accrued liabilities and others of $25.7 million.

     Net cash and cash equivalents provided by operating activities in fiscal 1996 was $2.4 million, consisting primarily of a net loss of $14.1 million, largely offset by the $29.0 million write-off of In-Process R&D, depreciation and amortization of $13.9 million, and increases in accounts payable, accrued liabilities and others of $14.7 million. Cash flows from operating activities were further reduced by increases in accounts receivables of $29.0 million and increases in inventories of $19.6 million.

     Net cash and cash equivalents used by operating activities in fiscal 1995 was $5.2 million, consisting primarily of increases in accounts receivables and inventories of $36.8 million partially offset by increases in accounts payable of $19.9 million and depreciation and amortization expense of $7.2 million.

     Accounts receivable, net of allowance for doubtful accounts increased to $122.6 million at December 31, 1997 from $87.5 million at March 31, 1997. The increase in accounts receivable was primarily due to a 67% increase in sales for the nine months ended December 31, 1997. Inventories increased to $147.1 million at December 31, 1997 from $124.4 million at March 31, 1997. The increase in inventories was mainly a result of increased purchases of material to support the growing sales. The Company's allowance for doubtful accounts increased from $6.1 million at March 31, 1997 to $7.1 million at December 31, 1997. The Company's allowance for inventory obsolescence increased from $6.2 million at March 31, 1997 to $7.1 million at December 31, 1997.

     Accounts receivable, net of allowance for doubtful accounts, decreased to $87.5 million at March 31, 1997 from $97.3 million at March 31, 1996. The decrease in accounts receivable was primarily due to improved collection of accounts receivable during fiscal 1997. Inventories increased to $124.4 million at March 31, 1997 from $65.9 million at March 31, 1996. The increase in inventories was mainly a result of the acquisition of $55.3 million of inventories at the Karlskrona Facilities. The Company's allowances for doubtful accounts increased to $6.1 million at March 31, 1997 from $3.8 million at March 31, 1996. The Company's allowance for inventory obsolescence increased to $6.2 million at March 31, 1997 from $4.6 million at March 31, 1996. The increases in the allowances were due to the increases in sales and inventories during fiscal 1997.

     Accounts receivable, net of allowance for doubtful accounts, increased to $97.3 million at March 31, 1996 from $58.1 million at March 31, 1995 and inventories increased to $65.9 million at March 31, 1996 from $42.4 million at March 31, 1995. The increase in accounts receivable and inventories was mainly due to the 95.8% increase in sales during fiscal 1996. The Company's allowances for doubtful accounts increased from $1.8 million at March 31, 1995 to $3.8 million at March 31, 1996. The Company's allowance for inventory obsolescence increased from $1.9 million at March 31, 1995 to $4.6 million at March 31, 1996. The increases in the allowances were due to the increases in sales and inventories during fiscal 1996 and the $1.0 million provision for inventory exposure relating to the closing of the satellite receiver product line in one of the Company's Malaysian plants.

     Net cash and cash equivalents used in investing activities during the nine months ended December 31, 1997 was $74.6 million, consisting primarily of expenditures for new and expanded facilities, including the construction of new facilities in Doumen, China, Guadalajara, Mexico and San Jose, California and the acquisition of machinery and equipment in the facility in San Jose, California and the Karlskrona Facilities. Net cash and cash equivalents used in investing activities during the nine months ended December 31, 1996 was $25.0 million, consisting primarily of acquisitions of equipment and building construction.

     Net cash and cash equivalents used in investing activities in fiscal 1997 was $117.6 million, consisting primarily of $82.4 million for the acquisition of the Karlskrona Facilities, and $37.5 million of expenditures for machinery and equipment in the Company's, China, Mexico and California manufacturing facilities and $3.1 million cash paid in November for the 40% interest in FICO.

     Net cash and cash equivalents used in investing activities in fiscal 1996 was $39.8 million, consisting primarily of $23.5 million of expenditures for machinery and equipment in the Company's Texas, China and California manufacturing facilities as well as $15.2 million for the cash portion of the purchase prices paid in fiscal 1996 for the A&A and Astron acquisitions.

     Net cash and cash equivalents used in investing activities in fiscal 1995 was $22.3 million, consisting primarily of $21.8 million of expenditures for buildings, machinery and equipment. Approximately $14.3 million in capital expenditures relates to the recently acquired Neutronics operations.

     Net cash and cash equivalents provided by financing activities was $120.2 million for the nine months ended December 31, 1997 compared to net cash and cash equivalents used in financing activities of $11.7 million for the nine months ended December 31, 1996. Net cash and cash equivalents provided by financing activities for the nine months ended December 31, 1997 resulted primarily from net proceeds of the issuance of senior subordinated notes of $145.7 million and net proceeds from the equity offering of $95.3 million, partially offset by repayments of bank borrowings, capital leases and long-term debts of $128.0 million.

     Net cash and cash equivalents provided by financing activities in fiscal 1997 was $79.0 million, consisting primarily of bank borrowings and proceeds from long term debt of $160.9 million. This was partially offset by $64.0 million in repayments of bank borrowings, $10.0 million in repayments of notes to Astron's former shareholders, $8.0 million in repayments of capital lease obligations and $4.4 million in repayment of loan from a related company.

     Net cash and cash equivalents provided by financing activities in fiscal 1996 was $34.0 million, consisting primarily of $22.3 million from the sale of 1,000,000 newly issued Ordinary Shares and net bank borrowings of $22.9 million. This was partially offset by $5.8 million in repayments of capital lease obligations and $6.4 million repayment of loan from a related company.

     Net cash and cash equivalents provided by financing activities in fiscal 1995 was $10.4 million, consisting primarily of borrowings from a related party which was repaid in fiscal 1996 and fiscal 1997.

     During the quarter ended March 31, 1997, the Company obtained a commitment for a new $100.0 million credit facility for which it paid commitment fees of $750,000. Ultimately, however, the Company required a larger credit facility in order to fund the acquisition of the Karlskrona Facilities. As a result, the $100.0 million facility was never consummated and expired during the quarter unused. Instead of consummating this $100.0 million credit facility and borrowing under this commitment, the Company entered into a $175.0 million credit facility with BankBoston, N.A. (the "Credit Facility") in March 1997 to provide funding for the acquisition of the Karlskrona Facilities, for capital expenditures and for general working capital. The Company paid a separate $2.2 million fee for the Credit Facility, which, together with other direct costs of the Credit Facility, was capitalized and is being amortized over the term of the Credit Facility.

     The Credit Facility consists of two loan agreements. Under the Credit Facility, the Company borrowed a $70.0 million term loan on March 27, 1997 and, subject to compliance with certain financial ratios and the satisfaction of customary borrowing conditions, the Company and its United States subsidiary may borrow up to an aggregate of $105.0 million of revolving credit loans. The revolving credit loans are subject to a borrowing base equal to 70% of consolidated accounts receivable and 20% of consolidated inventory. As of December 31, 1997, no balances were outstanding on the revolving credit loans and the $70.0 million term loan was repaid in October 1997. Loans under the Credit Facility will mature in March 2000. Loans to the Company are guaranteed by certain of its subsidiaries and loans to the Company's United States Subsidiary are guaranteed by the Company and by certain of the Company's subsidiaries. The Credit Facility is secured by a lien on substantially all accounts receivable and inventory of the Company and its subsidiaries, as well as a pledge of the Company's shares in certain of its subsidiaries. The Credit Facility contains a number of operating and financial covenants and provisions. The Company was in compliance with all financial covenants and provisions as of December 31, 1997. See "Description of the Credit Facility."

     Proceeds from both the Company's October 1997 equity and senior subordinated notes offerings were used to pay off the $70.0 million term loan and the $77.0 million outstanding balance of the Credit Facility.

The Company intends to continue to borrow revolving credit loans under the Credit Facility. See "Risk Factors -- Significant Leverage."

     The Company's capital expenditures in the first nine months of fiscal 1998 were approximately $65.9 million, excluding capital expenditures financed by capital leases of $5.7 million and the Company anticipates that its capital expenditures in fiscal 1999 will be approximately $98 million, primarily relating to the development of new and expanded facilities in San Jose, California, Guadalajara, Mexico and Doumen, China. In addition, the Company anticipates expending from $7.0 million to $15.0 million in fiscal 1998 and 1999 to implementat the new management information system, and anticipates funding these expenditures with cash from operations and borrowings under the Credit Facility. The Company also expended cash in the fourth quarter of fiscal 1997 and will be required to expend cash in fiscal 1998 pursuant to the terms of the Astron acquisition. The Company paid an earnout of $6.25 million in cash in April 1997, and will be required to make a principal payment of $5.0 million in February 1998, pursuant to the terms of a note issued by it in connection with the Astron acquisition. The Company is also required to make a $14.0 million payment to an entity affiliated with Stephen Rees in June 1998. Of this amount, $5.0 million is payable in cash and $9.0 million is payable in cash or, at the option of the Company, in Ordinary Shares, and the Company intends to pay the $9.0 million portion in Ordinary Shares. The Company also anticipates that its working capital requirements will increase in order to support anticipated of business. Future liquidity needs will depend on, among other factors, the timing of expenditures by the Company on new equipment, the timing of capital expenditures and the extent to which the Company utilizes operating leases for the new facilities and equipment, levels of shipments by the Company and changes in volumes of customer orders. The Company believes that the existing cash balances, together with anticipated cash flow from operations, net proceeds of its debt offering and amounts available under the Credit Facility, will be sufficient to fund its operations through fiscal 1998.

                                    BUSINESS

     The Company is a provider of advanced contract manufacturing services to OEMs in the communications, computer, consumer electronics and medical device industries. Flextronics offers a full range of services including product design, PCB fabrication and assembly, materials procurement, inventory management, final system assembly and test, packaging and distribution. The components, subassemblies and finished products manufactured by Flextronics incorporate advanced interconnect, miniaturization and packaging technologies, such as SMT, MCM, COB, BGA and miniaturized gold-plated PCB technologies. The Company's strategy is to use its global manufacturing capabilities and advanced technological expertise to provide its customers with a complete manufacturing solution, highly responsive and flexible service, accelerated time to market and reduced production costs. The Company targets leading OEMs in growing vertical markets with which it believes it can establish long-term relationships, and serves its customers on a global basis from its strategically located facilities in North America, East Asia and Northern Europe. The Company's customers include Advanced Fibre Communications, Braun/ThermoScan, Cisco Systems, Ericsson, Harris DTS, Lifescan (a Johnson & Johnson company), Microsoft, Philips Electronics and 3Com/US Robotics.

INDUSTRY OVERVIEW

     Many OEMs in the electronics industry are increasingly utilizing contract manufacturing services in their business and manufacturing strategies, and are seeking to outsource a broad range of manufacturing and related engineering services. Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of contract manufacturers, thereby enabling OEMs to concentrate on their core competencies. According to an independent industry study, these trends and overall growth in OEMs' markets have resulted in a compound annual growth rate in the electronics contract manufacturing industry of over 30% from 1992 through 1996, to approximately $60.0 billion. According to this study, the industry is expected to grow to approximately $110.0 billion by 1999. OEMs utilize contract manufacturers to:

          Reduce Production Costs. The competitive environment for OEMs requires that they achieve a low-cost manufacturing solution, and that they quickly reduce production costs for new products. Due to their established manufacturing expertise and infrastructure, contract manufacturers can frequently provide OEMs with higher levels of responsiveness, increased flexibility and reduced overall production costs than in-house manufacturing operations. The production scale, infrastructure, purchasing volume and expertise of leading contract manufacturers can further enable OEMs to reduce costs earlier in the product life cycle.

          Accelerate Time to Market. Rapid technological advances and shorter product life cycles require OEMs to reduce the time required to bring a product to market in order to remain competitive. By providing engineering services, established infrastructure and advanced manufacturing expertise, contract manufacturers can help OEMs shorten their product introduction cycles.

          Access Advanced Manufacturing and Design Capabilities. As electronic products have become smaller and more technologically advanced, manufacturing processes have become more automated and complex, making it increasingly difficult for OEMs to maintain the design and manufacturing expertise necessary to remain competitive. Contract manufacturers enable OEMs to gain access to advanced manufacturing facilities, packaging technologies and design expertise.

          Focus Resources. Because the electronics industry is experiencing increased competition and technological change, many OEMs are focusing their resources on activities and technologies where they add the greatest value. Contract manufacturers that offer comprehensive services allow OEMs to focus on their core competencies.

          Reduce Investment. As electronic products have become more technologically advanced, internal manufacturing has required significantly increased investment for working capital, capital equipment, labor, systems and infrastructure. Contract manufacturers enable OEMs to gain access to advanced, high volume manufacturing capabilities without making the capital investments required for internal production.

          Improve Inventory Management and Purchasing Power. OEMs are faced with increasing challenges in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. Contract manufacturers' inventory management expertise and volume procurement capabilities can reduce OEM production and inventory costs, helping them respond to competitive pressures and increase their return on assets.

          Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Contract manufacturers with worldwide capabilities are able to offer such OEMs a variety of options on manufacturing locations to better address their objectives regarding costs, shipment location, frequency of interaction with manufacturing specialists and local content requirements of end-market countries. In addition, OEMs in Europe and other international markets are increasingly recognizing the benefits of outsourcing.

STRATEGY

     The Company's objective is to enhance its position as a provider of advanced contract manufacturing and design services to OEMs worldwide. The Company's strategy to meet this objective includes the following key elements:

          Leverage Global Presence. The Company has established a manufacturing presence in the world's major electronics markets -- Asia, North America and Europe -- in order to serve the increasing outsourcing needs of regional OEMs and to provide the global, large scale capabilities required by larger OEMs. The Company has recently substantially expanded its manufacturing operations by expanding its integrated campus in Doumen, China, constructing a new manufacturing campus in Guadalajara, Mexico, adding facilities in San Jose, California, acquiring the Karlskrona Facilities in Karlskrona, Sweden and acquiring Neutronics, with manufacturing operations in Austria and Hungary. By increasing the scale and the scope of the services offered in each site, the Company believes that it can better address the needs of leading OEMs that are increasingly seeking to outsource high volume production of advanced products.

          Provide a Complete Manufacturing Solution. The Company believes that OEMs are increasingly requiring a wider range of advanced services from contract manufacturers. Building on its integrated engineering and manufacturing capabilities, the Company provides its customers with services ranging from initial product design and development and prototype production to final product assembly and distribution to OEMs' customers. The Company believes that this provides greater control over quality, delivery and cost, and enables the Company to offer its customers a complete cost-effective solution.

          Provide Advanced Technological Capabilities. Through its continuing investment in advanced packaging and interconnect technologies (such as MCM, COB, BGA and miniature gold-finished PCB capabilities), as well as its investment in advanced design and engineering capabilities (such as those offered by Fine Line), the Company is able to offer its customers a variety of advanced design and manufacturing solutions. In particular, the Company believes that its ability to meet growing market demand for miniaturized electronic products will be critical to its ongoing success, and has developed and acquired a number of innovative technologies to address this demand.

          Accelerate Customers' Time to Market. The Company's engineering services group provides integrated product design and prototyping services to help customers accelerate their time to market for new products. By participating in product design and prototype development, the Company often reduces the costs of manufacturing the product. In addition, by designing products to improve manufacturability and by participating in the transition to volume production, the Company believes that its engineering services group can significantly accelerate the time to volume production. By working closely with its suppliers and customers throughout the design and manufacturing process, the Company believes that it can enhance responsiveness and flexibility, increase manufacturing efficiency and reduce total cycle times.

          Increase Efficiency Through Logistics. The Company is streamlining and simplifying production logistics at its large, strategically located facilities to decrease the costs associated with the handling and managing of materials. The Company has incorporated suppliers of custom components in its facilities in China and Mexico to further reduce material and transportation costs. The Company has established warehousing capabilities from which it can ship products into customers' distribution channels.

          Target Leading OEMs in Growing Vertical Markets. The Company has focused its marketing efforts on fast growing industry sectors that are increasingly outsourcing manufacturing operations, such as the communications, computer, consumer electronics and medical device industries. The Company seeks to maintain a balance of customers among these industries, establishing long-term relationships with leading OEMs to become an integral part of their operations.

     There can be no assurance that the Company's strategy, even if successfully implemented, will reduce the risks associated with the Company's business. See "Risk Factors."

CUSTOMERS

     The Company's customers consist of a select group of OEMs in the communications, computer, consumer electronics and medical device industries. Within these industries, the Company's strategy is to seek long-term relationships with leading companies that seek to outsource significant production volumes of complex products. The Company has increasingly focused on sales to larger companies and to customers in the communications industries. In fiscal 1997 and the first nine months of fiscal 1998, the Company's five largest customers accounted for approximately 49% and 59%, respectively, of net sales. The loss of one or more major customers would have a material adverse effect on the Company, its results of operations, prospects or debt service ability. See "Risk Factors -- Customer Concentration; Dependence on Electronics Industry" and "-- Variability of Customer Requirements and Operating Results."

     The following table lists in alphabetical order certain of the Company's largest customers in the nine months ended December 31, 1997 and the products for which the Company provides manufacturing services.

                        CUSTOMER                                   END PRODUCTS
    -------------------------------------------------  -------------------------------------
    Auspex...........................................  Drive carriers
    Advanced Fibre Communications....................  Local line loop carriers
    Braun/ThermoScan.................................  Temperature monitoring systems
    Cisco Systems....................................  Data communications products
    Compaq...........................................  Modems
    Diebold..........................................  Automatic teller machines
    Ericsson.........................................  Business telecommunications systems
    Harris DTS.......................................  Network switches
    Lifescan (a Johnson & Johnson company)...........  Portable glucose monitoring system
    Microsoft........................................  Computer peripheral devices
    Philips Electronics..............................  Consumer electronics products
    3Com/US Robotics.................................  Pilot electronic organizers

     In addition, in fiscal 1997 and the first quarter of fiscal 1998, the Company began manufacturing products for a number of new customers, including Ascend Communications (telecommunications products), Philips Consumer Products/Lucent (telephones), Bay Networks (data communications products), Nokia (consumer electronics products and WebTV/Microsoft (consumer internet devices). None of these customers are expected to represent more than 10% of the Company's net sales in fiscal 1998.

     In connection with the Karlskrona Acquisition, the Company and Ericsson entered into a multi-year purchase agreement. Sales to Ericsson accounted for approximately 28% of the Company's net sales in the first three quarters of fiscal 1998, and the Company believes that sales to Ericsson will account for a significant portion of its net sales in fiscal 1999. See "-- Karlskrona Acquisition" and "Risk Factors -- Risks of Karlskrona Acquisition."

SALES AND MARKETING

     The Company achieves worldwide sales coverage through a direct sales force, which focuses on generating new accounts, and through program managers, who are responsible for managing relationships with existing customers and making follow-on sales. In North America, the Company maintains sales offices in California, Florida and Massachusetts. The Company's Asian sales offices are located in Singapore and Hong Kong. In Europe, the Company maintains sales offices in England, France, Germany and the Netherlands. The Company has expanded its European and U.S. sales forces, and intends to establish additional European sales offices in Sweden. In addition to its sales force, the Company's executive staff plays an integral role in the Company's marketing efforts.

SERVICES

     The Company provides a broad range of advanced engineering, manufacturing and distribution services to OEM customers. These services are provided on a turnkey basis and, to a lesser extent, on a consignment basis, and include product design, PCB fabrication and assembly, materials procurement, inventory management, final system assembly and test, packaging and distribution. The components, subassemblies and complete products manufactured by the Company for its OEM customers incorporate advanced interconnect, miniaturization and packaging technologies, such as SMT, MCM, COB and BGA technologies. An increasing portion of the Company's net sales (a majority of its net sales in fiscal 1997 and the first quarter of fiscal 1998) were derived from the manufacture and assembly of complete products that are substantially ready for distribution by the OEM to its customers. The Company also designs and manufactures miniature gold-finished PCBs that OEMs then incorporate into their products.

     Engineering Services

     The engineering services group coordinates and integrates the Company's worldwide design, prototype and other engineering capabilities. Its focused, integrated approach provides the Company's customers with advanced service and support and leverages the Company's technological capabilities. As a result, the engineering services group enables the Company to strengthen its relationship with manufacturing customers as well as to attract new customers who require advanced design services.

     The engineering services group actively assists customers with initial product design in order to reduce the time from design to prototype, improve product manufacturability and reduce product costs. The Company provides a full range of electrical, thermal and mechanical design services, including CAE and CAD-based design services, manufacturing engineering services, circuit board layout and test development. The engineering services group also coordinates industrial design and tooling for product manufacturing. After product design, the Company provides prototype assemblies for fast turnaround. During the prototype process, Company engineers work with customer engineers to enhance production efficiency and improve product design. The engineering services group then assists with the transition to volume production. By participating in product design and prototype development, the Company can reduce manufacturing costs and accelerate the time to volume production.

     The Company's recent acquisitions have provided it with substantial advanced engineering capabilities. The Company's 1996 acquisition of Fine Line, a San Jose-based provider of quick-turn circuit board layout and prototype services, provides the Company with substantial expertise in a broad range of advanced circuit board designs, and the Company's 1995 acquisition of nCHIP provides advanced MCM design capabilities. The Company has integrated the nCHIP capabilities, and is integrating the Fine Line capabilities, with the Company's existing design and prototype capabilities in its engineering services group. The Company plans to expand its design and prototype capabilities in Westford, Massachusetts and San Jose, California, and also intends to establish design and prototype capabilities in the Karlskrona Facilities.

     Materials Procurement and Management

     Materials procurement and management consists of the planning, purchasing, expediting and warehousing of the components and materials used in the manufacturing process. The Company's inventory management expertise and volume procurement capabilities contribute to cost reductions and reduce total cycle time. The Company generally orders components after it has a firm purchase order or letter of authorization from a customer. However, in the case of long lead-time items, the Company will occasionally order components in advance of orders, based on customer forecasts, to ensure adequate and timely supply. Although the Company works with customers and third-party suppliers to reduce the impact of component shortages, such shortages may occur from time to time and may have a material adverse effect on the Company. See "Risk
Factors -- Limited Availability of Components." The campuses in China and Mexico are designed to provide many of the custom components used by the Company on-site, in order to reduce material and transportation costs, simplify logistics and facilitate inventory management.

     Assembly and Manufacturing

     The Company's assembly and manufacturing operations include PCB assembly and, increasingly, the manufacture of subsystems and complete products. Its PCB assembly activities primarily consist of the placement and attachment of electronic and mechanical components on printed circuit boards using both SMT and traditional pin-through-hole ("PTH") technology. The Company also assembles subsystems and systems incorporating PCBs and complex electromechanical components, and, increasingly, manufactures and packages final products for shipment directly to the customer or its distribution channels. The Company employs just-in-time, ship-to-stock and ship-to-line programs, continuous flow manufacturing, demand flow processes and statistical process control. The Company has expanded the number of production lines for finished product assembly, burn-in and test to meet growing demand and increased customer requirements. In addition, the Company has invested in FICO, a producer of injection molded plastic for Asia electronics companies with facilities in Shenzhen, China.

     As OEMs seek to provide greater functionality in smaller products, they increasingly require advanced manufacturing technologies and processes. Most of the Company's PCB assembly involves the use of SMT, which is the leading electronics assembly technique for more sophisticated products. SMT is a computer-automated process which permits attachment of components directly on both sides of a PCB. As a result, it allows higher integration of electronic components, offering smaller size, lower cost and higher reliability than traditional manufacturing processes. By allowing increasingly complex circuits to be packaged with the components placed in closer proximity to each other, SMT greatly enhances circuit processing speed, and therefore board and system performance. The Company also provides traditional PTH electronics assembly using PCBs and leaded components for lower cost products.

     With its acquisitions of Neutronics and DTM, the Company gained significant plastic injection molding capabilities. In addition, the Company has a 40% investment in FICO, which produces injection molded plastics for Asian companies. Neutronics offers a wide range of custom-manufactured plastic components for various sectors of the electronics industry, including consumer, computer, telecommunications, medical and industrial. The Company's plastic component manufacturing operations in Hungary utilize highly automated injection molding processes.

     The electronic products market is directly dependent on the plastic components market for the packaging of an electronic product. The design of plastic components for a new electronic product, and the associated sourcing of plastic molds, normally involves a substantial lead time. As a result, plastic suppliers with technical capabilities, such as Neutronics and DTM, are able to provide additional services to electronic product manufacturers, such as the development of plastic components and electronics assembly and development, to improve the production process and reduce the finished product's time to market.

     In addition, the Company has invested in emerging technologies that extend its miniaturization capabilities. The Company's 1995 acquisition of nCHIP provided it with advanced capabilities to design and assemble MCMs (collections of integrated circuit chips interconnected within a single package), and the Company now offers a range of MCM technologies from low-cost laminate MCMs to high-performance, deposited thin-film MCMs. The Company assembles completed MCMs in its San Jose, California facilities and also utilizes an outside assembly company for assembly of completed MCMs.

     The Company's 1996 acquisition of Astron provided it with significant capabilities to fabricate miniature gold-finished PCBs for specialized applications such as cellular phones, optoelectronics, LCDs, pagers and automotive electronics. These advanced laminate substrates can significantly improve a product's performance, while reducing its size and cost. The Company's miniature, gold-finished PCBs are fabricated in the Company's facility in China. The Company is currently expanding this facility to provide the capacity to fabricate other complex PCBs.

     The Company is also increasingly utilizing advanced interconnect and packaging technologies such as chip on board ("COB") and ball grid array ("BGA") technology. COB technology represents a configuration in which a bare, unpackaged semiconductor is attached directly onto a PCB, wire bonded and then encapsulated with a polymeric material. COB technology facilitates miniaturized, low-profile assemblies, and can result in lower component costs and reduced time to market. The Company has significant experience in utilizing COB technology to manufacture a wide range of products. BGA technology is an emerging technology for packaging semiconductors that can provide higher interconnect density and improved assembly yields and reliability by assembling surface-mount packages to the circuit board through an array of solder balls, rather than pin leads. The Company has recently begun utilizing BGA technology to manufacture products for OEMs.

     Test

     After assembly, the Company offers computer-aided testing of PCBs, subsystems and systems, which contributes significantly to the Company's ability to deliver high-quality products on a consistent basis. Working with its customers, the Company develops product-specific test strategies. The Company's test capabilities include management defect analysis, in-circuit tests and functional tests. In-circuit tests verify that all components have been properly inserted and that the electrical circuits are complete. Functional tests determine if the board or system assembly is performing to customer specifications. The Company either designs and procures test fixtures and develops its own test software or utilizes its customers' existing test fixtures and test software. In addition, the Company also provides environmental stress tests of the board or system assembly.

     Distribution

     The Company offers its customers flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, the Company is warehousing products for customers and shipping those products directly into their distribution channels. The Company believes that this service can provide customers with a more comprehensive solution and enable them to be more responsive to market demands.

COMPETITION

     The electronics contract manufacturing industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. The Company competes against numerous domestic and foreign contract manufacturers, and current and prospective customers also evaluate the Company's capabilities against the merits of internal production. In addition, in recent years the electronics contract manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including the Company, have significantly increased their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for contract manufacturing services, this increased capacity could result in substantial pricing pressures which could adversely affect the Company's operating results. Certain of the Company's competitors, including Solectron Corporation and SCI Systems, have substantially greater manufacturing, financial, research and development and marketing resources than the Company. Others, such as Jabil Circuits and Celestica, are rapidly increasing their sales and capacity. As competitors increase the scale of their operations, they may increase their ability to realize economies of scale, to reduce their prices and to more effectively meet the needs of large OEMs. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could materially adversely affect the Company's competitive position, its results of operations, prospects or debt service ability.

EMPLOYEES

     As of December 31, 1997, the Company employed approximately 11,300 persons, including approximately 995 employees in Sweden who were added with the Karlskrona Acquisition and 3,485 employees in Austria and Hungary who were added with the Neutronics acquisition. Most of the Company's non-management employees outside of the United States are represented by labor unions. The Company has never experienced a work stoppage or strike. The Company believes that its employee relations are good.

     The Company's success depends to a large extent upon the continued services of key managerial and technical employees. The loss of such personnel could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. To date, the Company has not experienced significant difficulties in attracting or retaining such personnel. Although the Company is not aware that any of its key personnel currently intend to terminate their employment, their future services cannot be assured. See "Risk
Factors -- Dependence on Key Personnel and Skilled Employees."

RECENT ACQUISITIONS

     On October 30, 1997 the Company acquired 92% of the outstanding ordinary shares of Neutronics, an Austrian contract manufacturer with operations in Austria and Hungary, for 2,806,000 Ordinary Shares of the Company. Neutronics' net sales in the 12 months ended June 30, 1997 were approximately $142.6 million. Neutronics' customers include Philips Electronics, Nokia and other OEMs in the consumer electronics, business electronics, computer telecommunications, primary care, medical appliances and automotive electronics industries. Approximately 80% of Neutronic's net sales for the year ended December 31, 1996 and 60% of its net sales for the six months ended June 30, 1997 were derived from sales to Philips Electronics.

     Neutronics conducts its operations through four manufacturing facilities, one in Austria and three in Hungary. These facilities, which total 718,000 square feet and have a total of approximately 3,500 employees are engaged primarily in PCB assembly, as well as injection molded plastics. Neutronics also provides engineering services at its Althofen, Austria facility. The Company believes that Neutronics' manufacturing sites in Hungary (at Tab, Sarvar and Zalaegerszag) benefit from a relatively low cost of labor compared to Western Europe and the United States. There can be no assurance that real wages in Hungary will not rise to a level comparable to Western Europe or the United States.

     Neutronics commenced operations in July 1994 as a joint venture between a subsidiary of Philips Electronics and Sandaplast B.V. ("Sandaplast"), a Dutch company corporation based in Malaysia. Neutronics initially acquired Philips' existing facility in Althofen, Austria, and subsequently established the three Hungarian facilities, modernized the Austrian facility and added plastic injection molding capabilities. Accordingly, Neutronics has a limited operating history. At the time of the acquisition, Neutronics was owned by Philips, Malaysian businessman Shing Leong Hui and Neutronics' management. Neutronics' management retained ownership of eight percent of the shares of Neutronics and S.L. Hui has joined the Company's Board of Directors.

     On December 1, 1997, the Company acquired DTM Products, Inc., a Colorado-based producer of injection molded plastics for North American OEMs, in exchange for 252,469 Ordinary Shares, and Energipilot AB, a Swedish company principally engaged in providing cables and engineering services for Northern European OEMs, in exchange for 229,990 Ordinary Shares. On January 16, 1998, the Company entered into an agreement to acquire Conexao Informatica Ltda., a Brazil-based contract manufacturer.

     The ability of the Company to obtain the benefits of the acquisitions of Neutronics, DTM, and Energipilot is subject to a number of risks and uncertainties, including the Company's ability to successfully integrate the acquired operations and its ability to maintain, and increase, sales to customers of the acquired companies. See "Risk Factors -- Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     On March 27, 1997, the Company acquired from Ericsson the Karlskrona Facilities located in Karlskrona, Sweden and related inventory, equipment and other assets for approximately $82.4 million in cash. The Karlskrona Facilities include a 220,000 square foot facility and a 110,000 square foot facility, each of which is ISO 9002 certified. These facilities currently assemble PCBs, network switches, cordless base stations and other components for business communications systems sold by Ericsson. Approximately 870 Ericsson employees based at the Karlskrona Facilities became employees of the Company at the facilities. In addition, Ronny Nilsson, previously the Vice President and General Manager, Supply and Distribution of Ericsson, was appointed President of Flextronics International Sweden AB and Senior Vice President, Europe of the Company.

     The Company, certain of its subsidiaries and Ericsson also entered into the related Karlskrona Purchase Agreement, under which the Company will manufacture and Ericsson will purchase, for a three-year period, certain products used in Ericsson's business communications systems. The Company believes that, as a result, sales to Ericsson will account for a large portion of its net sales in fiscal 1998. The Karlskrona Facilities' cost of sales and services (including certain overhead allocations) for the year ended December 31, 1996 was approximately 2.1 billion Swedish kronor (approximately $310.0 million based on exchange rates at December 31, 1996). However, there can be no assurance as to the volume of Ericsson's purchases, or the mix of products that it will purchase, from the Karlskrona Facilities in any future period.

     By acquiring the Karlskrona Facilities, the Company substantially increased its worldwide capacity, obtained a strong base in Northern Europe and enhanced its position as a contract manufacturer for the telecommunications industry, which is increasingly outsourcing manufacturing. The Company also intends to use the manufacturing resources provided by the Karlskrona Facilities to offer services to other European OEMs, which it believes are also beginning to outsource the manufacture of significant product lines.

     The Company anticipates realizing approximately $285.0 million of sales (based on current exchange rates) to Ericsson of products manufactured in the Karlskrona Facilities in fiscal 1998; however, there can be no assurance that the Company's sales to Ericsson will not be materially less than those anticipated. The Company expects that its gross margin percentage on products manufactured for Ericsson in the Karlskrona Facilities in fiscal 1999 will be less than that realized by the Company as a whole in fiscal 1997 and the nine months ended December 31, 1997. To the extent that the Company is successful in increasing the capacity of the Karlskrona Facilities and in using these facilities to provide services to other OEMs, the Company anticipates increased operating efficiencies. There can be no assurance that the Company will realize lower overhead or sales expenses or increased operating efficiencies as anticipated.

     The foregoing, and discussions elsewhere in this Prospectus, contain a number of forward-looking statements relative to the benefits and effects of the Karlskrona Acquisition and the Neutronics Acquisition, and the Company's relationship with Ericsson including the Company's anticipated sales to Ericsson, the Company's net sales, gross margins and results of operations, and no assurances can be given as to the Company's ability to achieve such benefits and results. The Karlskrona Acquisition, the Neutronics Acquisition and the Company's business are subject to a number of risks that could adversely affect the Company's ability to achieve these operating results and the anticipated benefits of the Karlskrona Acquisition and the Neutronics Acquisition, including the Company's ability to reduce costs at the Karlskrona Facilities, the Company's lack of experience operating in Sweden, Austria and Hungary, the Company's ability to transition the Karlskrona Facilities from captive manufacturing for Ericsson to manufacturing for third parties and to expand capacity at these facilities and to integrate these facilities into its global operations. Further, changes in exchange rates between the Swedish kronor, the Austrian schilling and the Hungarian forint on the one hand, and U.S. dollars on the other, will affect the Company's operating results. See "Risk Factors -- Risks of Karlskrona Acquisition."

     The Karlskrona Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Karlskrona Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Karlskrona Purchase Agreement. In addition, the Karlskrona Purchase Agreement requires that the Company maintain a ratio of equity to total liabilities, debt and equity of at least 25%, and a current ratio of at least 120%. Further, the Karlskrona Purchase Agreement prohibits the Company from selling or relocating the equipment acquired in the transaction without Ericsson's consent. A material breach by the Company of any of the terms of the Karlskrona Purchase Agreement could allow Ericsson to repurchase the assets conveyed to the Company at the Company's book value or to obtain other relief, including the cancellation of outstanding purchase orders or termination of the Karlskrona Purchase Agreement. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. In addition, without Ericsson's consent, the Company may not enter into any transactions that could adversely affect its ability to continue to supply products and services to Ericsson under the Karlskrona Purchase Agreement or its ability to reduce costs and prices to Ericsson. As a result of these rights, Ericsson may, under certain circumstances, retain a significant degree of control over the Karlskrona Facilities and their management. However, the Company understands that it is Ericsson's intention that the Company utilize the Karlskrona Facilities to provide services not just to Ericsson, but also to other OEMs, and Ericsson will receive price reductions if the Company is able to reduce costs at the Karlskrona Facilities through any resulting volume efficiencies.

FACILITIES

     The Company has manufacturing facilities located in Austria, China, Hungary, Malaysia, Mexico, Singapore, Sweden, the United Kingdom and the United States. In addition, the Company provides engineering services at its facilities in Austria, Singapore, California and Massachusetts. All of the Company's manufacturing facilities are registered to the quality requirements of the International Organization for Standardization (ISO 9002) or are in the process of final certification.

     Certain information about the Company's manufacturing and engineering facilities as of December 15, 1997 is set forth below:

                                      YEAR        APPROXIMATE     OWNED/
            LOCATION              COMMENCED(1)    SQUARE FEET    LEASED(2)                SERVICES
--------------------------------  ------------    -----------    ---------     -------------------------------
Manufacturing Facilities
  Althofen, Austria(3)..........      1997          153,000        Owned       Full system manufacturing; PCB
                                                                               assembly.
  Shenzhen, China...............      1995           90,000       Leased       High volume PCB assembly.
  Hong Kong, China(4)...........      1996           45,000       Leased       Fabrication of high density
                                                                               PCBs
  Doumen, China(4)..............      1996          330,000(4)     Owned(5)    Fabrication of high density,
                                                                               miniaturized PCBs. High volume
                                                                               PCB assembly.
  Sarvar, Hungary(3)............      1997          298,000        Owned(6)    Full system manufacturing; PCB
                                                                               assembly; plastic injection
                                                                               molding.
  Tab, Hungary(3)...............      1997          170,000        Owned       Full system manufacturing; PCB
                                                                               assembly.
  Zalaegerszeg, Hungary(3)......      1997           97,000        Owned       Full system manufacturing; PCB
                                                                               assembly.
  Johore, Malaysia..............      1991           80,000        Owned       Full system manufacturing; PCB
                                                                               assembly.
  Guadalajara, Mexico...........      1997          101,000        Owned       High volume PCB assembly.
  Singapore(7)..................      1982           47,000       Leased       Complex, high value-added PCB
                                                                               assembly.
  Karlskrona, Sweden............      1997          330,000        Owned(8)    Assembly and test of complex
                                                                               PCBs and systems.
  Stockholm, Sweden(9)..........      1997           70,000       Leased       Assembly of cables and cable
                                                                               assemblies.
  Tonypandy, Wales(10)..........      1995           50,000        Owned       Full system manufacturing;
                                                                               medium complexity PCB assembly.
  San Jose, California..........      1994           65,000       Leased       Full system manufacturing; PCB
                                                                               assembly.
  San Jose, California..........      1996           32,500       Leased       Complex, high value-added PCB
                                                                               assembly.
  San Jose, California..........      1997           73,000        Owned       Complex, high value-added PCB
                                                                               assembly.
  Niwot, Colorado(11)...........      1997           40,000       Leased       Plastic injection molding.
Engineering Facilities
  Althofen, Austria.............      1997               --(12)    Owned       Design, prototype and
                                                                               engineering services.
  Singapore.....................      1982               --(13)       --       Design and prototype services.
  Karlskrona, Sweden............      1997               --(14)       --       Design and prototype services.
  Westford, Massachusetts.......      1987            9,112       Leased       Design and prototype services.
  San Jose, California..........      1996           71,000       Leased       Engineering services and
                                                                               corporate functions.

---------------

 (1) Refers to year acquired, leased or constructed by the Company or its predecessor.

 (2) The leases for the Company's leased facilities expire between December 1997 and July 2005. In addition, the Company has a 47,000 square foot manufacturing facility in Richardson, Texas whose manufacturing operations have been closed. The Company leases this facility under a lease that expires in April 2000, and the Company currently is using this facility for administrative functions.

 (3) Acquired by the Company in fiscal 1998 in connection with the Neutronics acquisition.

 (4) Acquired by the Company in fiscal 1996 in connection with the Astron acquisition.

 (5) Excludes approximately 370,000 square feet used for dormitories, infrastructure and other functions. The Company has land use rights for this facility through 2020.

 (6) The Company currently owns the land and certain of the buildings located in the Sarvar Industrial Park and leases other buildings at this location.

 (7) The Company downsized manufacturing operations at this facility in fiscal 1997.

 (8) Ericsson has retained certain rights with respect to the Company's use and disposition of the Karlskrona Facilities. See "-- Recent Acquisitions."

 (9) Acquired by the Company in fiscal 1998 in connection with the Energipilot acquisition.

(10) Acquired by the Company in fiscal 1996 in connection with the A&A acquisition.

(11) Acquired by the Company in fiscal 1998 in connection with the DTM acquisition.

(12) Located within the 153,000 square foot manufacturing facility in Althofen.

(13) Located within the 47,000 square foot manufacturing facility in Singapore.

(14) Located within the 330,000 square foot manufacturing facilities in Karlskrona.

     In fiscal 1998, the Company substantially increased overall capacity by expanding operations in North America, East Asia and Northern Europe. As a result of these expansions and the Company's acquisitions of the Karlskrona Facilities, Neutronics, Energipilot and DTM, the Company has significantly increased its manufacturing capacity, adding 1,005,000 square feet principally dedicated to manufacturing operations. The Company plans to significantly expand its manufacturing campuses in Shenzhen, China, Sarvar, Hungary, Guadalajara, Mexico and San Jose, California by adding new facilities and equipment. There can be no assurance that the Company will not encounter unforeseen difficulties, costs or delays in developing, constructing and equipping the new and expanded manufacturing facilities. See "Risk Factors -- Management of Expansion and Consolidation."

     In North America, the Company has recently leased a new 71,000 square foot facility, from which the Company offers a wide range of engineering services, including product design and prototype development, and in July 1997 the Company completed construction of a new 73,000 square foot facility, dedicated to high volume PCB assembly. These new facilities are located adjacent to the Company's other San Jose operations. Also in July 1997, the Company completed construction of a 101,000 square foot manufacturing facility on a 32-acre campus site in Guadalajara. This new facility currently has over 200 employees and has begun PCB assembly operations.

     In Asia, the Company has expanded its Doumen facilities by developing an additional 240,000 square feet of facilities for fabrication of miniaturized gold-finished PCB fabrication and for PCB and full system assembly. The Company completed this expansion in June 1997. The Doumen campus, located on a 15-acre site, now includes approximately 330,000 square feet of manufacturing facilities as well as approximately 370,000 square feet of facilities used for dormitories, infrastructure and other functions, with over 1,000 employees. The Company is currently installing equipment and infrastructure at its new facilities in Doumen, Guadalajara, and San Jose.

     The campus facilities in Doumen and Guadalajara are designed to be integrated facilities that can produce many of the custom components used by the Company, manufacture complete products for customers, warehouse the products and distribute them directly to customer's distribution channels. The Company believes that by offering all of those capabilities at the same site, it can reduce material and transportation costs, simplify logistics and communications, and improve inventory management, providing customers with a more complete, cost-effective manufacturing solution.

     The Company is in the process of substantially expanding its manufacturing capacity at many of its facilities, and plans to significantly expand its manufacturing campuses in Shenzhen, China, Sarvar, Hungary, Guadalajara, Mexico and San Jose, California by adding new facilities and equipment. The Company expects substantial new capital expenditures and operating lease commitments in connection with this expansion. The Company intends to finance the capital expenditures with net cash from operations, existing cash balances and borrowings under the Credit Facility. No assurance can be given as to the availability of such net cash from operations or borrowings, or as to the availability or terms of any operating leases, and if such funds and leases are not available, the Company could be required to curtail the construction of the new facilities. There can be no assurance that the Company will not encounter unforeseen difficulties, costs or delays in developing, constructing and equipping the new manufacturing facilities, and there can be no assurance as to when it will complete construction. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. The development and construction of the new facilities are subject to significant risks and uncertainties, including cost estimation errors and overruns, construction delays, weather problems, equipment delays or shortages, labor shortages and disputes, production start-up problems and other factors. As many of such factors are beyond the Company's control, the Company cannot predict the length of any such delays, which could be substantial and could result in substantial cost overruns. Such delays would adversely affect the Company's sales growth and the Company's ability to timely meet delivery schedules. Furthermore, the Company's development and construction of the new facilities will result in new fixed and operating expenses, including substantial increases in depreciation expense and rental expense that will increase the Company's cost of sales. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results could be materially adversely affected.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The names, ages and positions of the Company's Directors and officers as of January 31, 1998 are as follows:

      NAME           AGE                         POSITION
-----------------    ---     ------------------------------------------------
Michael E. Marks     47      Chief Executive Officer and Director
Tsui Sung Lam        48      President, Asia Pacific Operations and Director
Robert R. B.         48      Senior Vice President of Finance and
  Dykes                      Administration
Ronny Nilsson        49      Senior Vice President, Europe
Michael McNamara     41      Vice President, President North American
                             Operations
Stephen J. L.        36      Senior Vice President, Worldwide Sales and
  Rees                       Marketing and Director
Michael J. Moritz    47      Director
Richard L. Sharp     50      Director
Patrick Foley        65      Director
Alain Ahkong         50      Director
Shing Leong Hui      39      Director

     Michael E. Marks -- Mr. Marks has been the Company's Chief Executive Officer since January 1994 and its Chairman of the Board since July 1993. He has been a Director of the Company since December 1991. From November 1990 to December 1993, Mr. Marks was President and Chief Executive Officer of Metcal, Inc., a precision heating instrument company ("Metcal"). Mr. Marks received a B.A. and M.A. from Oberlin College and an M.B.A. from the Harvard Business School.

     Tsui Sung Lam -- Mr. Tsui has been the Company's President, Asia-Pacific since April 1997, and a Director since 1991. From January 1994 to April 1997, he served as the Company's President and Chief Operating Officer. From June 1990 to December 1993, he was the Company's Managing Director and Chief Executive Officer. From 1982 to June 1990, Mr. Tsui served in various positions for Flextronics, Inc., the Company's predecessor, including Vice President of Asian Operations. Mr. Tsui received Diplomas in Production Engineering and Management Studies from Hong Kong Polytechnic, and a Certificate in Industrial Engineering from Hong Kong University.

     Robert R. B. Dykes -- Mr. Dykes served as a Director of the Company from January 1994 until August 1997 and since February 1997 he has served as its Senior Vice President of Finance and Administration. Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, an application and system software products company, from 1988 to February 1997. Mr. Dykes received a Bachelor of Commerce and Administration degree from Victoria University in Wellington, New Zealand. Mr. Dykes is on the board of directors of Symantec Corporation.

     Ronny Nilsson -- Mr. Nilsson has served as the Company's Senior Vice President, Europe since April 1997. From May 1995 to April 1997, he was Vice President and General Manager, Supply & Distribution and Vice President, Procurement, of Ericsson Business Networks where he was responsible for facilities in Sweden, Austria, China, the Netherlands, Mexico and Australia. From January 1991 to May 1995, he was Director of Production at the EVOX+RIFA Group, a manufacturer of components, and Vice President of RIFA AB where he was responsible for factories in Sweden, Finland, Singapore and Indonesia. Mr. Nilsson received a certificate in Mechanical Engineering from the Lars Kagg School in Kalmar, Sweden and certificates from the Swedish Management Institute and the Ericsson Management Program.

     Michael McNamara -- Mr. McNamara has served as Vice President, President North American Operations since April 1994. From May 1993 to March 1994, he was President and Chief Executive Officer of Relevant Industries, Inc., which was acquired by the Company in March 1994. From May 1992 to May 1993, he was Vice President, Manufacturing Operations at Anthem Electronics, an electronics distributor. From

April 1987 to May 1992, he was a Principal of Pittiglo, Rabin, Todd & McGrath, an operations consulting firm. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

     Stephen J. L. Rees -- Mr. Rees has served as a Director of the Company since April 1996, as Senior Vice President, Worldwide Sales and Marketing since May 1997, and as Chairman and Chief Executive Officer of Astron since the acquisition of Astron by the Company in February 1996. Mr. Rees has been Chairman and Chief Executive Officer of Astron since November 1991. Mr. Rees holds a B.A. in Finance from the City of London Business School and graduated in Production Technology and Mechanical Engineering from the HTL St. Polten Technical Institute in Austria.

     Michael J. Moritz -- Mr. Moritz has served as a Director of the Company since July 1993. Mr. Moritz has been a General Partner of Sequoia Capital, a venture capital firm, since 1988. Mr. Moritz also serves as director of Yahoo, Inc., Neomagic and several privately-held companies.

     Richard L. Sharp -- Mr. Sharp has served as a Director of the Company since July 1993. He is Chairman of the Board and Chief Executive Officer of Circuit City Stores, Inc., a consumer electronics and appliance retailer. He joined Circuit City as an Executive Vice President in 1982. He was President from June 1984 to March 1997 and became Chief Executive Officer in 1986 and Chairman of the Board in 1994. Mr. Sharp also serves as a director of Fort James Corporation.

     Patrick Foley -- Mr. Foley has been a Director of the Company since October 1997. Mr. Foley is Chairman, President and Chief Executive Officer of DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company. He joined DHL in September 1988 with more than 30 years experience in hotel and airline industries. Mr. Foley also serves as a director of Continental Airlines, Inc., Del Monte Corporation, DHL International, Foundation Health Systems, Inc. and Glenborough Realty Trust, Inc.

     Alain Ahkong -- Mr. Ahkong has served as a Director of the Company since October 1997. Mr. Ahkong is a founder of Pioneer Management Services Pte. Ltd. ("Pioneer"), a Singapore-based consultancy firm, and has been the Managing Director of Pioneer since 1990. Pioneer provides advice to the Company, and other multinational corporations, on matters related to international taxation.

     Shing Leong Hui -- Mr. Hui has served as a Director of the Company since October 1997. Since 1996 he has been Managing Director of CS Hui Holdings in Malaysia. Between 1984 and 1994 he was Managing Director of Samda Plastics Industries Ltd., a plastic injection molding company in Malaysia. Since 1994 Mr. S.L. Hui has also been a committee member of the Penang, Malaysia Industrial Council, Vice-Chairman of the SMI Center in Malaysia, and Chairman of the Sub-Committee Plastics Technology Training Center in Malaysia. Since 1990 he has been President of the North Malaysian Small and Medium Enterprises Association.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company for services rendered during fiscal 1997, 1996 and 1995 by the Chief Executive Officer and each of the four most highly compensated executive officers as of March 31, 1997 whose total salary and bonus for fiscal 1997 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                      ANNUAL COMPENSATION                  AWARDS
                          -------------------------------------------    SECURITIES
   NAME AND PRINCIPAL     FISCAL                         OTHER ANNUAL    UNDERLYING     ALL OTHER
        POSITION           YEAR     SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
------------------------  ------   --------   --------   ------------   ------------   ------------
Michael E. Marks........   1997    $300,000   $ 80,400     $234,052(1)     250,000       $  8,351(2)
Chairman of the Board      1996    $275,000   $132,500           --        150,000       $ 10,209(3)
  and Chief Executive      1995    $250,000   $ 45,750           --         25,000       $  9,170(4)
  Officer
Tsui Sung Lam...........   1997    $256,791   $ 87,180           --         20,000       $ 28,757(5)
  President,               1996    $249,176   $143,313           --         40,000       $ 39,988(6)
     Asia-Pacific
  Operations               1995    $216,028   $ 67,533           --             --       $ 18,288(7)
Michael McNamara........   1997    $199,999   $ 30,642     $  5,337(8)      21,000       $  3,958(9)
Vice President,            1996    $173,250   $ 53,626           --         15,000             --
  President
  of U.S. Operations       1995    $165,000   $ 15,468           --             --             --
Dennis Stradford(10)....   1997    $191,100   $ 33,634           --             --       $  8,290(11)
Senior Vice President,     1996    $191,100   $ 65,066           --         13,000       $  9,419(12)
  Sales and Marketing      1995    $182,000   $ 45,018           --             --       $  8,800(13)
Goh Chan Peng(14).......   1997    $174,283   $ 44,870           --         16,000       $ 24,449(15)
Senior Vice President of   1996    $163,718   $ 65,976           --         15,000       $ 24,217(16)
  Finance and              1995    $134,193   $ 49,544           --             --       $ 14,122(17)
     Operations,
  Asia-Pacific

---------------

 (1) Includes an auto allowance of $7,712, forgiveness of a promissory note due to a subsidiary of the Company of $200,000 and forgiveness of interest payment of $26,340 on the promissory note payable to a subsidiary of the Company.

 (2) Includes Company contributions to the Company's 401(k) plan of $4,750 and life and disability insurance premium payments of $3,601.

 (3) Includes Company contributions to the Company's 401(k) plan of $4,370 and life and disability insurance premium payments of $5,839.

 (4) Includes Company contributions to the Company's 401(k) plan of $4,520 and life insurance premium payments of $4,650.

 (5) Includes life insurance payments of $736 and Company contributions to the Central Provident Fund of $28,021. The Central Provident Fund is a Singapore statutory savings plan to which contributions may be made to provide for employees' retirement.

 (6) Includes life insurance payments of $736 and Company contributions to the Central Provident Fund of $39,252.

 (7) Includes life insurance premium payments of $671 and Company contributions to the Central Provident Fund of $17,617.

 (8) Represents forgiveness of interest payment due on a promissory note payable to a subsidiary of the Company.

 (9) Represents Company contributions to the Company's 401(k) plan.

(10) Mr. Stradford was the Company's Vice President, Sales and Marketing through April 1997. Mr. Stradford is now responsible for sales in Europe and is no longer deemed an executive officer of the Company.

(11) Includes Company contributions to the Company's 401(k) plan of $4,750 and life insurance premium payments of $3,540.

(12) Includes Company contributions to the Company's 401(k) plan of $3,832 and life insurance premium payments of $5,587.

(13) Includes Company contributions to the Company's 401(k) plan of $5,460 and life insurance premium payments of $3,340.

(14) Mr. Goh was the Company's Chief Financial Officer for fiscal 1997. Mr. Goh is no longer deemed an executive officer of the Company.

(15) Includes life insurance payments of $736 and Company contributions to the Central Provident Fund of $23,713.

(16) Includes life insurance premium payments of $736 and Company contributions to the Central Provident Fund of $23,481.

(17) Includes life insurance premium payments of $671 and Company contributions to the Central Provident Fund of $13,451.

OPTION GRANT TABLE

     The following table sets forth information regarding option grants during fiscal 1997 to each of the Named Executive Officers. All options were granted pursuant to the Company's 1993 Share Option Plan. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective five-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                          OPTION GRANTS IN FISCAL 1997

                                                                                       POTENTIAL REALIZABLE
                                                                                               VALUE
                                               PERCENTAGE                             AT ASSUMED ANNUAL RATES
                                  NUMBER OF     OF TOTAL                                  OF STOCK PRICE
                                 SECURITIES      OPTIONS                                   APPRECIATION
                                 UNDERLYING    GRANTED TO    EXERCISE                   FOR OPTION TERM(3)
                                   OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION   -----------------------
             NAME                GRANTED(1)      IN 1997     SHARE(2)       DATE          5%          10%
-------------------------------  -----------   -----------   ---------   ----------   ----------   ----------
Michael E. Marks...............    250,000         34.7%      $ 23.125     11/08/01   $1,597,244   $3,529,511
Tsui Sung Lam..................     20,000          2.8%      $ 23.125     11/08/01      127,780      282,361
Michael McNamara...............      1,000          0.1%      $  19.75     08/27/01        5,457       12,058
                                    20,000          2.1%      $ 23.125     11/08/01      127,780      282,361
Dennis P. Stradford............         --           --             --           --           --           --
Goh Chan Peng..................      1,000          0.1%      $  19.75     08/27/01        5,457       12,058
                                    15,000          2.1%      $ 23.125     11/08/01       95,835      211,771

---------------

(1) The options shown in the table were granted at fair market value, are incentive stock options and will expire five years from the date of grant, subject to earlier termination upon termination of the optionee's employment. The options become exercisable over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 1/36th of the shares vesting for each full calendar month that an optionee renders services to the Company thereafter. All of the options shown in the table will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding Ordinary Shares, unless the options are assumed or otherwise replaced by the acquiring entity. The Compensation Committee has authority to provide for the acceleration of each option in connection with certain hostile tender offers or proxy contests for Board membership. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of certain hostile tender offers, in return for a cash distribution from the Company based on the tender offer price per share. In the case of Messrs. Tsui and Goh, all of the options shown in the table will become immediately exercisable in the event of termination of employment for any reason.

(2) The exercise price of the option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of share price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Ordinary Share prices.

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during fiscal 1997, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $19.875 per share, which was the closing price of the Company's Ordinary Shares as reported on the Nasdaq National Market on March 31, 1997, the last day of trading for fiscal 1997.

         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND YEAR-END VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                        FISCAL YEAR-END(2)            FISCAL YEAR-END(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(1)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Michael E. Marks............     10,000       286,700       132,002        349,998        1,196,977      692,213
Tsui Sung Lam...............     10,000       310,800        63,355         43,645          830,253      150,482
Michael McNamara............         --            --        30,418         35,582          403,468      114,257
Dennis P. Stradford.........     16,000       416,648         6,105          6,895           44,970       52,915
Goh Chan Peng...............         --            --        35,230         27,770          502,256       70,529

---------------

(1) "Value Realized" represents the fair market value of the Company's Ordinary Shares underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's Ordinary Shares on March 31, 1997, the last day of trading for fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1997 were Mr. Dykes and Mr. Sharp. Mr. Dykes resigned his position on the Compensation Committee upon becoming an officer of the Company in February 1997. The current members of the Compensation Committee are Mr. Sharp and Mr. Moritz. No officers of the Company serve on the Compensation Committee.

EMPLOYMENT AND CONSULTING AGREEMENTS

     In July 1993, the Company entered into employment agreements with Messrs. Tsui and Goh. Under these agreements, Messrs. Tsui and Goh were entitled to receive an annual salary (in Singapore dollars) of S$344,539 and S$207,103, respectively. In April 1997, the Compensation Committee increased the base salaries (in Singapore dollars) of Messrs. Tsui and Goh to S$429,000 and S$304,499, respectively. In addition, the Company entered into revised employment agreements with Messrs. Tsui and Goh as President, Asia Pacific Operations and Senior Vice President of Finance and Operations, Asia Pacific, respectively, effective April 1, 1997. Pursuant to the new employment agreements, the employment of Messrs. Tsui and Goh will continue until either the Company or the employee gives the other 12 months' notice of termination (or pays the other 12 months' base salary in lieu of notice). The Company is required to pay one month's salary for each year of employment by Messrs. Tsui and Goh upon termination of their respective employment by the Company. The Company also agreed that upon termination of employment of Messrs. Tsui or Goh by the Company for any reason, any options to purchase Ordinary Shares then held by them would immediately vest and become exercisable for all of the shares subject to such option.

     In connection with the Company's acquisition of Astron, Astron Technologies Limited, a subsidiary of the Company ("ATL"), entered into a Services Agreement (the "Services Agreement") with Croton Technology Ltd., a company under the management and control of Mr. Rees ("Croton"), and Astron entered into a Supplemental Services Agreement (the "Supplemental Services Agreement") with Mr. Rees. Under the terms of the Services Agreement, Mr. Rees acted as President of ATL, and Croton was responsible for developing the business of ATL through June 1998. The Services Agreement provided that Croton will receive (i) a payment of $15.0 million on June 30, 1998, $5.0 million of which was to be payable in cash and $10.0 million of which was to be payable in cash or the Ordinary Shares of the Company at the option of the Company and (ii) an annual fee in the amount of $90,000. Payment of the $15.0 million lump sum payment was conditioned upon, among other things, Mr. Rees' continuing as Chairman of Astron through June 1998. The Services Agreement was to terminate on June 30, 1998 but may be terminated for cause under the terms described therein. Pursuant to the terms of the Supplemental Services Agreement, Mr. Rees acted as Chairman of Astron and was responsible for maintaining and developing the business of Astron, and, in exchange, received an annual salary of $140,000. The Supplemental Services Agreement was to terminate on June 30, 1998.

     Effective March 27, 1997, the Company revised the Services Agreement and the Supplemental Services Agreement, and appointed Mr. Rees as the Company's Senior Vice President - Worldwide Sales and Marketing. In connection with this revision, the amount of the payment due on June 30, 1998 was reduced from $15.0 million to $14.0 million and the remaining conditions to the Company's payment of the fee were removed. Of the $14.0 million, $5.0 million remains payable in cash, and $9.0 million remains payable in cash or, at the option of the Company, in Ordinary Shares. This reduction was negotiated in view of (i) a negotiated settlement in March 1997 of the amount of the earnout payable by the Company to the former shareholders of Astron in which the Company agreed to certain matters, previously in dispute affecting the amount of the earnout payment, and
(ii) the elimination of the conditions to payment and of Mr. Rees' ongoing obligations under the Services Agreement and the Supplemental Services Agreement.

     In connection with the acquisition of two manufacturing facilities from Ericsson Business Networks AB located in Karlskrona, Sweden, the Company and Mr. Ronny Nilsson entered into an Employment and Noncompetition Agreement ("Employment Agreement") and a Services Agreement (the "Nilsson Services Agreement"), both dated as of April 30, 1997. Pursuant to the Employment Agreement, Mr. Nilsson (a) was appointed as the Company's Senior Vice President, Europe for a four-year period, (b) receives an annual salary of $250,000, and
(c) is entitled to a bonus of up to 45% of his annual salary upon the successful completion of certain performance criteria. Pursuant to the Nilsson Services Agreement, Mr. Nilsson is to perform management consultation and guidance services to the Company in consideration of (a) an aggregate of $775,000 to be paid between March 31, 1997 and April 15, 1998, and (b) the issuance by the Company to Mr. Nilsson of an interest-free loan in the amount of $415,000 to be repaid by Mr. Nilsson in two installments of $210,000 and $205,000 on September 15, 1997 and April 15, 1998, respectively.

     On November 6, 1997, the Company's U.S. subsidiary loaned $1.5 million to Mr. Marks, the Chairman of the Board and Chief Executive Officer of the Company. Mr. Marks executed a promissory note in favor of Flextronics International USA, Inc. which bears interest at a rate of 7.25% and matures on November 6, 1998. This loan is secured by certain assets owned by Mr. Marks.

                       DESCRIPTION OF THE CREDIT FACILITY


     The Credit Facility was established on March 27, 1997 and, subject to compliance with certain financial covenants and the satisfaction of customary borrowing conditions, provides for revolving credit borrowings by the Company and Flextronics International USA, Inc., a California corporation and a wholly-owned subsidiary of the Company (the "United States Subsidiary") of an aggregate of $105.0 million. BankBoston, N.A. (the "Bank") is the lead agent and a lender under the Credit Facility. In January 1998, the Credit Facility was amended to, among other things, (i) eliminate the term loan facility; (ii) reduce the commitment fees and interest rate payable under the facility; (iii) provide for loans directly to certain of the Company's subsidiaries; and (iv) provide for loans in foreign currencies.


     The Credit Facility consists of two separate credit agreements, one providing for up to $85.0 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $20.0 million principal amount of revolving credit loans to the Company's United States subsidiary. Loans under the Credit Facility will mature in March 2000. The Company anticipates that it will from time to time borrow revolving credit loans to fund its operations and growth.

     Loans to the Company are guaranteed by certain of its subsidiaries and loans to the Company's United States Subsidiary are guaranteed by the Company and by certain of the Company's subsidiaries. The Credit Facility is secured by a lien on substantially all accounts receivable and inventory of the Company and its subsidiaries, as well as a pledge of the Company's shares in certain of its subsidiaries. Loans under the Credit Facility bear interest at the lender's base rate or eurocurrency rate, plus an applicable margin which depends on the Company's consolidated Leverage Ratio (the ratio of Total Funded Indebtedness to EBITDA (each as defined therein)). The Credit Facility further provides for the payment by the Company of a commitment fee on the available and unused portion of the credit line and certain other fees.

     The Credit Facility contains covenants and provisions that, among other things, prohibit the Company and its subsidiaries from (i) incurring additional indebtedness, subject to certain exceptions such as subordinated debt (as defined therein), certain unsecured debt, purchase money debt not to exceed $25.0 million and capitalized leases; (ii) incurring liens on their property (subject to certain exceptions); (iii) engaging in certain dispositions of assets; (iv) making acquisitions that do not meet certain criteria; and (v) making certain other investments. In addition, the Credit Facility prohibits the payment of dividends by the Company.

     The Credit Facility also requires that the Company satisfy certain financial covenants on a consolidated basis that, among other things, provide that the Company's: (i) Leverage Ratio must not exceed 3.5 : 1.00, (ii) Interest Coverage Ratio (the ratio of EBITDA to consolidated total interest expense) must not be less than 3.25 : 1, (iii) consolidated tangible net worth must not be less than the sum of (a) 95% of consolidated tangible net worth at September 30, 1997 plus (b) on a cumulative basis, 75% of positive net income for each fiscal year subsequent to the fiscal year ended 1997, plus (c) 100% of the proceeds of any equity issuance. The Company was in compliance with these financial covenants as of December 31, 1997.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Ordinary Shares as of January 31, 1998, and as adjusted to reflect the sale of shares offered by the Selling Shareholders pursuant to this Prospectus, by (i) each of the Company's directors, the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers in fiscal 1997, (ii) all directors and executive officers as a group, (iii) each person who is known by the Company to own beneficially more than 5% of the Company's Ordinary Shares, and (iv) each Selling Shareholder (assuming each Selling Shareholder sells all of the Ordinary Shares offered hereby). Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

                                              SHARES BENEFICIALLY
                                                OWNED PRIOR TO         NUMBER OF      SHARES BENEFICIALLY
                                                  OFFERING(1)           SHARES      OWNED AFTER OFFERING(1)
                                            -----------------------      BEING      -----------------------
  NAMES AND ADDRESS OF BENEFICIAL OWNER      NUMBER      PERCENT(2)     OFFERED      NUMBER      PERCENT(2)
-----------------------------------------   ---------    ----------    ---------    ---------    ----------
DIRECTORS, OFFICERS AND 5% SHAREHOLDERS
Ronald Baron(3)..........................   1,754,700        9.1%             --    1,754,700        9.1%
  c/o Baron Capital Management, Inc.
  767 Fifth Avenue, 24th Floor
  New York, New York 10153
Putnam Investments, Inc.(4)..............   1,722,843        8.9%             --    1,722,843        8.9%
  One Post Office Square
  Boston, Massachusetts 02109
The Capital Group Companies(5)...........   1,125,000        5.8%             --    1,125,000        5.8%
  333 South Hope Street
  Los Angeles, California 90071
Michael E. Marks(6)......................     496,654        2.5%             --      476,946        2.5%
Tsui Sung Lam(7).........................      70,128       *                 --       72,627       *
Michael McNamara(8)......................      94,268       *                 --       92,768       *
Robert R.B. Dykes(9).....................      38,914       *                 --       38,664       *
Ronny Nilsson............................          --         --              --           --      --
Michael Moritz(10).......................     819,831        4.2%             --      819,831        4.2%
Stephen J.L. Rees(11)....................      22,605       *                 --       22,605       *
Richard L. Sharp(12).....................     934,519        4.8%             --      934,519        4.8%
Patrick Foley(13)........................       3,125       *                 --        3,125       *
Alain Ahkong.............................          --         --              --           --      --
Shing Leong Hui(14)......................   1,649,500        8.5%      1,649,500        2,500       *
All directors and executive officers as a
  group (11 persons)(15).................   4,182,069..     21.4%             --    2,482,069       12.8%
SELLING SHAREHOLDERS
Bo Sjunnesson............................     229,990        1.2%        229,990           --      --
Osterreichische Philips Industrie GmbH...     831,125        4.3%        831,125           --      --
Philips Beteiligungs GmbH................     266,875        1.4%        266,875           --      --
Shing Leong Hui(14)......................   1,649,500        8.5%      1,649,500        3,750       *
Walter Mayrhofer.........................      61,000       *             61,000           --      --
Robert J. Grubb..........................     165,245       *            165,245           --      --
John W. Grubb............................      26,254       *             26,254           --      --
Nicole Leann Grubb Trust.................       3,930       *              3,930           --      --
Kristen Lee Grubb Trust..................       3,930       *              3,930           --      --
Kenneth Garrett Grubb Trust..............       2,620       *              2,620           --      --
Capone Investments, Inc..................      16,830       *             16,830           --      --
Plum Street Investments, Ltd.............      33,660       *             33,660           --      --

---------------

  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days after January 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Percentage ownership is based upon 19,303,547 outstanding Ordinary Shares as of January 31, 1998.

 (3) Based on information supplied by Mr. Baron in a Schedule 13G filed with the Securities and Exchange Commission on September 10, 1997, includes (i) 204,700 shares held by the investment advisory clients of Baron Capital Management, Inc. ("BCM"), a wholly-owned subsidiary of Baron Capital, Inc. ("BCI"), and (ii) 1,550,000 shares held by the investment advisory clients of BAMCO, Inc. ("BAMCO") and Baron Asset Fund ("BAF"). BAF is an advisory client of BAMCO. Pursuant to discretionary agreements, BCM and BAMCO hold the power to vote and dispose of the shares in the advisory accounts. BCI and BAMCO are wholly-owned subsidiaries of Baron Capital Group, Inc. ("BCG"). BAF and BCG are controlled by Mr. Baron, and Mr. Baron may be deemed to share power to vote and dispose of such shares.

 (4) Based on information supplied by Putnam Investments, Inc. ("PI") in a
     Schedule 13G filed with the Securities and Exchange Commission on November 10, 1997, includes (i) 1,505,815 shares held by Putnam Investment Management, Inc. ("PIM"), an investment adviser to the Putnam family of mutual funds, and (ii) 217,028 shares held by The Putnam Advisory Company, Inc. ("PAC"), an investment adviser to Putnam's institutional clients. PIM and PAC are wholly-owned subsidiaries of PI and have dispository power over the shares as investment managers. The Putnam mutual fund trustees hold voting power with respect to the shares held by PIM; PAC shares voting power with respect to the securities held by Putnam's institutional clients, and PI may be deemed to share such powers to vote and dispose of the shares.

 (5) Based on information supplied by The Capital Group Companies, Inc. ("CGC") in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1997, includes 1,125,000 shares held by Capital Research and Management Company ("CRM"), of which 824,000 shares are held by SMALLCAP World Fund, Inc., an investment advisory client of CRM. CRM is a wholly-owned subsidiary of CGC, which may be deemed to share power to vote and dispose of the shares.

 (6) Includes 5,000 shares held by the Justin Caine Marks Trust and 5,000 shares held by the Amy G. Marks Trust. Also includes 273,147 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Marks.

 (7) Includes 50,834 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Tsui.

 (8) Includes 46,856 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. McNamara.

 (9) Includes 38,375 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Dykes.

(10) Includes 709,540 shares held by Sequoia Capital Growth Fund, a limited partnership and 45,291 shares held by Sequoia Technology Partners III, a limited partnership. Sequoia Partners (CF) is the general partner of Sequoia Capital Growth Fund and has sole voting and investment power over such shares. Mr. Moritz is a general partner of Sequoia Partners (CF). The general partner of Sequoia Capital VII and Sequoia Technology Partners VII is Sequoia Capital VII-A Management, LLC. Mr. Moritz is a general partner of Sequoia Capital VII-A Management, LLC. Also includes 29,000 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Moritz.

(11) Includes 3,754 shares held by Mrs. Janine Margaret Rees. Also includes 3,958 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Rees.

(12) Includes 225,000 shares beneficially owned by Bethany Limited Partnership. Mr. Sharp, the general partner of Bethany Limited Partnership, may be deemed to shares voting and investment power with respect to such shares. Mr. Sharp disclaims beneficial ownership of all such shares except to the extent of his proportionate interest therein. Also includes 39,000 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Sharp.

(13) Includes 3,125 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Foley.

(14) Includes 2,500 shares subject to options exercisable within 60 days after January 31, 1998 held by Mr. Hui.

(15) Includes 486,795 shares subject to options exercisable within 60 days after January 31, 1998.

                              PLAN OF DISTRIBUTION


     The Selling Shareholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees or pledgees of the Selling Shareholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.



     The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation.



     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the Shares, and Selling Shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.



     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


     The Shares were originally issued to former shareholders of Neutronics, DTM and Energipilot in connection with the acquisitions of such companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Recent Acquisitions." The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement.

                         DESCRIPTION OF CAPITAL SHARES

     The following statements are brief summaries of the capital structure of the Company and of the more important rights and privileges of shareholders conferred by the laws of Singapore and the Company's Articles of Association (the "Articles"). These statements summarize the material provisions of the Articles but are qualified by reference to the Articles, which have been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. The Articles are available at the Company's San Jose, California office and at the registered office of the Company in Singapore.

ORDINARY SHARES

     The authorized capital of the Company consists of 100,000,000 Ordinary Shares, par value S$0.01. There is a provision in the Articles to enable the Company in certain circumstances to issue shares with preferential, deferred or other special rights or restrictions as the directors may determine. The directors may issue shares at a premium and a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.

     All shares presently issued are fully paid and existing shareholders are not subject to any calls on such shares. All shares are in registered form. The shares offered hereby, when issued, will be fully paid and future shareholders will not be subject to any calls on such shares. All shares offered hereby also will be in registered form. The Company can neither purchase its own shares nor, except in the circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

NEW SHARES

     New shares may only be issued with the prior approval of the Company in a general meeting. General approval may be sought from the Company in a general meeting for the issue of shares. Such approval, if granted, will lapse at the next Annual General Meeting or the expiration of the period within which the next Annual General Meeting is required to be held, whichever is the earlier. The shareholders have provided general authority to issue any remaining unissued shares, up to 100,000,000 Ordinary Shares, prior to the next Annual General Meeting. Unless otherwise determined by the Company in a general meeting, any new shares shall, before they are issued, be offered to existing shareholders in proportion, as nearly as may be, to the number of shares then held by them respectively. Subject to this and the provisions of the Companies Act, all new shares are under the control of the directors who may allot and issue the same with such rights and restrictions as they may think fit.

SHAREHOLDERS

     Only persons who are registered in the books of the Company are recognized as shareholders and absolute owners of the shares. On January 31, 1998, there were approximately 417 holders of record of Ordinary Shares. The Company may, on giving not less than 14 days' notice, close the register of members for any time or times but the register may not be closed for more than 30 days in any calendar year. Such closure is normally made for the purpose of determining shareholders' entitlement to receive dividends and other distributions and would, in the usual case, not exceed 10 days.

TRANSFER OF SHARES

     Subject to applicable securities laws, shares are freely transferable but the directors may decline to register any transfer of shares on which the Company has a lien, and in the case of shares not fully paid up the directors may refuse, at their discretion, to register or transfer shares to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. The Company will replace lost or destroyed certificates for shares upon notice to the Company and upon, among other things, the applicant furnishing such evidence and indemnity as the directors may require.

SHAREHOLDERS' MEETINGS

     The Company is required to hold an Annual General Meeting in each year. The directors may convene an Extraordinary General Meeting whenever they think fit and they must do so upon the request in writing of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of the issued share capital of the Company may call a meeting of the Company. Unless otherwise required by law or by the Articles, voting at general meetings is by ordinary resolution (requiring an affirmative vote of a simple majority of the votes cast at a meeting of which at least 14 days' written notice is given). An ordinary resolution suffices, for example, in respect of appointments of directors. A special resolution (requiring an affirmative vote of at least 75% of the votes cast at the meeting of which at least 21 days' written notice is given) is necessary for certain matters under Singapore law, such as an alteration of the Articles.

VOTING RIGHTS

     Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded. If voting is by a show of hands, every shareholder who is present in person or by proxy at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by the chairman of the meeting or by not less than three members present in person or by proxy and entitled to vote or by shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting.

DIVIDENDS

     Since inception, the Company has not declared or paid any cash dividends on its Ordinary Shares, and the Company's current loan agreements prohibit the payment of cash dividends without the lenders' prior consent. The Company anticipates that all earnings in the foreseeable future will be retained to finance the continuing development of its business.

BONUS AND RIGHTS ISSUE

     The Company in a general meeting may, upon the recommendation of the directors, capitalize any reserves or profits (including profits or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue and the regulations of the stock exchange on which the shares are listed.

TAKEOVERS

     The acquisition of shares of public companies is regulated by, inter alia, the Singapore Companies Act (Chapter 50) and the Singapore Code on Takeovers and Mergers (the "Takeovers Code"). Any person acquiring an interest in 25% or more of the voting rights in the Company is obliged to extend a takeover offer for the remaining shares which carry voting rights in accordance with the provisions of the Takeovers Code. "Parties acting in concert" include related and associated companies, directors (including their relatives), pension funds, discretionary funds and financial advisers (in respect of shares held by them and funds managed by them on a discretionary basis). An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price (excluding stamp duty and commission) paid by the offeror or parties acting in concert with him for shares of that class within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding between 25% and 50% of the voting rights (either on his own or together with parties acting in concert with him) acquires additional shares representing more than 3% of the voting rights in any 12-month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

INDEMNITY

     As permitted by the laws of Singapore, the Articles provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE ORDINARY SHARES

     Except as discussed in "Takeovers," there are no limitations imposed by the laws of Singapore or by the Articles on the right of nonresident shareholders to hold or vote Ordinary Shares.

TRANSFER AGENT

     The Company's transfer agent is Boston EquiServe, P.O. Box 8040, Boston, Massachusetts 02266-8040.

                                    TAXATION

     This summary of Singapore and U.S. tax considerations is based on current law and is provided for general information. Insofar as the following discussion summarizes the tax considerations applicable to the Company's shareholders under Singapore law, it is based on the opinion of Low Yap & Associates, Singapore tax advisors to the Company, and insofar as the following discussion summarizes the tax considerations applicable to the Company's shareholders under United States federal law, it is based on the opinion of Fenwick & West LLP, United States counsel to the Company. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker-dealers, and shareholders that are not U.S. Shareholders (as defined below)) subject to special treatment under the U.S. federal income tax laws. Such shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in the Ordinary Shares.

INCOME TAXATION UNDER SINGAPORE LAW

     Under current provisions of the Income Tax Act, Chapter 134 of Singapore, corporate profits are taxed at a rate equal to 26%. Under Singapore's taxation system, the tax paid by a company is deemed paid by its shareholders. Thus, the shareholders receive dividends net of the tax paid by the Company. Dividends received by either a resident or a nonresident of Singapore are not subject to withholding tax. Shareholders are taxed on the gross amount of dividends (i.e., the cash amount of the dividend plus the amount of corporate tax paid by the Company). The tax paid by the Company will be available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income (including the gross amount of dividends). No tax treaty currently exists between the Republic of Singapore and the U.S.

     Under current Singapore tax law there is no tax on capital gains, and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore (in which case, the disposal profits would be taxable as trade profits rather than capital gains).

     There is no stamp duty payable in respect of the holding and disposition of shares. No duty is payable on the acquisition of new shares. Where existing shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under Article 22 (iii) of the Articles of Association of the Company, its directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

INCOME TAXATION UNDER UNITED STATES LAW

     Individual shareholders that are U.S. citizens or resident aliens (as defined in Section 7701(b) of the Internal Revenue Code of 1986 (the "Code")), corporations or partnerships or other entities created or organized under the laws of the United States, or any political subdivision thereof, an estate the income of which is subject is subject to U.S. federal income taxation regardless of its source or a trust if a U.S. court is able to exercise primary jurisdiction over its administration and one or more U.S. fiduciaries have the authority to control all of its substantial decisions ("U.S. Shareholders") will, upon the sale or exchange of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. Shareholder's tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized (as determined on the trade date) is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale in the case of a U.S. Shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. Shareholder's first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. Shareholder and will not be short-term capital gain or loss if the share has been held for more than one year. If a U.S. Shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. Shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

     U.S. Shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from the Company to the extent paid out of the current or accumulated earnings and profits of the Company, as determined under current U.S. income tax principles. If over 50% of the Company's stock (by vote or value) were owned by U.S. Shareholders who individually held 10% or more of the Company's voting stock, such U.S. Shareholders potentially would be required to include in income a portion or all of their pro rata share of the Company's and its non-U.S. subsidiaries' earnings and profits. If 50% or more of the Company's assets during a taxable year produced or were held for the production of passive income, as defined in section 1297(b) of the Code (e.g., certain forms of dividends, interest and royalties), or 75% or more of the Company's gross income for a taxable year was passive income, adverse U.S. tax consequences could result to U.S. shareholders of the Company. As of June 30, 1997, the Company was aware of only one U.S. Shareholder who individually held 10% or more of its voting stock. See "Principal Shareholders."

     Shareholders that are not U.S. Shareholders ("non-U.S. shareholders") will not be required to report for U.S. federal income tax purposes the amount of any dividend received from the Company. Non-U.S. shareholders, upon the sale or exchange of a share, would not be required to recognize gain or loss for U.S. federal income tax purposes.

ESTATE TAXATION

     In the case of an individual who is not domiciled in Singapore, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. The shares of the Company are considered to be situated in Singapore. Thus, an individual shareholder who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate tax on the value of any such shares held by the individual upon the individual's death. Such a shareholder will be required to pay Singapore estate tax to the extent that the value of the shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any such excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual's Singapore chargeable assets and thereafter at a rate equal to 10%. An individual shareholder who is a U.S. citizen or resident (for U.S. estate tax purposes) also will have the value of the shares included in the individual's gross estate for U.S. estate tax purposes. An individual shareholder generally will be entitled to a tax credit against the shareholder's U.S. estate tax to the extent the individual shareholder actually pays Singapore estate tax on the value of the shares; however, such tax credit is generally limited to the percentage of the U.S. estate tax attributable to the inclusion of the value of the shares included in the shareholder's gross estate for U.S. estate tax purposes, adjusted further by a pro rata apportionment of available exemptions. Individuals who are domiciled in Singapore should consult their own tax advisors regarding the Singapore estate tax consequences of their investment.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Allen & Gledhill, Singapore.

                         FLEXTRONICS INTERNATIONAL LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Flextronics International Ltd. Consolidated Balance Sheets as of March 31, 1996 and
  1997................................................................................  F-3
Flextronics International Ltd. Consolidated Statements of Operations for the fiscal years ended March 31, 1995, 1996 and 1997...........................................  F-4
Flextronics International Ltd. Consolidated Statements of Shareholders' Equity for the
  fiscal years ended March 31, 1995, 1996 and 1997....................................  F-5
Flextronics International Ltd. Consolidated Statements of Cash Flows for the fiscal years ended March 31, 1995, 1996 and 1997...........................................  F-6
Notes to Consolidated Financial Statements............................................  F-7
Flextronics International Ltd. Condensed Consolidated Balance Sheets as of March 31,
  1997 and September 30, 1997 (unaudited).............................................  F-25
Flextronics International Ltd. Condensed Consolidated Statements of Income for the
  three and six months ended September 30, 1996 and 1997 (unaudited)..................  F-26
Flextronics International Ltd. Condensed Consolidated Statements of Cash Flows for the
  six months ended September 30, 1996 and 1997 (unaudited)............................  F-27
Notes to Condensed Consolidated Financial Statements (unaudited)......................  F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Flextronics International Ltd:

     We have audited the accompanying consolidated balance sheets of Flextronics International Ltd. and subsidiaries (a Singapore company) as of March 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Neutronics Electronics Industries Holding A.G., a company acquired on October 30, 1997 in a transaction accounted for as a pooling of interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of Flextronics International Ltd. and reflect total assets of 25 percent and 20 percent, respectively, of the consolidated totals as of March 31, 1996 and 1997 and total revenues of 19 percent, 22 percent and 23 percent, respectively, of the consolidated totals for the years ended March 31, 1995, 1996 and 1997. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Neutronics Electronics Industries Holding A.G., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a)2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 13, 1998

                         FLEXTRONICS INTERNATIONAL LTD.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                               MARCH 31
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          SHARE AND PER SHARE
                                                                               AMOUNTS)
CURRENT ASSETS:
  Cash and cash equivalents..........................................    $  8,647     $ 24,159
  Accounts receivable, less allowances of $3,766 and $6,072..........      97,274       87,507
  Inventories........................................................      65,945      124,362
  Deferred tax asset.................................................       2,908        3,049
  Other current assets...............................................       7,522       15,319
                                                                         --------     --------
          Total current assets.......................................     182,296      254,396
Property and equipment, net..........................................      91,792      149,015
Goodwill and other intangibles, net..................................      28,121       33,506
Related party receivables............................................       2,085        2,554
Other assets.........................................................       4,973        6,821
                                                                         --------     --------
          Total assets...............................................    $309,267     $446,292
                                                                         ========     ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt..............    $ 37,532     $128,515
  Capital lease obligations..........................................       7,140        8,273
  Accounts payable...................................................      86,532       97,917
  Accrued liabilities and other......................................      25,200       47,344
  Payables to associated company.....................................          --          546
  Deferred revenue...................................................         365        2,046
                                                                         --------     --------
          Total current liabilities..................................     156,769      284,641
                                                                         --------     --------
Long-term debt, net of current portion...............................      18,405        9,029
Capital lease obligations, net of current portion....................      13,489       20,099
Deferred income taxes................................................       4,353        3,710
Other long-term liabilities..........................................      29,482       28,326
Minority interest....................................................       1,198        1,142
                                                                         --------     --------
Commitments (Note 6)
SHAREHOLDERS' EQUITY:
  Ordinary Shares, S$.01 par value; Authorized -- 100,000,000 shares;
     issued and outstanding -- 16,019,289 and 16,482,243 as of March
     31, 1996 and 1997, respectively.................................         104          107
       Additional paid-in capital....................................     104,620      106,556
  Accumulated deficit................................................     (19,659)      (7,020)
  Cumulative translation adjustment..................................         506         (298)
                                                                         --------     --------
          Total shareholders' equity.................................      85,571       99,345
                                                                         --------     --------
          Total liabilities and shareholders' equity.................    $309,267     $446,292
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net Sales................................................    $292,149     $572,045     $640,007
Cost of Sales............................................     265,426      517,732      575,142
                                                             --------     --------     --------
          Gross margin...................................      26,723       54,313       64,865
                                                             --------     --------     --------
Operating Expenses:
  Selling, general and administrative....................      15,771       28,138       36,277
  Goodwill and intangibles amortization..................         762        1,296        2,648
  Provision for plant closings...........................          --        1,254        5,868
  Acquired in-process research and development...........          91       29,000           --
                                                             --------     --------     --------
          Total operating expenses.......................      16,624       59,688       44,793
                                                             --------     --------     --------
Income(loss) from operations.............................      10,099       (5,375)      20,072
Other Expense:
  Merger-related expenses................................        (816)          --           --
  Other expense, net.....................................      (1,814)      (4,924)      (6,425)
                                                             --------     --------     --------
     Income(loss) before income taxes                           7,469      (10,299)      13,647
Provision for Income Taxes...............................       1,588        3,847        2,027
                                                             --------     --------     --------
Net income(loss).........................................    $  5,881     $(14,146)    $ 11,620
                                                             ========     ========     ========

     Basic net income (loss) per share...................    $   0.42     $  (0.92)    $   0.69
                                                             ========     ========     ========
     Diluted net income (loss) per share.................    $   0.40     $  (0.92)    $   0.67
                                                             ========     ========     ========
     Weighted average Ordinary Shares
       outstanding -- basic..............................      14,143       15,436       16,785
                                                             ========     ========     ========
     Weighted average Ordinary Shares and equivalents
       outstanding -- diluted............................      14,882       15,436       17,363
                                                             ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                     ORDINARY SHARES   ADDITIONAL                  CUMULATIVE        TOTAL
                                     ---------------     PAID-IN     ACCUMULATED   TRANSLATION   SHAREHOLDERS'
                                     SHARES   AMOUNT     CAPITAL       DEFICIT     ADJUSTMENT       EQUITY
                                     ------   ------   -----------   -----------   -----------   -------------
                                                                  (IN THOUSANDS)
BALANCE AT MARCH 31, 1994..........  14,110    $ 90     $  73,911     $ (10,798)      $  --        $  63,203
  NCHIP fiscal year conversion.....      --      --            --          (596)         --             (596)
  Expenses related to issuance of
     Ordinary Shares...............      --      --          (968)           --          --             (968)
  Exercise of stock options........     300       2           925            --          --              927
  Net income.......................      --      --            --         5,881          --            5,881
  Foreign exchange loss............      --      --            --            --         (12)             (12)
                                     ------    ----      --------      --------       -----          -------
BALANCE AT MARCH 31, 1995..........  14,410      92        73,868        (5,513)        (12)          68,435
  Issuance of Ordinary Shares for
     acquisition of A&A............      67      --           938            --          --              938
  Issuance of Ordinary Shares for
     acquisition of Astron.........     238       2         6,505            --          --            6,507
  Exercise of stock options........     304       2         1,007            --          --            1,009
  Sale of shares in public
     offering, net of $1,190 in
     offering costs................   1,000       8        22,302            --          --           22,310
  Net loss.........................      --      --            --       (14,146)         --          (14,146)
  Foreign exchange gain............      --      --            --            --         518              518
                                     ------    ----      --------      --------       -----          -------
BALANCE AT MARCH 31, 1996..........  16,019     104       104,620       (19,659)        506           85,571
  Issuance of Ordinary Shares for
     Acquisition of Fine Line......     223       1           196         1,019          --            1,216
  Exercise of stock options........     240       2         1,740            --          --            1,742
  Net income.......................      --      --            --        11,620          --           11,620
  Foreign exchange loss............      --      --            --            --        (804)            (804)
                                     ------    ----      --------      --------       -----          -------
BALANCE AT MARCH 31, 1997..........  16,482    $107     $ 106,556     $  (7,020)      $(298)       $  99,345
                                     ======    ====      ========      ========       =====          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                              1995         1996         1997
                                                             -------     --------     ---------
                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $ 5,881     $(14,146)    $  11,620
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) from operating activities:
     nCHIP fiscal year conversion..........................     (596)          --            --
     Depreciation and amortization.........................    7,183       13,864        18,140
     Gain on sale of subsidiary............................       --           --        (1,027)
     Allowances for receivables and inventories............    1,254        3,496         7,319
     (Income) loss from associated company.................      729           --          (133)
     In-process research and development...................       91       29,000            --
     Provision for plant closure...........................       --        1,254         5,308
     Minority interest expense and other expenses..........       67          346         1,302
     Changes in operating assets and liabilities (net of
       effect of acquisitions):
          Accounts receivable..............................  (23,409)     (28,957)        4,290
          Inventories......................................  (13,415)     (19,553)       (8,400)
          Other Current Assets.............................   (3,341)       2,126       (10,581)
          Accounts payable, accrued liabilities and
            other..........................................   19,945       14,677        25,719
          Deferred revenue.................................        2          171         1,788
          Deferred income taxes............................      366          140          (976)
                                                             --------    --------      --------
Net cash provided by (used in) operating activities........   (5,243)       2,418        54,369
                                                             --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................  (21,848)     (23,520)      (37,503)
  Proceeds from sale of property and equipment.............       77          630         4,827
  Proceeds from sale of subsidiaries.......................    2,937           --         1,012
  Investment in associated company.........................     (828)      (1,408)       (3,116)
  Other investments........................................       --       (1,192)          (25)
  Loan to joint venture....................................   (1,000)          --            --
  Redemption of joint venture preference shares............    1,730           --            --
  Net cash paid for acquired businesses....................   (3,343)     (15,152)      (82,354)
  Repayments from (loans to) related party.................       --          815          (469)
                                                             --------    --------      --------
Net cash used in investing activities......................  (22,275)     (39,827)     (117,628)
                                                             --------    --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and long-term debt.......................   18,257       56,944       160,940
  Repayment of bank borrowings and long-term debt..........  (17,296)     (34,069)      (63,957)
  Borrowings from (payments to) related company............   10,843       (6,440)       (4,403)
  Equipment refinanced under capital leases................       --           --         3,509
  Repayment of capital lease obligations...................   (4,310)      (5,767)       (7,991)
  Proceeds from issuance of share capital..................    5,454        1,009         1,362
  Payments on notes payable................................   (2,535)         (17)      (10,463)
  Net proceeds from secondary offering.....................       --       22,310            --
                                                             --------    --------      --------
Net cash provided by financing activities..................   10,413       33,970        78,997
                                                             --------    --------      --------
Effect of exchange rate changes............................       49          (70)         (226)
                                                             --------    --------      --------
Increase (decrease) in cash and cash equivalents...........  (17,056)      (3,509)       15,512
Cash and cash equivalents, beginning of period.............   29,212       12,156         8,647
                                                             --------    --------      --------
Cash and cash equivalents, end of period...................  $12,156     $  8,647     $  24,159
                                                             ========    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") was incorporated in the Republic of Singapore on May 31, 1990 as Flex Holdings Pte Limited. Flextronics provides advanced contract manufacturing services to sophisticated original equipment manufacturers (OEMs) in the communications, computer, consumer and medical electronics industries. Flextronics offers a full range of services including product design, printed circuit board (PCB) assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution. The components, subassemblies and finished products manufactured by the Company incorporate advanced interconnect, miniaturization and packaging technologies such as surface mount ("SMT"), multichip modules ("MCM") and chip-on-board ("COB") technologies.

2. SUMMARY OF ACCOUNTING POLICIES

  Principles of consolidation and basis of presentation

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     As is more fully described in Note 11, Flextronics merged with Neutronics Electronics Industries Holding A.G. ("Neutronics") on October 30, 1997. The merger was accounted for as a pooling-of-interests and the consolidated financial statements have been restated to reflect the combined operations of Neutronics and Flextronics for all periods presented.

     Neutronics has a calendar year end, and accordingly, Neutronics' statements of operations, shareholders' equity and cash flows for the period from inception (July 1, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996 have been combined with the corresponding Flextronics statements for the fiscal years ended March 31, 1995, 1996 and 1997, respectively. Neutronics' balance sheets as of December 31, 1995 and 1996 have been combined with Flextronics' balance sheets as of March 31, 1996 and 1997, respectively.

     All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$).

     The Company's fiscal year ends on March 31.

  Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries' financial statements are included in the accompany consolidated statements of operations.

     The financial position and results of operations of the Company's Swedish, UK, Austrian and Hungarian subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the remeasurement of these subsidiaries' financial statements are reported as a separate component of shareholders' equity.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Gains (losses) from foreign exchange transactions were $(708), $(638) and $1,165 in fiscal 1995, 1996 and 1997, respectively, and are included in other income and expense in the accompanying consolidated statements of operations.

  Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to ten years, with the exception of building leasehold improvements, which are amortized over the life of the lease). Property and equipment was comprised of the following as of March 31:

                                                                     1996       1997
                                                                   --------   --------
        Machinery and equipment..................................  $ 91,697   $120,743
        Buildings................................................    21,907     54,101
        Leasehold improvements...................................    20,332     22,970
                                                                   --------   --------
                                                                    133,936    197,814
        Accumulated depreciation and amortization................   (42,144)   (48,799)
                                                                   --------   --------
        Property and equipment, net..............................  $ 91,792   $149,015
                                                                   ========   ========

  Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in many different locations throughout the world.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                                 1995     1996     1997
                                                                 ----     ----     ----
        Philips Electronics Group (see Note 10)................  16.1%    17.8%    18.8%
        Lifescan...............................................  16.3     11.1     10.2
        Visioneer..............................................   1.4     10.3      5.4

     During fiscal 1995, 1996 and 1997, Philips Electronics Group ("Philips") held a significant ownership interest in Neutronics (see Note 11). Sales to Philips, which are included in net sales in the accompanying consolidated statements of operations, totaled $47 million, $102 million, and $120 million for fiscal 1995, 1996 and 1997, respectively. Neutronics also purchased raw materials from Philips totaling $7 million, $9 million and $30 million for fiscal 1995, 1996 and 1997, respectively.

     In addition, Neutronics received an interest free loan from Philips in fiscal 1994 of $10.8 million which was fully repaid by fiscal 1997.

  Goodwill and other intangibles

     Excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from ten to twenty-five years. The realizability of goodwill is evaluated periodically as events or circumstances indicate a possible inability to recover its carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

on existing lines of business. The analyses involves a significant level of management judgment in order to evaluate the ability of an acquired business to perform within projections.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to twenty years.

     Goodwill and other intangibles were as follows as of March 31:

                                                                   1996         1997
                                                                  -------     --------
        Goodwill................................................  $18,176     $ 26,483
        Other intangibles.......................................   13,938       13,964
                                                                  --------    --------
                                                                   32,114       40,447
        Accumulated amortization................................   (3,993)      (6,941)
                                                                  --------    --------
        Goodwill and other intangibles, net.....................  $28,121     $ 33,506
                                                                  ========    ========

  Long-Lived Assets

     Effective December 1995 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows:

                                                                   1996         1997
                                                                  -------     --------
        Raw materials...........................................  $48,403     $ 80,010
        Work-in-process.........................................   16,107       16,665
        Finished goods..........................................    1,435       27,687
                                                                  -------     --------
                                                                  $65,945     $124,362
                                                                  =======     ========

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31:

                                                                   1996         1997
                                                                  -------     --------
        Income taxes............................................  $ 2,775     $  4,171
        Accrued payroll.........................................   11,341       15,443
        Purchase price payable to Astron and FICO (See Note
          11)...................................................       --        8,450
        Other accrued liabilities...............................   11,084       19,280
                                                                  -------      -------
                                                                  $25,200     $ 47,344
                                                                  =======      =======

  Revenue recognition

     The Company's net sales are comprised of product sales and service revenue earned from engineering and design services. Revenue from product sales is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

  Research and development

     Research and development costs arise from the Company's efforts to develop new manufacturing processes and technologies and are expensed as incurred. Cost of sales included research and development costs of approximately $153 and $913 in fiscal 1996 and 1997, respectively.

  Other income and expense

     In March 1997, the Company incurred bank commitment fees of $750 which were related to a proposed $100 million credit facility. This proposed credit facility was not consummated, and the bank's commitment expired unused at the end of March 1997. Accordingly, such fees were included in other expense in the fiscal 1997 statement of operations.

     Other income and expense was comprised of the following for the years ended March 31:

                                                            1995       1996       1997
                                                           ------     ------     ------
        Interest expense.................................  $1,166     $4,286     $6,426
        Interest income..................................    (407)      (756)      (706)
        Foreign exchange (gain) loss.....................     708        638     (1,665)
        (Income) loss from associated company............     729         --       (133)
        Permanent impairment in investment...............      --         --      3,200
        Bank commitment fees.............................      --         --        750
        Gain on sale of subsidiary.......................      --         --     (1,027)
        Minority interest................................      26        103        394
        Other, net.......................................    (408)       653       (814)
                                                           ------     ------     ------
                  Total other expense, net...............  $1,814     $4,924     $6,425
                                                           ======     ======     ======

  Net income per share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which is required to be adopted for interim and annual periods ending after December 15, 1997. Restatement of all prior periods in accordance with the new method proscribed by SFAS No. 128 is required

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

upon adoption; accordingly, the Company has calculated net income per share in accordance with SFAS No. 128.

     Basic net income per share is computed using the weighted average number of Ordinary Shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of Ordinary Shares and dilutive Ordinary Share equivalents outstanding during the applicable periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options and are computed using the treasury stock method.

     Reconciliation between basic and diluted earnings per share is as follows for the fiscal years ended March 31 (in thousands, except per share data):

                                                                1995       1996      1997
                                                               -------   --------   -------
    Ordinary Shares issued and outstanding(1)................   14,143     15,342    16,219
    Ordinary Shares due to Astron(2).........................       --         94       566
                                                                ------   --------   -------
    Weighted average Ordinary Shares -- basic................   14,143     15,436    16,785
    Ordinary Share equivalents -- stock options(3)...........      739         --       578
                                                                ------   --------   -------
    Weighted average Ordinary Shares and
      equivalents -- diluted.................................   14,882     15,436    17,363
                                                                ======   ========   =======
    Net income (loss)........................................  $ 5,881   $(14,146)  $11,620
                                                                ======   ========   =======
    Basic net income (loss) per share........................  $  0.42   $  (0.92)  $  0.69
                                                                ======   ========   =======
    Diluted net income (loss) per share......................  $  0.40   $  (0.92)  $  0.67
                                                                ======   ========   =======

---------------

(1) Ordnary Shares issued and outstanding based on the weighted average method.

(2) Ordinary Shares due to Astron's former shareholders in June 1998.

(3) Stock options of the Company calculated based on the treasury method using average market price for the period.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31:

                                                                   1995     1996     1997
                                                                  ------   ------   -------
    Cash paid for:
         Interest...............................................  $  848   $4,035   $ 4,927
         Income taxes...........................................     297    2,656     1,717
    Non-cash investing and financing activities:
      Equipment acquired under capital lease obligations........   9,364   14,381    14,783
      Acquisition related items:
         Acquisitions financed with stock.......................   7,445       --     5,700
         Notes payable to Astron's shareholders.................      --   15,000        --
         Ordinary Shares due to Astron's shareholders...........      --   10,000        --
         Ordinary Shares due under the Services Agreement.......      --   14,124        --
         Earnout of $6.25 million payable to Astron's
           shareholders less reduction in amount due under
           Services Agreement...................................      --       --     5,250

4. BANK BORROWINGS AND LONG-TERM DEBT

     In March 1997, the Company entered into a new line of credit agreement and a five year, $70 million term loan with a bank (together "the Credit Facility"). The Company was able to borrow up to $175 million under the Credit Facility which expires in March 2000 and bears interest at the lender's base rate plus an applicable margin which depends on certain financial ratios. This interest rate was 8.4% as of March 31, 1997. The Company had the option to repay the entire Credit Facility balance in fiscal 1998, and during October 1997 the Company repaid all amounts outstanding under the Credit Facility. As such, both the term loan balance and the line of credit balance have been classified as a current liability in the accompanying March 31, 1997 consolidated balance sheet. During January 1998, the Credit Facility was amended to, among other things, provide for loans directly to the Company's subsidiaries, allow for loans in foreign currencies and to eliminate the term loan provision. After amendment, the Credit Facility provides for up to $105 million in line of credit borrowings, subject to certain financial ratios. The Credit Facility is secured by substantially all of the Company's assets and requires that the Company maintain certain financial ratios and other covenants.

     As of March 31, 1997, the Company has $70 million of revolving credit available under the Credit Facility, based on certain financial ratios, and other unused credit facilities with interest rates ranging from 4.64% to 7.0% per annum. These facilities expire on various dates through 2003. Due to the subsequent amendment of the Credit Facility, the Company had $105 million in available credit as of December 31, 1997 under the Credit Facility.

     The Company has financed the purchase of certain facilities with mortgages and incurred other debt for working capital purposes. The mortgages generally have terms of 6 to 7 years and annual interest rates ranging from 4.4% to 11.4%. The other debt includes term loans and other loans with interest rates generally ranging from 6.75% to 9% with terms of up to 8 years.

     Notes payable relate to amounts due to the former shareholders of Astron Group Limited, a company acquired in February 1996. The notes were for a total of $15 million and bear interest at 8%. Of the $15 million balance, $10 million was paid in February 1997 and the remaining $5 million was paid in February 1998 (See Note 11).

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Bank borrowings and long-term debt was comprised of the following at March 31:

                                                                  1996         1997
                                                                --------     ---------
        Outstanding under lines of credit.....................  $ 22,956     $  50,160
        Credit Facility term loan.............................        --        70,000
        Mortgages.............................................    12,522         7,770
        Notes payable.........................................    15,686         5,223
        Other debt............................................     4,773         4,391
                                                                --------      --------
                                                                  55,937       137,544
          Current portion.....................................   (37,532)     (128,515)
                                                                --------      --------
          Non-current portion.................................  $ 18,405     $   9,029
                                                                ========      ========

     The weighted average interest rate for the current portion of bank borrowings and other debt was 5.95% and 8.21% for the years ended March 31, 1996 and 1997, respectively.

     Maturities for the bank borrowings and other debt are as follows for the years ended March 31:

                1998..............................................  $128,515
                1999..............................................     1,968
                2000..............................................     2,158
                2001..............................................     2,051
                2002..............................................     1,645
                Thereafter........................................     1,207
                                                                    --------
                                                                    $137,544
                                                                    ========

     The Company completed the sale of $150 million in senior subordinated notes in October 1997. These notes mature in 2007 and bear interest at a rate of 8.75% per annum. In addition, in October 1997, the Company repaid the outstanding term loan and line of credit balance due under the Credit Facility.

5. OTHER LONG-TERM LIABILITIES

     In accordance with the Astron acquisition agreement entered into in February 1996, the Company is obligated to issue $10 million in Ordinary Shares to the former Astron shareholders on June 30, 1998 (see Note 11).

     Also in connection with the Astron acquisition in February 1996, the Company agreed to pay a $15 million consulting fee to an entity affiliated with Stephen Rees, who is a Director and Senior Vice President of the Company, under a services agreement ("the Services Agreement") (See Note 11). The Services Agreement was terminated in March 1997 at which time the Company unconditionally agreed to pay to Mr. Rees' affiliate $14 million. This $14 million is comprised of a $5 million payment in cash due on June 30, 1998 and $9 million which can be paid in either cash or in Ordinary Shares at the Company's option, both due on June 30, 1998. The Company intends to settle the $9 million portion of the fee in stock. The Company has discounted the cash portion of the fee at 8% over the period of the Services Agreement.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Other long-term liabilities were comprised of the following as of March 31:

                                                                    1996        1997
                                                                   -------     -------
        Ordinary Shares due to former Astron shareholders........  $10,000     $10,000
        Due under the Services Agreement.........................   14,184      13,547
        Other long-term liabilities..............................    5,298       4,779
                                                                   -------     -------
                                                                   $29,482     $28,326
                                                                   =======     =======

6. COMMITMENTS

     As of March 31, 1996 and 1997, the Company has financed a total of $32,331 and $40,467 in machinery and equipment purchases with capital leases, respectively. Accumulated amortization for property and equipment under capital leases totals $9,019 and $11,974 at March 31, 1996 and 1997, respectively. These capital leases have interest rates ranging from 3.8% to 17.2%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2006 and require the following minimum lease payments for the years ended March 31:

                                                                  CAPITAL     OPERATING
                                                                  -------     ---------
        1998....................................................  $10,222      $ 3,885
        1999....................................................    7,648        3,476
        2000....................................................    5,416        2,687
        2001....................................................    4,108        1,926
        2002....................................................    2,294        1,589
        Thereafter..............................................    4,687        5,523
                                                                  -------      -------
        Minimum lease payments..................................   34,375      $19,086
                                                                               =======
        Amount representing interest............................   (6,003)
                                                                  -------
        Present value of minimum lease payments.................   28,372
        Current portion.........................................   (8,273)
                                                                  -------
             Capital lease obligations, net of current
               portion..........................................  $20,099
                                                                  =======

     Total rent expense was $2,410, $3,405 and $3,144 for the years ended March 31, 1995, 1996 and 1997, respectively.

     As of March 31, 1997, the Company has outstanding purchase commitments for fixed assets aggregating approximately $10,118.

7. INCOME TAXES

     The domestic and foreign components of income (loss) before income taxes were comprised of the following for the years ended March 31:

                                                        1995         1996        1997
                                                       -------     --------     -------
        Singapore....................................  $(1,529)    $(21,977)    $  (392)
        Foreign......................................    8,998       11,678      14,039
                                                       -------      -------     -------
                                                       $ 7,469     $(10,299)    $13,647
                                                       =======      =======     =======

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The provision for income taxes consisted of the following for the years ended March 31:

                                                        1995         1996        1997
                                                       -------     --------     -------
        Current:
          Singapore..................................  $   366     $  1,441     $ 1,608
          Foreign....................................      860        2,266       1,395
                                                        ------       ------      ------
                                                         1,226        3,707       3,003
                                                        ------       ------      ------
        Deferred:
          Singapore..................................      237           74        (559)
          Foreign....................................      125           66        (417)
                                                        ------       ------      ------
                                                           362          140        (976)
                                                        ------       ------      ------
                                                       $ 1,588     $  3,847     $ 2,027
                                                        ======       ======      ======

     The Singapore statutory income tax rates were 27%, 26% and 26% for the years ended March 31, 1995, 1996 and 1997, respectively. The reconciliation of income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows:

                                                        1995         1996        1997
                                                       -------     --------     -------
        Income taxes based on Singapore statutory
          rates......................................  $ 2,016     $ (2,678)    $ 3,548
        Losses from inactive Singapore operations....      367          282         498
        In-process research and development..........       --        7,540          --
        Foreign subsidiaries' earnings taxed at rates
          below the Singapore statutory rate.........   (1,568)      (2,057)     (3,368)
        Amortization of goodwill and intangibles.....      205          329         436
        Joint venture losses.........................      216           --          --
        Bank commitment fees.........................       --           --         382
        Other........................................      352          431         531
                                                       -------      -------     -------
                  Provision for income taxes.........  $ 1,588     $  3,847     $ 2,027
                                                       =======      =======     =======

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The components of deferred income taxes are as follows as of March 31:

                                                                         1996       1997
                                                                        -------   --------
    Deferred tax liabilities:
      Depreciation....................................................  $(1,547)  $   (939)
      Intangible assets...............................................   (3,097)    (2,751)
      Others..........................................................     (181)      (247)
                                                                        -------    -------
              Total deferred tax liability............................   (4,825)    (3,937)
                                                                        -------    -------
    Deferred tax assets:
      Depreciation....................................................      513        591
      Provision for stock obsolescence................................      683      1,364
      Provision for doubtful accounts.................................      361      1,636
      Provision for severance payments and other employee related
         costs........................................................    2,232      1,760
      Net operating loss carryforwards................................   15,415     18,793
      Unabsorbed capital allowances carryforwards.....................      539        606
      Others..........................................................      623        665
                                                                        -------    -------
                                                                         20,366     25,415
    Valuation allowance...............................................  (16,986)   (22,139)
                                                                        -------    -------
              Net deferred tax asset..................................    3,380      3,276
                                                                        -------    -------
           Net deferred tax liability.................................  $(1,445)  $   (661)
                                                                        =======    =======

     The net deferred tax liability is classified as follows:

      Non-current liability...........................................  $(4,353)  $ (3,710)
      Current asset...................................................    2,908      3,049
                                                                        -------   --------
                                                                        $(1,445)  $   (661)
                                                                        =======   ========

     The deferred tax asset arises substantially from tax losses available for carryforward. These tax losses can only be offset against future income of operations in respect of which the tax losses arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. In accordance with the guidelines included in SFAS No. 109 "Accounting for Income Taxes," management has determined that more likely than not the Company will not realize these benefits and, accordingly, has provided a valuation allowance for them. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from managements' estimates.

     At March 31, 1997, the Company had operating loss carryforwards of approximately $30,663 for U.S. federal income tax purposes which will expire between 2003 and 2011 if not previously utilized. Utilization of these net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code (the "Code"). This limitation and other restrictions provided by the Code may reduce the net operating loss carryforwards such that it would not be available to offset future taxable income of the U.S. subsidiary.

     At March 31, 1997, the Company had operating loss carryforwards of approximately $9,973, $632 and $6,300 in U.K., Malaysia and Austria, respectively and such losses carry forward indefinitely. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Distributions of earnings by the Austrian subsidiary are exempt from Austrian income taxes under the international participation privilege. No deferred tax liability has been provided for withholding taxes on distributions of dividends by the Austrian subsidiary because earnings of foreign subsidiaries are intended to be reinvested indefinitely.

     The Company has been granted the following tax incentives:

          (i) Pioneer status granted to one of its Malaysian subsidiaries for a period of five years under the Promotion of Investment Act. This incentive provides a tax exemption on manufacturing income for this subsidiary.

          (ii) Product Export Enterprise incentive for the Shekou, China facility. The Company's operation in Shekou, China is located in a "Special Economic Zone" and is an approved "Product Export Enterprise' which qualifies for a special corporate income tax rate of 10%. This special tax rate is subject to the Company exporting more than 70% of its total value of products manufactured in China. The Company's status as a Product Export Enterprise is reviewed annually by the Chinese government.

     The Company's investments in its plants in Xixiang, China and Doumen, China, fall under the "Foreign Investment Scheme" that entitles the Company to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval of the Chinese tax authorities, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year.

     A portion of the Company's sales are carried out by its subsidiary in Labuan, Malaysia where the Company has opted to pay the Labuan tax authorities a fixed amount of $8 tax each year in accordance with Labuan tax legislation.

     A portion of the Company's sales were carried out by its Mauritius subsidiary which is not taxed.

8. SHAREHOLDERS' EQUITY

  Issuance of non-employee stock options

     In June 1996, the Company issued 20,000 stock options with an exercise price of $31.25 to a customer as a result of that customer reaching a specified sales target in accordance with an option agreement. These options were valued as of the grant date using the Black-Scholes model. The resulting value of $380,000 was recorded as a sales discount in the accompanying consolidated statement of operations for fiscal 1997.

Secondary offerings

     In August 1995, the Company completed a secondary offering of its Ordinary Shares. A total of 1,000,000 Ordinary Shares were sold at a price of $23.50 per share resulting in net proceeds to the Company of $22.3 million.

     Subsequent to March 31, 1997, the Company completed another offering of its Ordinary Shares. A total of 2,185,000 shares were sold at a price of $49.25 per share resulting in net proceeds to the Company of $95.3 million.

  Stock-based compensation

     The Company has an Executives' Share Option Scheme ("SOS") and an Executives' Incentive Share Scheme ("ISS") for selected management employees of the Company. The ISS and SOS plans provide for the issuance of up to 58,800 and 474,000 options, respectively, at an exercise price of not less than 85% of the

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

fair value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase Ordinary Shares of the Company. As of March 31, 1997, the Company had reserved 2,000,00 Ordinary Shares for issuance under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25.

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1996 and 1997 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions: risk-free interest rates ranging from 5.31% to 5.77%; dividend yield of 0.0%, volatility of 0.67, and a weighted-average expected life of 4.13 years. The weighted average fair value of an option granted during fiscal 1996 and 1997 was $9.22 and 11.25, respectively. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1996 and 1997 net income(loss) and net income(loss) per share would have been adjusted to the pro-forma amounts indicated below:

                                                                      1996      1997
                                                                    --------   -------
        Net income(loss):
          As reported.............................................  $(14,146)  $11,620
          Pro-forma...............................................   (15,066)    9,537
        Net income (loss) per share:
             As reported..........................................  $  (0.92)  $  0.67
             Pro-forma............................................     (0.98)     0.55

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro-forma net income(loss) and net income(loss) per share disclosures may not reflect the associated fair value of the outstanding options.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table presents the activity for options outstanding under the SOS and ISS plans as well as the 1993 share Option Plan and the Assumed Plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                1995                 1996                 1997
                                          -----------------   ------------------   ------------------
                                           OPTIONS    PRICE    OPTIONS    PRICE     OPTIONS    PRICE
                                          ---------   -----   ---------   ------   ---------   ------
Outstanding, beginning of year..........  1,004,902   $3.47   1,026,052   $ 4.76   1,315,970   $12.60
Granted.................................    231,249    8.97     641,783    20.63     723,314    25.10
Exercised...............................   (143,699)   2.96    (304,201)    3.30    (239,633)    5.86
Forfeited...............................    (66,400)   3.88     (47,664)   11.03    (124,629)   17.81
                                          ---------           ---------            ---------
Outstanding, end of year................  1,026,052    4.76   1,315,970    12.60   1,675,022    18.57
                                          =========           =========            =========

     The following table presents the composition of options outstanding and exercisable as of March 31, 1997("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                                                                  OPTIONS
                                OPTIONS OUTSTANDING             EXERCISABLE
   RANGE OF EXERCISE       -----------------------------     ------------------
        PRICES              AMOUNT       PRICE      LIFE      AMOUNT      PRICE
-----------------------    ---------     ------     ----     --------     -----
$  .01 -- $11.75             428,698     $ 5.47     1.77      348,320     $5.43
 11.76 -- 20.50              429,214      15.67     3.19      173,741     15.19
 20.51 -- 27.75              585,097      24.21     4.52       23,082     25.03
 27.76 -- 35.75              232,013      34.26     4.70       49,530     33.98
                           ---------                          -------
 Total, March 31, 1997     1,675,022      18.57               594,673
                           =========                          =======

     As of March 31, 1997, the Company had reserved 2,500,779 Ordinary Shares for future issuance under all stock option plans.

     In addition, during the year ended March 31, 1995, 155,843 options granted to Flextronics, Inc. (the Company's predecessor) in connection with the Company's July 1993 reorganization were exercised.

9. PROVISION FOR PLANT CLOSINGS

     The provision for plant closure of $5,868 in fiscal 1997 relates to the costs incurred in downsizing the Texas facility, the write-off of equipment at the nChip semiconductor fabrication facility and downsizing the Singapore manufacturing operations. The provision includes $2 million for severance payments and $500 for the write-off of fixed assets in the Singapore manufacturing facilities. An additional amount of $2,808 associated with certain obsolete equipment at the Company's nChip and Texas facilities have been written-off. The provision also includes severance payments amounting to $560 for the employees of the Texas and nChip facility which were paid during fiscal 1997. The Company has not recorded the remaining costs related to existing leases at the Texas facility as the Company is continuing to use the facility for certain administrative and warehousing functions.

     The provision for plant closure of $1,254 in fiscal 1996 was associated with the write-off of certain obsolete equipment at the Company's facilities in Malaysia and Shekou, China.

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Prior to becoming the Company's Chief Executive Officer in January 1994, Michael E. Marks was the President and Chief Executive Officer of Metcal, Inc. ("Metcal"). Michael E. Marks remains a director of and continues to hold a beneficial interest in Metcal. The Company had net sales of $989, $2,133 and $1,548 to Metcal during fiscal 1995, 1996 and 1997, respectively.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Stephen Rees, a Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1997, the Company paid $118 to Croton for management services and $208 to Mayfield for the rental of certain office space. Additionally, as of March 31, 1997, $2,554 was due from Mayfield under a note receivable. The note is unsecured, bears interest at 7.15% per annum and matures on February 4, 1999. The note is included in related party receivables on the accompanying balance sheet.

     As of March 31, 1997, the Company had notes receivable due from certain executives and officers amounting to approximately $1.1 million. These notes bear interest at rates ranging from 7.0% to 7.21% and have maturities of 6 months to 5 years and are reflected in other assets on the accompanying balance sheet. Subsequent to March 31, 1997, $650,000 of the $1.1 million was repaid.

     The Company also purchases materials from FICO Investment Holdings ("FICO"), an associated company in which the Company holds a 40% interest (see
Note 11). At March 31, 1997, the amount due to FICO for these purchases was $546.

11. MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS

  Neutronics Holdings A.G.

     On October 31, 1997, the Company acquired Neutronics Holdings A.G. ("Neutronics"), a contract manufacturer with operations located in Austria and Hungary. The acquisition was accounted for as a pooling-of-interests and the Company has issued 2,806,000 Ordinary Shares in exchange for 92% of the outstanding shares of Neutronics. All financial statements presented have been retroactively restated to include the results of Neutronics.

     Separate results of operations for the periods presented are as follows for the years ended March 31 and December 31:

                                                       1995         1996         1997
                                                     --------     --------     --------
        Net sales:
          Previously reported......................  $237,386     $448,346     $490,585
          Neutronics...............................    54,763      123,699      149,422
                                                     ---------    ---------    ---------
          As restated..............................  $292,149     $572,045     $640,007
                                                     =========    =========    =========
        Net income(loss):
          Previously reported......................  $  6,156     $(15,132)    $  7,463
          Neutronics...............................      (275)         986        4,157
                                                     ---------    ---------    ---------
          As restated..............................  $  5,881     $(14,146)    $ 11,620
                                                     =========    =========    =========
        Shareholders' equity:
          Previously reported......................  $ 57,717     $ 73,059     $ 83,592
          Neutronics...............................    10,716       12,512       15,753
                                                     ---------    ---------    ---------
          As restated..............................  $ 68,433     $ 85,571     $ 99,345
                                                     =========    =========    =========

  Ericsson Business Networks AB

     In March 1997, the Company acquired certain manufacturing facilities in Karlskrona, Sweden and related inventory, equipment and assets ("The Karlskrona Facilities") from Ericsson Business Networks AB ("Ericsson") for $82,354 which was financed by the Credit Facility described in Note 4. The transaction has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets based on their estimated fair market values at the date of acquisition. There was no material purchase price in excess of

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the fair value of the net assets acquired. The results of operations of the Karlskrona Facilities have been included in the consolidated results of the Company since the date of acquisition (March 27, 1997) and such results of these facilities were immaterial for March 27, 1997 to March 31, 1997.

  FICO Investment Holding Ltd.

     In December 1996, the Company acquired 40% of FICO Investment Holding Ltd. ("FICO"), a plastic injection molding company located in Shenzhen, China for $5.2 million of which $3 million was paid in December 1996. The remaining $2.2 million purchase price is included in accrued liabilities and other in the accompanying consolidated balance sheets as of March 31, 1997 and was subsequently paid in June 1997. Goodwill and other intangibles resulting from this purchase totaled $3.2 million and is being amortized over ten years. The Company has an option to purchase the remaining 60% of FICO in fiscal 1998; the consideration for the remaining 60% is dependent on the financial performance of FICO for the period ending December 31, 1997. The Company has not yet decided whether to purchase the remaining 60% of FICO. The Company accounts for its investment in FICO under the equity method and accordingly has included its 40% share of FICO's operating results in its accompanying consolidated statement of operations since the date of acquisition (December 20, 1996).

  Fine Line Printed Circuit Design Inc.

     In November 1996, the Company acquired Fine Line Printed Circuit Design, Inc. ("Fine Line"), a circuit board layout and prototype operation company located in San Jose, California. The Company issued 223,321 Ordinary Shares in exchange for all of the outstanding capital stock of Fine Line. The merger was accounted under the pooling-of-interests method of accounting; however, prior period financial statements were not restated because the financial results of Fine Line are not material to the consolidated financial statements.

  Astron Group Ltd.

     In February 1996, the Company acquired all the outstanding stock of Astron Group Ltd. ("Astron") for $13.4 million in cash; 238,684 Ordinary Shares valued at $6.5 million; issuance of $15 million in notes payable, $10 million of Ordinary Shares to be issued on June 30, 1998 and $15 million due in June 1998 under a Services Agreement with an affiliate of Stephen Rees, the Chairman of Astron. These components aggregated to a purchase price of approximately $59.9 million. This acquisition was accounted for as a purchase and accordingly, the results of Astron have been included in the Company's consolidated statements of operations since the date of acquisition (February 2, 1996).

     The Services Agreement with an affiliate of Stephen Rees originally provided for an annual fee, plus a $15 million payment to be made on June 30, 1998 subject to certain terms and conditions. As substantially all of the former shareholders of Astron were affiliates of Mr. Rees, or members of his family, the Company has accounted for the amounts due under the Services Agreement as part of the Astron purchase price.

     In addition, the purchase agreement required additional payments contingent upon resolution of an earn-out provision based on the 1996 operating results of Astron. In March 1997, the Company contemporaneously negotiated a $6.25 million settlement of the earn-out provision and the termination of the Services Agreement, removing the original terms and conditions and reducing the amount due from $15 million to $14 million, $5 million of which is payable in cash and $9 million of which may be settled in cash or Ordinary Shares at the Company's option. Due to the interrelationship of these two settlements, the Company determined that the resulting amounts should each be accounted for as an adjustment to the purchase price of Astron. Accordingly, in March of 1997, the purchase price of Astron was increased by a net amount of $5.25 million which represents the agreed upon $6.25 million payment due under the earn-out provision less the $1 million

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

reduction due to the termination of the Services Agreement. The $6.25 million due under the earn-out provision is included in accrued liabilities and other in the accompanying consolidated balance sheets and was paid in April 1997. As a result, the aggregate adjusted purchase price of Astron including the earn-out consideration totaled $65 million.

     The aggregate adjusted purchase price of $65 million was allocated based on the relative fair value of the assets acquired as follows:

        Astron's net assets at fair value..................................  $14,103
        In-process research and development................................   29,000
        Goodwill and other intangible assets...............................   21,918
                                                                             -------
                  Total purchase price.....................................  $65,021
                                                                             =======

     Goodwill and other intangible assets consist of goodwill, developed technologies, customer lists, assembled workforce and trademarks which are being amortized over 5 to 25 years.

     As of the date of acquisition, the $29 million in purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the entire amount on the date of acquisition as a one-time charge to operations.

     Subsequent to March 31, 1997, the Company revised prospectively its estimate of the useful lives associated with the Astron goodwill and other intangible assets from 5 to 25 years to 5 to 10 years. This revision will increase amortization expense by $279 per quarter beginning in the second quarter of fiscal 1998.

  Assembly & Automation (Electronics) Ltd.

     In April 1995, the Company acquired all of the issued share capital of Assembly & Automation (Electronics) Ltd. ("A&A"), a private limited company incorporated in the United Kingdom that provided contract manufacturing services for the electronics and telecommunications industries, for total consideration of $4.1 million which included cash of $3.2 million and the issuance of 66,908 Ordinary Shares valued at $938. The transaction has been accounted for as a purchase, and accordingly, the results of operations for A&A have been included in the accompanying consolidated statements of operations since the date of acquisition (April 12, 1995). The acquisition resulted in goodwill and other intangible assets of $4.6 million which are being amortized over 3 to 20 years.

  nCHIP, Inc.

     In January 1995, the Company merged with nCHIP, Inc. ("nCHIP") through the issuance of 2,104,602 Ordinary Shares in exchange for all of the outstanding capital stock of nCHIP. In addition, outstanding nCHIP employee stock options were converted into options to purchase approximately 345,389 of the Company's Ordinary Shares. The transaction was accounted for under the pooling-of-interests method and accordingly, all prior period financial statements have been restated to include the results of nCHIP. nCHIP had a calendar year end and, accordingly, the nCHIP statement of operations for the year ended December 31, 1993 has been combined with the Company's statement of operations for the fiscal year ended March 31, 1994. Effective April 1, 1994, nCHIP's fiscal year-end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, nCHIP's operations for the three months ended March 31, 1994, including net sales of $2,302 and net loss of $596, have been excluded from consolidated results and have been reported as an adjustment to retained earnings.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Other purchase acquisitions

     Prior to December 1994, the Company owned 49% of Flextracker Sdn Bhd ("Flextracker"). On December 30, 1994, the Company acquired the remaining net assets of Flextracker for approximately $3.3 million, with the exception of a $1 million loan payable to Flextracker's other investor which was not acquired. Additionally, on March 1, 1994, the Company acquired all of the outstanding stock of Relevant Technologies, Inc. ("RTI") for approximately $4.0 million. Both of these transactions have been accounted for under the purchase method, and accordingly, results for the periods since the date of acquisition have been included in the consolidated statements of operations. Goodwill associated with the RTI acquisition totaled $2.4 million and is being amortized over twenty-five years.

  Unaudited pro-forma results for purchase acquisitions

     The following unaudited pro-forma information reflects the results of operations for the years ended March 31, 1995 and 1996 as if the acquisitions of Astron, A&A, Flextracker and RTI had occurred as of April 1, 1994. The pro-forma information gives effect to certain adjustments including amortization of intangibles and goodwill. The unaudited pro forma information is based on the acquired entities' results of operations for the years ended December 31, 1994 and 1995. These pro-forma results have been prepared for comparative purposes only and are not necessarily indicative of what the actual operating results would have been had the acquisitions taken place on April 1, 1994 or of operating results which may occur in the future.

                                                                   1995         1996
                                                                 --------     --------
        Net sales..............................................  $346,982     $589,738
        Net income (loss)......................................    (1,147)     (16,037)
        Net income (loss) per share............................     (0.08)       (1.04)

     The above pro-forma information does not include the effects of acquiring the Karlskrona Facilities in March 1997 because information relating to the Karlskrona operation prior to the company's acquisition is not available.

  Acquisitions subsequent to March 31, 1997

     Subsequent to March 31, 1997, the Company also merged with DTM Products, Inc.("DTM") and EnergiPilot AB ("Energipilot"). DTM is based in Colorado and produces injection molded plastics. Energipilot is based in Sweden and produces cable and cable assemblies. All of the outstanding shares of DTM and Energipilot were acquired in exchange for 252,469 and 229,990 Ordinary Shares, respectively. Both transactions are to be accounted for as a pooling-of-interests; however, as these acquisitions are not material individually or in the aggregate, the accompanying consolidated financial statements have not been restated to include the results of DTM and Energipilot.

12. SEGMENT REPORTING

     The Company operates in one primary business segment: providing sophisticated electronics assembly and turnkey contract manufacturing services to a select group of original equipment manufacturers engaged in the computer, medical, consumer electronics and communications industries.

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Sales for similar classes of products within the Company's business segment is presented below for the years ended March 31:

                                                       1995         1996         1997
                                                     --------     --------     --------
        Medical....................................  $ 49,161     $ 78,395     $ 94,238
        Computer...................................    80,646      238,120      260,687
        Telecommunication..........................    44,034       67,254      110,093
        PCB........................................        --        4,485       28,470
        Industrial.................................        79       10,691        8,612
        Consumer products..........................    93,724      105,204      110,397
        MCMs.......................................    11,847       19,817       19,214
        Others.....................................    12,658       48,079        8,296
                                                     --------     --------     --------
                                                     $292,149     $572,045     $640,007
                                                     ========     ========     ========

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following tables summarize the Company's operations by geographical area for the years ended March 31:

                                                           1995       1996       1997
                                                         --------   --------   --------
        NET SALES:
          Singapore:
             Unaffiliated customers -
               Domestic................................  $  3,596   $    653   $  1,401
               Export..................................     7,358      9,277        851
               Intercompany............................    67,571     77,899     88,053
                                                         --------   --------   --------
                                                           78,526     87,829     90,306
                                                         --------   --------   --------
          Hong Kong; China; Mauritius:
             Unaffiliated customers -
               Domestic................................    17,757     11,838     11,398
               Export..................................        --      2,980     21,203
               Intercompany............................    29,353     60,780    129,162
                                                         --------   --------   --------
                                                           47,110     75,598    161,763
                                                         --------   --------   --------
          USA; Mexico:
             Unaffiliated customers -
               Domestic................................    50,506    191,209    188,097
               Export..................................        --     11,178         --
               Intercompany............................        --         27          9
                                                         --------   --------   --------
                                                           50,506    202,414    188,106
                                                         --------   --------   --------
          Europe:
             Unaffiliated customers -
               Domestic................................     7,726     38,223     78,504
               Export..................................    47,037    104,817     93,477
               Intercompany............................        --         --         --
                                                         --------   --------   --------
                                                           54,763    143,040    171,981
                                                         --------   --------   --------
          Malaysia:
             Unaffiliated customers -
               Domestic................................        --         --         --
               Export..................................   158,168   $201,870    245,075
               Intercompany............................         4         --         --
                                                         --------   --------   --------
                                                          158,172    201,870    245,075
                                                         --------   --------   --------
        Intercompany eliminations......................   (96,928)  (138,706)  (217,224)
                                                         --------   --------   --------
                                                         $292,149   $572,045   $640,007
                                                         ========   ========   ========

                         FLEXTRONICS INTERNATIONAL LTD

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           1995       1996       1997
                                                         --------   --------   --------
        INCOME(LOSS) FROM OPERATIONS:
          Singapore....................................  $     90   $(25,334)  $   (184)
          Hong Kong; China; Mauritius..................       638     (6,110)     4,787
          A; Mexico....................................    (1,290)     4,570     (5,531)
          Europe.......................................       (93)     2,546      3,374
          Malaysia.....................................    10,754     18,953     17,626
                                                         --------   --------   --------
                                                         $ 10,099   $ (5,375)  $ 20,072
                                                         ========   ========   ========
        IDENTIFIABLE ASSETS:
          Singapore....................................  $ 23,426   $ 48,434   $ 50,118
          Hong Kong; China; Mauritius..................    17,020     50,284     68,695
          Mexico.......................................    26,354     73,552     74,884
          Europe.......................................    69,091     89,303    203,977
          Malaysia.....................................    49,295     47,694     48,618
                                                         --------   --------   --------
                                                         $185,186   $309,267   $446,292
                                                         ========   ========   ========

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income (loss) from operations is net sales less operating expenses, goodwill amortization and provision for plant closings, but prior to interest or other expenses and income taxes.

     The Company's subsidiaries, with the exception of Astron, are interdependent and are not managed for stand-alone results. Certain operational functions for the entire Company, such as marketing and administration, may be carried out by a subsidiary in one country. In addition, the Company may from time to time shift responsibilities from a subsidiary in one country to a subsidiary in another country, thereby changing the operating results of the impacted subsidiaries but not the Company as a whole. For these reasons, the Company believes that changes in results of operations in the individual countries in which it operates are not necessarily reflective of material changes in the Company's overall results.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       DECEMBER 31,     MARCH 31,
                                                                           1997           1997
                                                                       ------------     ---------
                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash...............................................................    $ 73,333       $  24,159
  Accounts receivable, net...........................................     122,613          87,507
  Inventories........................................................     147,115         124,362
  Deferred income taxed and other current assets.....................      35,697          18,368
                                                                         --------        --------
          Total current assets.......................................     378,758         254,396
                                                                         --------        --------
Property and equipment, net..........................................     204,996         149,015
Other non-current assets.............................................      50,244          42,881
                                                                         --------        --------
          Total assets...............................................    $633,998       $ 446,292
                                                                         ========        ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long term debt..............    $ 20,278       $ 128,515
  Capital lease obligations..........................................       8,483           8,273
  Accounts payable and accrued liabilities...........................     131,663         141,090
  Other current liabilities..........................................      67,710           6,763
                                                                         --------        --------
          Total current liabilities..................................     228,134         284,641
                                                                         --------        --------
Long term debt, net of current portion...............................     158,998           9,029
Capital lease obligations, net of current portion....................      18,483          20,099
Deferred income taxes................................................       4,012           3,710
Other non-current liabilities........................................      15,804          28,326
Minority interest....................................................       1,160           1,142

SHAREHOLDERS' EQUITY:
  Ordinary shares, S$0.01 par value; Authorized -- 100,000,000
     Shares; issued and outstanding -- 19,292,214 and 16,482,243 as
     of December 31, 1997 and March 31, 1997, respectively...........         125             107
  Additional paid-in capital.........................................     204,263         106,556
  Accumulated deficit................................................       8,021          (7,020)
  Accumulated translation adjustment.................................      (5,002)           (298)
                                                                         --------        --------
          Total shareholders' equity.................................     207,407          99,345
                                                                         --------        --------
          Total liabilities and shareholders' equity.................    $633,998       $ 446,292
                                                                         ========        ========

   The accompanying notes are an integral part of these financial statements

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                      DECEMBER 31,              DECEMBER 31,
                                                  ---------------------     ---------------------
                                                    1997         1996         1997         1996
                                                  --------     --------     --------     --------
NET SALES.......................................  $295,000     $161,248     $782,013     $467,787
Cost of Sales...................................   266,192      148,614      705,496      421,931
                                                  ---------    ---------    ---------    ---------
          Gross Margin..........................    28,808       12,634       76,517       45,856
OPERATING EXPENSES:
  Selling, general and administrative
     expenses...................................    13,773        9,333       38,143       26,101
  Goodwill and intangibles amortization.........       951          749        2,704        2,152
  Provision for plant closings..................        --        2,321           --        2,321
                                                  ---------    ---------    ---------    ---------
          Operating income(loss)................    14,084          231       35,670       15,282
OTHER INCOME AND EXPENSE:
     Merger related expenses....................     4,000           --        4,000           --
     Other expense, net.........................     2,946          173        9,705        2,434
                                                  ---------    ---------    ---------    ---------
Income before taxes.............................     7,138           58       21,965       12,848
Provision for income taxes......................     1,197          281        2,856        2,029
                                                  ---------    ---------    ---------    ---------
Net income (loss)...............................     5,941         (223)      19,109       10,819
                                                  =========    =========    =========    =========
Diluted earnings per share......................  $   0.29     $  (0.01)    $   1.03     $   0.62
                                                  =========    =========    =========    =========
Basic earnings per share........................  $   0.31     $  (0.01)    $   1.07     $   0.65
                                                  =========    =========    =========    =========
Weighted average ordinary shares and equivalents
  outstanding -- diluted........................    20,379       16,792       18,631       17,358
                                                  =========    =========    =========    =========
Weighted average ordinary shares and equivalents
  outstanding -- basic..........................    19,361       16,792       17,842       16,706
                                                  =========    =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          NINE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1997          1996
                                                                        ---------     --------
Net cash provided by operating activities.............................  $   4,435     $ 42,078
                                                                        ---------     --------
Investing activities:
  Purchases of property and equipment.................................    (65,944)     (24,557)
  Proceeds from sale of property and equipment........................      1,095        1,279
  Proceeds from disposal of subsidiary................................         --        1,341
  Payment for Astron earn-out.........................................     (6,250)          --
  Payment to FICO for 40% interest....................................     (2,200)      (3,000)
  Minority investment.................................................     (2,756)         (87)
  Effect of Energipilot and DTM acquisitions..........................      1,504           --
                                                                        ---------     --------
Net cash used in investing activities.................................    (74,551)     (25,024)
                                                                        ---------     --------
Financing activities:
  Repayments of long term debt and bank borrowings....................   (120,750)      (8,693)
  Refinancing of lease assets.........................................         --        1,031
  Repayment of capital lease obligations..............................     (7,298)      (5,882)
  Source of long term debt............................................      3,220        1,524
  Repayment of loan from related party................................         --        1,381
  Loan from (to) related party........................................      2,975       (1,938)
  Repayment of notes payable..........................................       (108)        (286)
  Net proceeds from issuance of share capital.........................      1,136        1,205
  Net proceeds from issuance of Senior Subordinated Notes.............    145,687           --
  Net proceeds from equity offering...................................     95,297           --
                                                                        ---------     --------
Net cash provided (used) by financing activities......................    120,159      (11,658)
                                                                        ---------     --------
Effect of exchange rate changes on cash...............................       (869)        (186)
                                                                        ---------     --------
Net increase in cash..................................................     49,174        5,210
Cash, beginning of period.............................................     24,159        8,647
                                                                        ---------     --------
Cash, end of period...................................................  $  73,333     $ 13,857
                                                                        =========     ========

   The accompanying notes are an integral part of these financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

     On October 30, 1997 the Company acquired 92% of the outstanding shares of Neutronics Electronics Industries Holding AG ("Neutronics"), an Austrian PCB assembly company with operations in Austria and Hungary, in exchange for 2,806,000 Ordinary Shares of the Company.

     This transaction was accounted for as a pooling-of-interests and accordingly, the accompanying condensed consolidated financial statements have been restated to reflect the merger as if it occurred at the beginning of the first period presented. Neutronics' fiscal year ends on December 31. The condensed consolidated income statements combine Neutronics' results for the nine months and three months ended December 31, 1997 with Flextronics results for the nine months and three months ended December 31, 1997. The condensed balance sheets as of March 31, 1997 and December 31, 1997 include Neutronics' balance sheets as of December 31, 1996 and 1997, respectively. Neutronics net loss of $3.2 million for the three months ended March 31, 1997 has been recorded as an adjustment to retained earnings. A reconciliation of previously reported results for the three and nine months ended December 31, 1996 to the results in this form 10-Q is as follows:

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                    DECEMBER 31, 1996      DECEMBER 31, 1996
                                                    ------------------     -----------------
        Net sales:
          Previously reported.....................       $121,525              $ 361,884
          Neutronics..............................         39,723                105,903
                                                         --------               --------
          As restated.............................       $161,248              $ 467,787
                                                         ========               ========
        Net income:
          Previously reported.....................       $   (309)             $   9,029
          Neutronics..............................             86                  1,790
                                                         --------               --------
          As restated.............................       $   (223)             $  10,819
                                                         ========               ========

NOTE B -- INVENTORIES

     Inventories consist of the following:

                                                               DECEMBER 31,     MARCH 31,
                                                                   1997           1997
                                                               ------------     ---------
                                                                     (IN THOUSANDS)
        Raw materials........................................    $118,034       $  80,010
        Work-in-process......................................      26,524          16,665
        Finished goods.......................................       2,557          27,687
                                                                 --------        --------
                  Total......................................    $147,115       $ 124,362
                                                                 ========        ========

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE B -- INVENTORIES

     Inventories consist of the following:

                                                               DECEMBER 31     MARCH 31
                                                                  1997           1997
                                                               -----------     --------
                                                                    (IN THOUSANDS)
        Raw materials........................................   $ 118,034      $ 80,010
        Work-in-process......................................      26,524        16,665
        Finished goods.......................................       2,557        27,687
                                                                 --------      --------
                  Total......................................   $ 147,115      $124,362
                                                                 ========      ========

NOTE C -- RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which will be adopted by the Company in the fourth quarter of 1998. SFAS No. 129 requires companies to disclose certain information about their capital structure. The Company does not anticipate that SFAS No. 129 will have a material impact on its financial statements.

     In July 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years ending after December 15, 1997. The Company does not anticipate that SFAS No. 130 will have a material effect on its financial position, results of operations, or cash flows.

     In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Company does not anticipate that SFAS No. 131 will have a material impact on its financial statements.

NOTE D -- NET INCOME PER SHARE

     Diluted net income per share for each period is calculated in accordance with SFAS No. 128 by dividing net income by the weighted average shares of common stock and common stock equivalents outstanding during the period using the treasury stock method. Common stock equivalents consist of shares issuable upon the exercise of outstanding common stock options and warrants.

                         REPORT OF INDEPENDENT AUDITORS

The Management and Supervisory Boards and Shareholders at
Neutronics Electronic Industries Holding A.G.

     We have audited the accompanying consolidated balance sheets (not presented herein) of Neutronics Electronic Industries Holdings A.G. and its subsidiaries (the 'Group') as at December 31, 1996, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the periods then ended (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with United States Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements (not presented herein) present fairly, in all material respects the financial position of the Group as at December 31, 1996, 1995 and 1994, and the results of its operations and its cash flows for the periods then ended in conformity with United States Generally Accepted Accounting Principles.

/s/ MOORE STEPHENS
Moore Stephens
Registered Auditors
St. Paul's House
Warwick Lane
London EC4P 4BN.

Friday 13th February 1998

======================================================

NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information.................      2
Summary...............................      4
Risk Factors..........................      5
Enforcement of Civil Liabilities......     15
Dividends.............................     15
Price Range of Ordinary Shares........     16
Selected Financial Data...............     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     18
Business..............................     32
Management............................     44
Executive Compensation................     46
Description of the Credit Facility....     49
Principal and Selling Shareholders....     51
Plan of Distribution..................     54
Description of Capital Shares.........     55
Taxation..............................     58
Legal Matters.........................     59
Consolidated Financial Statements.....    F-1

======================================================
======================================================

                                      LOGO
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                               FEBRUARY 26, 1998


======================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

        SEC Registration fee..............................................  $ 35,651
        Printing and engraving expenses...................................    10,000
        Legal expenses....................................................    10,000
        Blue Sky expenses.................................................     5,000
        Accounting fees and expenses......................................    25,000
        Miscellaneous.....................................................     9,349
                                                                            --------
                  Total...................................................  $ 95,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     As permitted by the laws of Singapore, the Articles provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In February 1996, the Company acquired Astron Group Limited in exchange for
(i) $13.4 million in cash, (ii) $15.0 million in 8% promissory notes ($10.0 million of which was paid in February 1997 and $5.0 million of which is payable in February 1998, (iii) 238,684 Ordinary Shares issued at closing, and (iv) Ordinary Shares with a value of $10.0 million to be issued on June 30, 1998. On November 25, 1996, the Company acquired Fine Line for an aggregate of 223,321 Ordinary Shares. On October 30, 1997, the Company acquired 92% of the outstanding ordinary shares of Neutronics, an Austrian contract manufacturer with operations in Austria and Hungary, for 2,806,000 Ordinary Shares of the Company. On December 1, 1997, the Company acquired DTM, a Colorado-based producer of injection molded plastics for North American OEMs, in exchange for 252,469 Ordinary Shares, and Energipilot, a Swedish company principally engaged in providing cables and engineering services for Northern European OEMs, in exchange for 229,990 Ordinary Shares. The Ordinary Shares issued in connection with these acquisitions were issued pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    EXHIBIT
    NUMBER                                     EXHIBIT TITLE
    -------   -------------------------------------------------------------------------------
     2.1      Agreement and Plan of Reorganization dated as of September 12, 1994 among the
              Registrant, nCHIP Acquisition Corporation and nCHIP (the "Reorganization
              Agreement"). Certain Disclosure Schedules of nCHIP and the Registrant setting forth various exceptions to the representations and warranties pursuant to the
              Reorganization Agreement have been omitted. The Company agrees to furnish supple=mentally a copy of any omitted schedule to the Commission upon request.
              (Incorporated by reference to Exhibits 2.1 through 2.6 of the Registrant's registration statement on Form S-4, No. 33-85842.)

    EXHIBIT
    NUMBER                                     EXHIBIT TITLE
    -------   -------------------------------------------------------------------------------
     2.2      Amendment No. 1 to the Reorganization Agreement dated as of December 8, 1994 among the Registrant, nCHIP Acquisition Corporation and nCHIP. (Incorporated by
              reference to Exhibit 2.7 of the Registrant's registration statement on Form
              S-4. No. 3385842.)
     2.3      Share Purchase Agreement dated as of April 12, 1995 among the Registrant, A&A and all of the shareholders of A&A. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for the event reported on April
              12, 1995.)
     2.4      Asset Sale Agreement dated December 29, 1994 between FlexTracker Sdn. Bhd. and
              Flextronics Malaysia Sdn. Bhd. (Incorporated by reference to Exhibit 10.19 of the Registrant's registration statement on Form S-4, No. 33-85842.)
     2.5      Agreement among the Registrant, Alberton Holdings Limited and Omac Sales
              Limited dated as of January 6, 1996. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for the event reported on
              February 2, 1996.)
     2.6      Asset Transfer Agreement between Ericsson Business Networks AB and Flextronics
              International Sweden AB dated as February 12, 1997. Certain schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit
              2.6 of the Registrant's registration statement on Form S-3, No. 333-21715.)
     2.7      Exchange Agreement dated October 19, 1997 by and among Registrant, Neutronics
              Electronic Industries Holding A.G. and the named Shareholders of Neutronics
              Electronic Industries Holding A.G. (Incorporated by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K for event reported on October 30,
              1997.)
     3.1      Memorandum of Association of the Registrant. (Incorporated by reference to
              Exhibit 3.1 of the Registrant's registration statement on Form S-1, No.
              33-74622.)
     3.2      Articles of Association of the Registrant. (Incorporated by reference to
              Exhibit 3.2 of the Registrant's registration statement on Form S-4, No.
              33-85842.)
     4.1      Indenture dated as of October 15, 1997 between Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)
     5.1      Opinion and Consent of Allen & Gledhill with respect to the Ordinary Shares being registered.
    10.1      Form of Indemnification Agreement between the Registrant and its Directors and certain officers. (Incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.2      1993 Share Option Plan. (Incorporated by reference to Exhibit 10.2 of the
              Company's registration statement on Form S-1, No. 33-74622.)
    10.3      Executives' Share Option Scheme, as amended. (Incorporated by reference to
              Exhibit 10.3 of the Company's registration statement on Form S-1, No.
              33-74622.)
    10.4      Executives' Incentive Share Scheme, as amended. (Incorporated by reference to
              Exhibit 10.4 of the Company's registration statement on Form S-1, No.
              33-74622.)
    10.5      nCHIP, Inc. Amended and Restated 1988 Stock Option Plan. (Incorporated by
              reference to Exhibit 10.5 of the Company's registration statement on Form S-4,
              No. 33-85842.)
    10.6*     Agreement to Grant Options dated as of June 9, 1995 between the Company and
              Lifescan. (Incorporated by reference to Exhibit 10.7 of the Company's Annual
              Report on Form 10-K for the fiscal year ended March 31, 1995.)
    10.7      Lease Agreement dated as of October 1, 1994 among Shenzhen Xinan Industrial
              Shareholdings Limited, Flextronics Industrial (Shenzhen) Limited and
              Flextronics Singapore Pte Ltd. (Incorporated by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K for the fiscal year ended March 31,
              1995.)

    EXHIBIT
    NUMBER                                     EXHIBIT TITLE
    -------   -------------------------------------------------------------------------------
    10.8      Lease Agreement dated as of January 2, 1995 between Shenzhen Xinan Industrial
              Shareholdings Limited and Flextronics Industrial (Shenzhen) Limited.
              (Incorporated by reference to Exhibit 10.25 of the Company's Annual Report on
              Form 10-K for the fiscal year ended March 31, 1995.)
    10.9      Services Agreement between the Registrant and Stephen Rees dated as of January
              6, 1996. (Incorporated by reference to Exhibit 10.1 of the Company's Current
              Report on Form 8-K for the event reported on February 2, 1996.)
    10.10     Supplemental Services Agreement between Astron and Stephen Rees dated as of
              January 6, 1996. (Incorporated by reference to Exhibit 10.2 of the Company's
              Current Report on Form 8-K for the event reported on February 2, 1996.)
    10.11     Promissory Note dated April 17, 1995 executed by Michael E. Marks in favor of
              Flextronics Technologies, Inc. (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31,
              1995.)
    10.12     Service Agreement dated July 8, 1993 between the Registrant and Dennis P.
              Stradford. (Incorporated by reference to Exhibit 10.36 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.13     Service Agreement dated July 8, 1993 between the Registrant and Tsui Sung Lam.
              (Incorporated by reference to Exhibit 10.37 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.14     Service Agreement dated July 8, 1993 between the Registrant and Goh Chan Peng.
              (Incorporated by reference to Exhibit 10.38 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.15*    Printed Circuit Board Assembly Services Agreement between Lifescan Inc., a
              Johnson & Johnson Company, and the Registration dated November 1, 1992.
              (Incorporated by reference to Exhibit 10.41 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.16     Tenancy of Flatted Factory Unit dated February 28, 1996 between Jurong Town
              Corporation and the Registrant. (Incorporated by reference to Exhibit 10.44 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1990.)
    10.17     Tenancy of Flatted Factory Unit dated May 14, 1993 between Jurong Town
              Corporation and the Registrant. (Incorporated by reference to Exhibit 10.45 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.18     Flextronics Asia U.S.A. 401(k) plan. (Incorporated by reference to Exhibit
              10.52 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.19     Acquisition and Subscription Agreement dated June 30, 1993 between FI
              Liquidating Company, Inc., Asian Oceanic Nominees and Custodians Limited, N.T.
              Butterfield Trustee (Bermuda) Limited, Overseas Asset Holdings, Inc., JF Asia
              Select Limited, the Executive Representative, Flex Holdings Pte Limited, CLG
              Partners, L.P. and the Liquidators of Asian Oceanic Nominees and Custodians
              Limited. (Incorporated by reference to Exhibit 10.53 of the Company's registration statement on Form S-1, No. 33-74622.)
    10.20     Amended and Restated Revolving Credit Agreement dated as of January 14, 1998 among Flextronics International USA, Inc., BankBoston, N.A. and the lending institutions listed on Schedule 1 attached thereto and BankBoston, N.A. as agent with BancBoston Securities Inc. as arranger. The Company agrees to furnish a copy of the omitted schedules to the Commission upon request.
              (Incorporated by reference to Exhibit 10.1 of the Company's Report on Form 10-Q
              for the quarterly period ended December 31, 1997.)

    EXHIBIT
    NUMBER                                     EXHIBIT TITLE
    -------   -------------------------------------------------------------------------------
    10.21     Amended and Restated Revolving Credit Agreement dated as of January 14, 1998 among Flextronics International Ltd., BankBoston, N.A. and the lending institutions listed on Schedule 1 attached thereto and BankBoston, N.A. as agent with BancBoston Securities Inc. as arranger. The Company agrees to furnish a copy of the omitted schedules to the Commission upon request.
              (Incorporated by reference to Exhibit 10.2 of the Company's Report on Form 10-Q
              for the quarterly period ended December 31, 1997.)
    10.22     Employment and Noncompetition Agreement dated as of April 30, 1997 between
              Flextronics International Sweden AB and Ronny Nilsson. (Incorporated by
              reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K for
              fiscal year ended March 31, 1997.)
    10.23     Services Agreement dated as of April 30, 1997 between Flextronics International
              USA, Inc. and Ronny Nilsson. (Incorporated by reference to Exhibit 10.30 of the
              Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.24     Promissory Note dated April 15, 1997 executed by Ronny Nilsson in favor of
              Flextronics International USA, Inc. (Incorporated by reference to Exhibit 10.31 of the Company's Annual Report on Form 10-K for fiscal year ended March 31,
              1997.)
    10.25     Letter Agreement dated March 27, 1997 among the Company, Astron Technologies
              Limited, Croton Technology Ltd. and Stephen Rees regarding the termination of the Services Agreement. (Incorporated by reference to Exhibit 10.32 of the
              Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.26     Letter Agreement dated March 27, 1997 between Astron Group Limited and Stephen
              Rees regarding the termination of the Supplemental Services Agreement.
              (Incorporated by reference to Exhibit 10.33 of the Company's Annual Report on
              Form 10-K for fiscal year ended March 31, 1997.)
    10.27     Services Agreement between Flextronics Singapore Pte Limited and Goh Chan Peng effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.34 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.28     Services Agreement between Astron Technologies Limited and Goh Chan Peng effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.29     Services Agreement between Astron Technologies Limited and Tsui Sung Lam effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.30     Services Agreement between Flextronics Singapore Pte Limited and Tsui Sung Lam effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
    10.31     Loan Agreement between Flextronics International USA, Inc. as lender, and
              Michael E. Marks, as borrower dated November 6, 1997. (Incorporated by reference to Exhibit 10.35 of the Company's Registration Statement on Form S-4,
              No. 333-41293.)
    10.32     Secured Full Recourse Promissory Note, dated November 6, 1997, executed by
              Michael E. Marks in favor of Flextronics International USA, Inc. (Incorporated by reference to Exhibit 10.36 to the Company's Registration Statement on Form
              S-4, No. 333-41293.)
    11.1**    Statement regarding computation of earnings per share.
    21.1**    Subsidiaries of Registrant.
    23.1**    Consent of Arthur Andersen.
    23.2**    Consent of Moore Stephens.
    23.3**    Consent of Allen & Gledhill (included in Exhibit 5.1).

    EXHIBIT
    NUMBER                                     EXHIBIT TITLE
    -------   -------------------------------------------------------------------------------
    24.1**    Power of Attorney.

---------------

*  Confidential treatment requested for portions of agreement.

** Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, State of California on this 26th day of February, 1998.


                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By: /s/ MICHAEL E. MARKS
                                            ------------------------------------
                                            Michael E. Marks


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



             SIGNATURE                                TITLE                          DATE
------------------------------------   ------------------------------------   ------------------


/s/ MICHAEL E. MARKS                   Chairman of the Board, and Chief        February 26, 1998
------------------------------------   Executive Officer (principal
Michael E. Marks                       executive officer)

/s/ TSUI SUNG LAM*                     President, Asia Pacific Operations      February 26, 1998
------------------------------------   and Director
Tsui Sung Lam

/s/ ROBERT R.B. DYKES                  Senior Vice President of Finance and    February 26, 1998
------------------------------------   Administration and Chief Financial
Robert R.B. Dykes                      Officer (principal financial and
                                       accounting officer)

/s/ MICHAEL J. MORITZ*                 Director                                February 26, 1998
------------------------------------
Michael J. Moritz

/s/ STEPHEN J.L. REES*                 Senior Vice President,                  February 26, 1998
------------------------------------   Worldwide Sales and Marketing
Stephen J.L. Rees                      and Director

/s/ RICHARD L. SHARP*                  Director                                February 26, 1998
------------------------------------
Richard L. Sharp

/s/ PATRICK FOLEY*                     Director                                February 26, 1998
------------------------------------
Patrick Foley

/s/ ALAIN AHKONG*                      Director                                February 26, 1998
------------------------------------
Alain Ahkong

/s/ SHING LEONG HUI*                   Director                                February 26, 1998
------------------------------------
Shing Leong Hui


*By /s/ MICHAEL E. MARKS
    ----------------------------
    Michael E. Marks,
    Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
  2.1      Agreement and Plan of Reorganization dated as of September 12, 1994 among the Registrant, nCHIP Acquisition Corporation and nCHIP (the
           "Reorganization Agreement"). Certain Disclosure Schedules of nCHIP
           and the Registrant setting forth various exceptions to the representations and warranties pursuant to the Reorganization
           Agreement have been omitted. The Company agrees to furnish supple=mentally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibits 2.1 through 2.6 of the Registrant's registration statement on Form S-4, No.
           33-85842.)
  2.2      Amendment No. 1 to the Reorganization Agreement dated as of December
           8, 1994 among the Registrant, nCHIP Acquisition Corporation and
           nCHIP. (Incorporated by reference to Exhibit 2.7 of the Registrant's registration statement on Form S-4. No. 3385842.)
  2.3      Share Purchase Agreement dated as of April 12, 1995 among the
           Registrant, A&A and all of the shareholders of A&A. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form
           8-K for the event reported on April 12, 1995.)
  2.4      Asset Sale Agreement dated December 29, 1994 between FlexTracker
           Sdn. Bhd. and Flextronics Malaysia Sdn. Bhd. (Incorporated by
           reference to Exhibit 10.19 of the Registrant's registration statement on Form S-4, No. 33-85842.)
  2.5      Agreement among the Registrant, Alberton Holdings Limited and Omac
           Sales Limited dated as of January 6, 1996. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form
           8-K for the event reported on February 2, 1996.)
  2.6      Asset Transfer Agreement between Ericsson Business Networks AB and
           Flextronics International Sweden AB dated as February 12, 1997.
           Certain schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit 2.6 of the
           Registrant's registration statement on Form S-3, No. 333-21715.)
  2.7      Exchange Agreement dated October 19, 1997 by and among Registrant,
           Neutronics Electronic Industries Holding A.G. and the named
           Shareholders of Neutronics Electronic Industries Holding A.G.
           (Incorporated by reference to Exhibit 2 of the Registrant's Current
           Report on Form 8-K for event reported on October 30, 1997.)
  3.1      Memorandum of Association of the Registrant. (Incorporated by
           reference to Exhibit 3.1 of the Registrant's registration statement on Form S-1, No. 33-74622.)
  3.2      Articles of Association of the Registrant. (Incorporated by
           reference to Exhibit 3.2 of the Registrant's registration statement on Form S-4, No. 33-85842.)
  4.1      Indenture dated as of October 15, 1997 between Registrant and State
           Street Bank and Trust Company of California, N.A., as trustee.
           (Incorporated by reference to Exhibit 10.1 of the Registrant's
           Current Report on Form 8-K for event reported on October 15, 1997.)
  5.1      Opinion and Consent of Allen & Gledhill with respect to the Ordinary
           Shares being registered.

EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
 10.1      Form of Indemnification Agreement between the Registrant and its
           Directors and certain officers. (Incorporated by reference to
           Exhibit 10.1 of the Company's registration statement on Form S-1,
           No. 33-74622.)
 10.2      1993 Share Option Plan. (Incorporated by reference to Exhibit 10.2 of the Company's registration statement on Form S-1, No. 33-74622.)
 10.3      Executives' Share Option Scheme, as amended. (Incorporated by reference to Exhibit 10.3 of the Company's registration statement on
           Form S-1, No. 33-74622.)
 10.4      Executives' Incentive Share Scheme, as amended. (Incorporated by reference to Exhibit 10.4 of the Company's registration statement on
           Form S-1, No. 33-74622.)
 10.5      nCHIP, Inc. Amended and Restated 1988 Stock Option Plan.
           (Incorporated by reference to Exhibit 10.5 of the Company's registration statement on Form S-4, No. 33-85842.)
 10.6*     Agreement to Grant Options dated as of June 9, 1995 between the
           Company and Lifescan. (Incorporated by reference to Exhibit 10.7 of the Company's Annual Report on Form 10-K for the fiscal year ended
           March 31, 1995.)
 10.7      Lease Agreement dated as of October 1, 1994 among Shenzhen Xinan
           Industrial Shareholdings Limited, Flextronics Industrial (Shenzhen)
           Limited and Flextronics Singapore Pte Ltd. (Incorporated by
           reference to Exhibit 10.25 of the Company's Annual Report on Form
           10-K for the fiscal year ended March 31, 1995.)
 10.8      Lease Agreement dated as of January 2, 1995 between Shenzhen Xinan
           Industrial Shareholdings Limited and Flextronics Industrial
           (Shenzhen) Limited. (Incorporated by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K for the fiscal year ended
           March 31, 1995.)
 10.9      Services Agreement between the Registrant and Stephen Rees dated as of January 6, 1996. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K for the event reported on
           February 2, 1996.)
 10.10     Supplemental Services Agreement between Astron and Stephen Rees dated as of January 6, 1996. (Incorporated by reference to Exhibit
           10.2 of the Company's Current Report on Form 8-K for the event reported on February 2, 1996.)
 10.11     Promissory Note dated April 17, 1995 executed by Michael E. Marks in favor of Flextronics Technologies, Inc. (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-K for the
           fiscal year ended March 31, 1995.)
 10.12     Service Agreement dated July 8, 1993 between the Registrant and
           Dennis P. Stradford. (Incorporated by reference to Exhibit 10.36 of the Company's registration statement on Form S-1, No. 33-74622.)
 10.13     Service Agreement dated July 8, 1993 between the Registrant and Tsui
           Sung Lam. (Incorporated by reference to Exhibit 10.37 of the
           Company's registration statement on Form S-1, No. 33-74622.)
 10.14     Service Agreement dated July 8, 1993 between the Registrant and Goh
           Chan Peng. (Incorporated by reference to Exhibit 10.38 of the
           Company's registration statement on Form S-1, No. 33-74622.)

EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
10.15*     Printed Circuit Board Assembly Services Agreement between Lifescan
           Inc., a Johnson & Johnson Company, and the Registration dated
           November 1, 1992. (Incorporated by reference to Exhibit 10.41 of the
           Company's registration statement on Form S-1, No. 33-74622.)
 10.16     Tenancy of Flatted Factory Unit dated February 28, 1996 between
           Jurong Town Corporation and the Registrant. (Incorporated by
           reference to Exhibit 10.44 of the Company's Annual Report on Form
           10-K for fiscal year ended March 31, 1990.)
 10.17     Tenancy of Flatted Factory Unit dated May 14, 1993 between Jurong
           Town Corporation and the Registrant. (Incorporated by reference to
           Exhibit 10.45 of the Company's registration statement on Form S-1,
           No. 33-74622.)
 10.18     Flextronics Asia U.S.A. 401(k) plan. (Incorporated by reference to
           Exhibit 10.52 of the Company's registration statement on Form S-1,
           No. 33-74622.)
 10.19     Acquisition and Subscription Agreement dated June 30, 1993 between
           FI Liquidating Company, Inc., Asian Oceanic Nominees and Custodians
           Limited, N.T. Butterfield Trustee (Bermuda) Limited, Overseas Asset
           Holdings, Inc., JF Asia Select Limited, the Executive
           Representative, Flex Holdings Pte Limited, CLG Partners, L.P. and
           the Liquidators of Asian Oceanic Nominees and Custodians Limited.
           (Incorporated by reference to Exhibit 10.53 of the Company's registration statement on Form S-1, No. 33-74622.)
 10.20     Amended and Restated Revolving Credit Agreement dated as of January
           14, 1998 among Flextronics International USA, Inc., BankBoston, N.A.
           and the lending institutions listed on Schedule 1 thereto and
           BankBoston, N.A. as agent with BancBoston Securities Inc. as arranger. The Company agrees to furnish a copy of the omitted schedules to the Commission upon request. (Incorporated by refer-
           ence to Exhibit 10.1 of the Company's Report on Form 10-Q for the
           quarterly period ended December 31, 1997.)
 10.21     Amended and Restated Revolving Credit Agreement dated as of January
           14, 1998 among Flextronics International Ltd., BankBoston, N.A. and the lending institutions listed on Schedule 1 thereto and
           BankBoston, N.A. as agent with BancBoston Securities Inc. as arranger. The Company agrees to furnish a copy of the omitted schedules to the Commission upon request. (Incorporated by reference to Exhibit 10.2 of the Company's Report on Form 10-Q for the
           quarterly period ended December 31, 1997.)
 10.22     Employment and Noncompetition Agreement dated as of April 30, 1997 between Flextronics International Sweden AB and Ronny Nilsson.
           (Incorporated by reference to Exhibit 10.29 of the Company's Annual
           Report on Form 10-K for fiscal year ended March 31, 1997.)
 10.23     Services Agreement dated as of April 30, 1997 between Flextronics
           International USA, Inc. and Ronny Nilsson. (Incorporated by
           reference to Exhibit 10.30 of the Company's Annual Report on Form
           10-K for fiscal year ended March 31, 1997.)
 10.24     Promissory Note dated April 15, 1997 executed by Ronny Nilsson in favor of Flextronics International USA, Inc. (Incorporated by
           reference to Exhibit 10.31 of the Company's Annual Report on Form
           10-K for fiscal year ended March 31, 1997.)

EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
 10.25     Letter Agreement dated March 27, 1997 among the Company, Astron
           Technologies Limited, Croton Technology Ltd. and Stephen Rees
           regarding the termination of the Services Agreement. (Incorporated by reference to Exhibit 10.32 of the Company's Annual Report on Form
           10-K for fiscal year ended March 31, 1997.)
 10.26     Letter Agreement dated March 27, 1997 between Astron Group Limited and Stephen Rees regarding the termination of the Supplemental
           Services Agreement. (Incorporated by reference to Exhibit 10.33 of the Company's Annual Report on Form 10-K for fiscal year ended March
           31, 1997.)
 10.27     Services Agreement between Flextronics Singapore Pte Limited and Goh
           Chan Peng effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.34 of the Company's Annual Report on Form 10-K for
           fiscal year ended March 31, 1997.)
 10.28     Services Agreement between Astron Technologies Limited and Goh Chan
           Peng effective as of April 1, 1997. (Incorporated by reference to
           Exhibit 10.35 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
 10.29     Services Agreement between Astron Technologies Limited and Tsui Sung
           Lam effective as of April 1, 1997. (Incorporated by reference to
           Exhibit 10.36 of the Company's Annual Report on Form 10-K for fiscal year ended March 31, 1997.)
 10.30     Services Agreement between Flextronics Singapore Pte Limited and
           Tsui Sung Lam effective as of April 1, 1997. (Incorporated by reference to Exhibit 10.37 of the Company's Annual Report on Form
           10-K for fiscal year ended March 31, 1997.)
 10.31     Loan Agreement between Flextronics International USA, Inc. as lender, and Michael E. Marks, as borrower dated November 6, 1997.
           (Incorporated by reference to Exhibit 10.35 of the Company's
           Registration Statement on Form S-4, No. 333-41293.)
 10.32     Secured Full Recourse Promissory Note, dated November 6, 1997, executed by Michael E. Marks in favor of Flextronics International
           USA, Inc. (Incorporated by reference to Exhibit 10.35 of the
           Company's Registration Statement on Form S-4, No. 333-41293.)
11.1**     Statement regarding computation of earnings per share.
21.1**     Subsidiaries of Registrant.
23.1**     Consent of Arthur Andersen.
23.2**     Consent of Moore Stephens.
23.3**     Consent of Allen & Gledhill (included in Exhibit 5.1).
24.1**     Power of Attorney.


---------------

*  Confidential treatment requested for portions of agreement.

** Previously filed.

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                    YEAR ENDED MARCH 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                             ADDITIONS
                                                    ---------------------------
                                    BALANCE AT       CHARGED TO      CHARGED TO                     BALANCE AT
                                   BEGINNING OF      COSTS AND         OTHER        DEDUCTIONS/       END OF
                                      PERIOD          EXPENSES        ACCOUNTS      WRITE-OFFS        PERIOD
                                   ------------     ------------     ----------     -----------     ----------
Allowance for doubtful accounts
  receivable:
  Period
  Year ended March 31, 1995......        549(a)         1,296             0               (85)         1,760
  Year ended March 31, 1996......      1,903            2,170             0              (307)         3,766
  Year ended March 31, 1997......      3,766            3,091             0              (785)         6,072

---------------

(a) The opening balances have been restated to reflect the acquisition in December 1994 of net assets of Flex Tracker Sdn Bhd.

                                       S-1